UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 29, 2010

DARLING INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13323	36-2495346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

251 O’CONNOR RIDGE BLVD., SUITE 300, IRVING, TEXAS	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 717-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

The information contained in Item 7.01 of this Current Report is being furnished pursuant to Item 7.01 of Form 8-K, and the information contained herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under such section.

On November 9, 2010, Darling International Inc. (“Darling International”) filed a Current Report on Form 8-K announcing the execution of an Agreement and Plan of Merger (the “Merger Agreement”), by and among Darling International, DG Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Darling International, Griffin Industries, Inc. (“Griffin Industries”) and Robert A. Griffin, as the shareholders’ representative, pursuant to which, subject to the terms and conditions set forth therein, Darling International will acquire Griffin Industries and its subsidiaries, one of North America’s leading independent providers of value-added rendering, bakery feed and cooking oil recycling services, by merging Merger Sub with and into Griffin Industries, with Griffin Industries surviving as a wholly-owned subsidiary of Darling International (the “Merger”). In connection with the anticipated consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, on or about December 17, 2010, Darling International is providing the following additional information concerning the anticipated effect of the Merger, and the transactions consummated in connection therewith.

For purposes of this Current Report, unless the context otherwise indicates or as otherwise indicated:

•	references to “we,” “us,” “our” and the “combined company” refer to Darling and its subsidiaries, including Griffin, on a pro forma basis, assuming and as if the Merger has been completed;

•	references to “Griffin” refer to Griffin Industries, Inc. and its subsidiaries;

•	references to “Griffin Industries” refer to Griffin Industries, Inc., excluding its subsidiaries;

•	references to “Darling” refer to Darling International Inc. and its subsidiaries, excluding Griffin; and

•	references to “Darling International” refer to Darling International Inc., excluding its subsidiaries.

Market and industry data and forecasts

This Current Report includes estimates of industry data and forecasts that have been obtained from industry publications and surveys or internal company sources. Industry sources include the United States Department of Agriculture (“USDA”), IBISWorld Inc. (“IBIS”) and the National Renderers Association. In addition, the amount of independent industry data available with regard to the bakery feeds industry segment is very limited. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. None of Darling or Griffin has independently verified any of the data from third-party sources, nor have Darling or Griffin ascertained the underlying economic assumptions relied upon therein. Similarly, while this Current Report contains certain information based on internal estimates with respect to industry data, such estimates have not been verified by any independent sources, and neither Darling nor Griffin can assure you that they are accurate. Estimates regarding any industry data presented in this Current Report, in particular as they relate to market share, size and growth rates and general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk factors.”

Cautionary note regarding forward-looking statements

This Current Report contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. Statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “intend,” “believe,” “anticipate,” “expect,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding anticipated synergies, expected acquisition and integration costs, anticipated capital expenditures and our combined strategies. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which relate to the future and are therefore inherently uncertain. Forward-looking statements may differ from actual future results due to (but not limited to), and Darling’s, Griffin’s and the combined company’s future results may be adversely affected by, among others, risks and uncertainties relating to:

•	volatility of commodity prices and their potential impact on the prices of our products or commodities that may be used as substitutes for our products;

•	our dependence on the procurement of raw materials;

•	our dependence on natural gas and diesel fuel;

•	the risks associated with the proposed renewable diesel joint venture;

•	the concentration of our revenue from a limited number of suppliers and customers;

•	certain of our operating facilities’ dependence upon a few suppliers or a single supplier;

•	global trends relating to meat and poultry consumption and their effect on raw material availability and demand for feed products;

•	regulatory agency approval of the Merger;

•	our efforts to combine Darling’s business and Griffin’s businesses;

•	our ability to realize growth opportunities and cost synergies as a result of the Merger;

•	the lack of control Darling has over Griffin until completion of the Merger;

•	the effects of increased expenses due to activities related to the Merger;

•	disruption from the Merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	the ability of Darling and Griffin to complete the Merger;

•	energy policies of U.S. and foreign governments;

•	costs and liabilities associated with compliance with government regulations;

•	the impact of the ongoing world financial crisis;

•	under-funding of our multi-employer defined benefit pension plans;

•	the impact of Bovine Spongiform Encephalopathy (“BSE”) and other food safety issues;

•	the occurrence of any disease correctly or incorrectly linked to animals;

•	seasonal factors and weather which can impact the quality and volume of raw materials;

•	the continued service of key personnel;

•	our dependence upon the continued and uninterrupted operation of a single operating facility in certain markets;

•	our substantial level of indebtedness following the Merger;

•	our ability to incur additional indebtedness;

•	the occurrence of any material weaknesses in our internal control over financial reporting;

•	the impact of terrorist attacks or acts of war;

•	potential for work stoppages at our operating facilities;

•	potential product liability claims;

•	any future acquisitions or strategic alliances; and

•	the successful consummation of potential acquisitions.

Any of the foregoing events, or other events, could cause actual results to vary materially from the forward-looking statements included in this Current Report. You should consider these important factors, as well as the risk factors set forth in this Current Report, in evaluating any statement made in this Current Report. See “Risk factors.” For the foregoing reasons, you are cautioned against relying on any forward-looking statements. Darling undertakes no obligation to update or revise these forward-looking statements, except as required by law.

Our combined business

The Merger will combine the business of Darling, founded by the Swift meat packing interests and the Darling family in 1882, with the business of Griffin, which was founded in 1943 by John and Rosellen Griffin. On a combined basis, we are the largest U.S. independent provider of rendering and bakery waste recycling and recovery solutions to the nation’s food industry, based on the aggregate volume of materials processed. We operate 70 processing facilities and an extensive transportation fleet over a geographic footprint that covers 42 states. We collect by-products and waste from poultry and meat processors, commercial bakeries, grocery stores, butcher shops and food service establishments. We then recycle and process these raw materials to produce finished products such as protein (primarily meat and bone meal (“MBM”) and poultry meal (“PM”)), tallow (primarily bleachable fancy tallow (“BFT”)), poultry grease (“PG”), yellow grease (“YG”), bakery feed and hides, as well as a range of branded and value-added products, which are used in a diverse range of end markets, including animal feed, pet food, fertilizer, bio-fuels and other consumer and industrial ingredients.

On a pro forma basis, our revenues for the year ended January 2, 2010 and the nine months ended October 2, 2010 were $1,123.1 million and $835.1 million, respectively. Our pro forma net income from continuing operations for the year ended January 2, 2010 and the nine months ended October 2, 2010 was $50.8 million and $42.7 million, respectively. See “—Summary historical consolidated and combined financial information and unaudited pro forma condensed combined financial information—Pro forma combined” and “Unaudited pro forma condensed combined financial information” attached hereto as exhibit 99.3.

Industry overview

We participate in two main sectors of the recycling and recovery industry: rendering and bakery waste. From recycled and recovered by-products and other raw materials, we produce a number of valuable products used in numerous agricultural, industrial and consumer products around the world. Several industry trends affect the supply of inputs for our products as well as domestic and international demand for our outputs.

Supply of inputs

We source our raw materials from meat and poultry processors, restaurants, food service establishments and commercial bakeries. The underlying demand within these industries helps provide a continuous supply of raw materials for us and other industry participants.

Rendering and restaurant industry

We and companies like ours (including captive rendering companies) together recycle approximately 59 billion pounds of inedible animal by-products in the United States and Canada and convert it into approximately 11.2 billion pounds of animal derived proteins and 10.9 billion pounds of rendered fats. If it were not for these collection efforts, billions of pounds of waste would create an immense ecological problem as the inappropriate disposal of these waste streams would produce significant amounts of carbon dioxide, ammonia and use up much needed capacity in landfills.

We believe that trends in the U.S. protein and restaurant industries will continue to provide a source of raw materials and drive demand for our services.

The United States is the world’s largest producer of beef and veal, primarily high-quality, grain-fed beef for domestic and export use. According to the USDA, from 1970 to 2009 U.S. beef production grew from approximately 21.4 billion pounds to 26.0 billion pounds, representing a compound annual growth rate (“CAGR”) of 0.5%. The United States is the world’s third largest producer and consumer and the world’s largest exporter of pork products. According to the USDA, from 1970 to 2009, U.S. pork production grew from approximately 13.2 billion pounds to 23.0 billion pounds, representing a CAGR of 1.4%. The United States is the world’s largest producer and second largest exporter of poultry meat. U.S. consumption of poultry meat (both chicken and turkey) is considerably higher than either beef or pork and is growing more rapidly. According to the USDA, from 1970 to 2009 U.S. poultry production grew from 9.3 billion pounds to 41.8 billion pounds, representing a CAGR of 3.9%. Poultry production has grown rapidly as consumer preferences have shifted to relatively healthy and low cost poultry products at the expense of other red meat alternatives.

Used cooking oils also serve as a substantial raw material input for animal feed and bio-fuel production. The supply of used cooking oils has been driven by the favorable long-term trends related to consumers’ preference for dining out. In the next several years, the quick-service restaurant industry is expected to continue to grow as U.S. consumers demand convenient, inexpensive dining options, which use large quantities of oil to fry food. Quick-service restaurant revenue is projected by IBIS to increase at a CAGR of 2.2% from 2009 to 2015.

Bakery industry

The U.S. bakery industry produces significant volumes of bakery waste each year. Large bakery and snack food manufacturers produce goods in such large volumes that even a small percentage of their products rejected for quality concerns or that are not otherwise sold can produce millions of pounds of waste each week. Over the past two years, the downturn in the global economy has negatively impacted the bakery industry as consumers have less disposable income to spend on non-essential bakery products. U.S bakery industry sales, however, are projected by IBIS to grow at a CAGR of approximately 1.5% from 2009 to 2015 as consumption of bakery products increases.

Demands for our outputs

We believe we are well-positioned to take advantage of several global trends in animal and pet feed, fertilizer, and bio-fuels that are driving ongoing demand for our finished products.

Animal feed

Feed mills, which prepare animal feeds, utilize our end products as ingredients in animal feed and represent our largest group of customers. Animal feed is a large and steadily growing global industry that supplies livestock and poultry producers with their primary raw material input. Global livestock production grew at a CAGR of 2.7% from 1975 to 2009, supporting growth in demand for animal feeds produced using rendered finished products.

Pet food

Pet food manufacturers utilize renderers’ finished products as ingredients in pet food and represent the rendering industry’s second largest group of customers. Pet food manufacturers typically purchase only premium or value-added products. The pet food market has grown over the past five years, primarily driven by the increase in pet ownership, increasing discretionary spending on pet-related products and greater demand for specialty, healthy pet foods.

Fertilizer

Fertilizer companies also use processed animal by-products as ingredients in fertilizer. We participate in the organic fertilizer sub-segment of the fertilizer industry. We believe that the demand for organic fertilizers will increase in the next several years due to favorable trends including changing preferences for non-synthetic fertilizers, increasing environmentalism among consumers and the improving economy.

Bio-fuels

Processed used cooking oil and tallow can be used as feed stocks for the production of bio-fuels. Many industrialized countries have policies in place that mandate the inclusion of a minimum amount of bio-fuel additives to traditional petroleum blends, and many have proposed to increase these percentages significantly in the future. The E.U., for example, is moving toward a mandatory bio-fuel usage of 10% of the energy used for transport by 2020. The U.S. is targeting 30% of energy use to be generated from bio-fuels by 2030 and also recently passed legislation that mandates minimum levels of bio-fuel consumption. Government mandates for the use of alternative fuels have also been enacted in many developing countries, including China, India and Brazil.

Competitive strengths

Upon completion of the Merger, the combined company will be distinguished by the following competitive strengths:

National platform with geographic breadth and scale.

•	We are the largest U.S. independent provider of rendering and bakery waste recycling and recovery solutions to the nation’s food industry, based on the aggregate volume of materials processed.

•	We have an expansive geographic network, with processing and transfer facilities in 42 states and an extensive in-house fleet of trucks, trailers and railroad cars.

•

We believe our national platform, including our national service center, allows us to more efficiently serve and makes us a more attractive partner to large national accounts, such as restaurant chains and other food service establishments.

•

Our processing and transfer facilities are strategically located close to our raw material suppliers to allow us to deliver our raw materials to plants for processing within 24 hours, which minimizes transportation costs and reduces spoilage.

•	Our high route density for raw materials collection allows us to more efficiently leverage our transportation fleet and other operating assets.

Leading market positions and diversified base of raw materials.

•	We have a leading market position in each of beef, pork and poultry rendering and are the leading processor of bakery waste in the U.S.

•	We are the only nationwide processor of used cooking oil and trap grease in the U.S.

•	Our leading market positions provide us with a diverse mix of raw materials and access to each of the key raw material markets, including the growing market for poultry production.

•

The Merger will create a more diversified customer base and product offerings, including, through Griffin, higher margin value-added, premium and brand name products, particularly for the pet food industry.

•	The Merger improves the fat sourcing alternatives for the conversion of fats, primarily animal fats and used cooking oil, and potentially other feed stocks, into renewable diesel or other fuels.

Strong industry fundamentals.    We believe that we benefit from the following industry fundamentals:

•

Human consumption of protein has created a strong ongoing demand for beef and pork, and strong and growing demand for poultry, the processing of which provides us with a recurring source of raw materials. Strong restaurant industry and bakery industry demand, which stand to benefit further from any future improvements in the economy, also provide a recurring source of used cooking oil and bakery waste, which are important raw materials for us.

•

The demand for beef, pork, poultry and bakery products continues to drive demand and support pricing for our finished products. We believe that increased standards of living globally will lead over time to increased demand for protein globally, which in turn will support demand for our finished products for use in animal feeds.

•

Increasing mandates for the use of bio-fuels in the U.S. and abroad have escalated demand for bio-fuel feed stocks. This in turn drives demand for our products, such as our rendered animal fats and recycled oils that may be used as bio-fuel feed stocks. These mandates also increase demand for other commodities such as corn and soybean oil, which are also used in animal feed. When corn and soybeans are used as bio-fuel feed stock, demand for our products for use in animal feeds is indirectly supported.

Long-term relationships with our customers and a solid reputation for outstanding and reliable service.    We believe we have developed strong long-term relationships with our customers, who are suppliers of raw materials and in many instances also consumers of our finished products. For example, Darling’s top 10 customers have been customers for an average of more than 20 years. We believe the following factors have contributed to our success:

•	Animal and food by-product disposal is “mission critical” in the processes of our customers, and we believe we have a solid reputation for outstanding and reliable service.

•

We are able to efficiently collect and process raw materials due to the strategic location of our processing and transfer facilities in close proximity to our primary raw material suppliers. In many cases our own collection equipment is integrated within the disposal processes of our large rendering and bakery waste customers, which would result in higher switching costs for these customers should they consider alternative solutions for the removal of their rendering by-products and bakery waste.

Product and process innovation and investment

•

We have a long history of innovation and are able through Griffin to utilize our experience and technical expertise to produce value-added feed formulations that improve digestibility and caloric content. We have also developed formulations for organic fertilizers from our rendering by-products. These products are sold at a significant premium to other commodity products.

•

We have made significant investments in our processing facilities for rendering activities and bakery waste processing, which cannot be easily duplicated. Operating in the recycling and recovery industry requires us to maintain permits issued by state and local governments to operate each plant, and to comply with the requirements of the various agencies responsible for the regulation of food safety, including the FDA, USDA, FSIS and state departments of agriculture.

Consistent cash flow generation.

•	Our long-term relationships with our largest customers provide us with a stable, recurring base of revenues.

•

The strong correlation between the supply of raw material inputs and the demand for our products, particularly animal feeds, provides us with the opportunity to grow our business as the U.S. protein industry grows.

•

Currently, approximately 53% of Darling’s annual volume of raw materials and all of Griffin’s poultry and bakery waste raw materials are acquired on a “formula” basis. Our utilization of formula-based pricing contracts allows us to earn a margin on the corresponding raw materials we process, regardless of the effect of commodity price volatility on the price of our finished products, which helps to mitigate our exposure to changing commodity prices.

Experienced management team.

•	Our senior management team includes seasoned veterans with strong reputations and diverse business experience within our industry and a successful track record of managing and growing our businesses.

•	Members of both the Darling and the Griffin senior management teams have an average of more than 25 years of industry experience.

Combined company strategies

Upon completion of the Merger, the key elements of the combined company’s strategy will be as follows:

Successfully integrate Griffin’s operations.     The Merger will provide Darling with an opportunity to expand its nationwide footprint, diversify its rendering raw materials operations with the addition of Griffin’s poultry by-products operations, expand into the bakery waste recycling business and expand its portfolio of finished products beyond commodity products to include value-added, premium and brand name products in established industries, such as pet food and aquaculture. While we expect that Griffin will continue to operate on an independent basis immediately following the Merger in order to largely avoid operational disruptions, we believe we will be able to create synergies through:

•	the implementation of best practices between Darling and Griffin to enhance plant processing efficiency,

•	the consolidation and redesign of certain collection routes in areas where our operations are in close proximity in Florida, Georgia, Indiana and Ohio,

•	our expanded footprint and enhanced ability to serve national accounts, and

•	the integration of our administrative functions and sales and distribution networks, which we believe will result in incremental cost savings.

Expand capacity.    Where we believe it is profitable to do so, we expect to continue to make discretionary investments in our processing facilities in order to expand our capacity and efficiency. Investing in our operations will allow us to increase the volume of raw materials processed, and, in turn, the volume of finished products we sell.

Reduce leverage.     We intend to reduce leverage through the generation of free cash flow. The Senior Secured Facilities described in this Current Report require that we repay our outstanding indebtedness with excess cash, subject to certain exceptions and limitations. Subject to market and other conditions, we may raise additional equity capital to reduce our leverage.

Capture emerging opportunities in the renewable fuels market.     We are well positioned to benefit from the emergence of new product markets, including the market for next-generation, environmentally friendly renewable fuels. We have taken initial steps toward the formation of a joint venture (the “Joint Venture Project”) with a subsidiary of Valero Energy Corporation (“Valero”) to build a facility to produce renewable diesel on a site in Louisiana. The addition of Griffin’s operations will approximately double the cooking oil feed stock available to the potential joint venture. We intend to continue to pursue our joint venture with Valero, through which we would convert a portion of our rendering and used cooking oil by-products into renewable diesel fuel, and actively evaluate other opportunities to utilize our by-products in new, alternative product markets as they emerge.

Selectively pursue strategic alliances and acquisitions to enhance our business.     Since 2004, Darling has acquired and successfully integrated nine companies. These strategic acquisitions have allowed Darling to diversify its raw material supply and customer base. Following the completion of the Merger, we will continue to selectively and opportunistically evaluate potential acquisitions. We expect that these will primarily be smaller acquisitions that will fill in or extend our collection routes or small rendering operations that will allow us to better serve our customer base. In addition to our joint venture with Valero, we may also pursue partnerships and commercial agreements to diversify our product offerings and take advantage of potential changes in our industry.

The Merger

On November 9, 2010, Darling International executed a definitive agreement and plan of merger (the “Merger Agreement”) by and among Darling International, DG Acquisition Corp., a wholly-owned subsidiary of Darling International (“Merger Sub”), Griffin Industries and Robert A. Griffin, as shareholders’ representative, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Griffin Industries, and Griffin Industries will survive as a wholly owned subsidiary of Darling International (the “Merger”).

Pursuant to the terms and conditions of the Merger Agreement and subject to certain adjustments as provided therein, Darling will pay Griffin’s shareholders an aggregate purchase price of approximately $840.0 million (the “Merger Consideration”) of which approximately $740.0 million is payable in cash and approximately $100.0 million is payable in Darling common stock pursuant to the terms and conditions of a rollover agreement (the “Rollover Agreement”). The Rollover Agreement provides that Darling International will pay the Griffin shareholders up to an additional $15.0 million in cash in the event that the Darling common stock received pursuant to the Rollover Agreement is valued at less than $100.0 million on the last day of the 13th full consecutive month following the closing date of the Merger (such valuation to be determined pursuant to the terms of the Rollover Agreement). We expect to finance the cash portion of the Merger Consideration through a combination of borrowings under new senior secured credit facilities (the “Senior Secured Facilities”), the proceeds from the issuance of senior unsecured notes (“Senior Unsecured Notes”) and cash on hand.

The Merger Agreement provides for a customary working capital adjustment to the Merger Consideration based on a working capital target set forth in the Merger Agreement. If the final working capital is higher or lower than the working capital target, the purchase price will be adjusted accordingly.

The completion of the Merger is subject to customary closing conditions, including Darling’s receipt of the proceeds of the Senior Secured Facilities described in this Current Report, as well as certain regulatory agency approvals. If the Merger closes after December 31, 2010, under certain circumstances, Darling is required to pay $15.0 million of additional cash consideration to Griffin’s shareholders. Additionally, Darling is required to pay to Griffin a termination fee of $35.0 million in cash in certain circumstances.

Under the Merger Agreement, Darling and Griffin have agreed, among other things, to use their best efforts to comply with any requests from any regulatory authority, including the Federal Trade Commission and the U.S. Department of Justice, for additional information relating to the transaction. In addition, the parties agreed that they would use their best efforts to resolve any objections and contest any legal proceeding instituted by a regulatory authority asserting that the transaction would result in a violation of any antitrust law. As defined in the Merger Agreement, “best efforts” means using such efforts and expending such sums as are necessary to achieve the desired end; however, Darling is not required to divest assets of Darling or the combined entity or take actions or spend sums that would result in a significant negative impact on the business and/or financial condition of Darling or of the combined entity after the closing of the Merger.

For a more detailed description of the Merger Agreement, the Senior Secured Facilities and Senior Unsecured Notes, see “Description of the Merger” and “Description of indebtedness,” respectively.

Summary historical consolidated and combined financial information and unaudited pro forma condensed combined financial information

Darling

The following tables present summary historical consolidated financial and operating information of Darling as of the dates and for the periods indicated. The summary historical consolidated financial information of Darling as of January 2, 2010, January 3, 2009 and December 29, 2007 and for each of the years ended January 2, 2010, January 3, 2009 and December 29, 2007 is derived from the audited historical consolidated financial statements of Darling previously filed by Darling in reports under the Securities Exchange Act of 1934, as amended (“Exchange Act Reports”). The summary historical consolidated financial information of Darling as of October 2, 2010 and for each of the nine months ended October 2, 2010 and October 3, 2009 is derived from unaudited historical consolidated financial statements of Darling previously filed in Exchange Act Reports. The summary historical operating results of Darling are not necessarily indicative of the results to be expected for any future periods.

This information is only a summary and should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and related notes of Darling referred to above.

(Dollars in thousands)	Fifty-two Weeks Ended December 29, 2007	Fifty-three Weeks Ended January 3, 2009 (d)	Fifty-two Weeks Ended January 2, 2010 (e)	Nine months ended
				October 3, 2009(f)	October 2, 2010(g)

				(Unaudited)	(Unaudited)

Statements of Operations Data:
Net sales	$645,313	$807,492	$597,806	$448,234	$497,677

Cost of sales and operating expenses	483,453	614,708	440,111	330,169	369,913
Selling, general and administrative expenses(a)	57,999	59,761	61,530	45,443	48,096
Depreciation and amortization	23,214	24,433	25,226	18,187	21,853
Goodwill impairment(b)	—	15,914	—	—	—

Operating income	80,647	92,676	70,939	54,435	57,815
Interest expense	5,045	3,018	3,105	2,156	2,656
Other (income)/expense, net	570	(258)	955	318	1,739

Income from continuing operations before income taxes	75,032	89,916	66,879	51,961	53,420
Income tax expense	29,499	35,354	25,089	19,379	19,189

Net income	$45,533	$54,562	$41,790	$32,582	$34,231

Balance Sheet Data:
Total assets	$351,338	$394,375	$426,171	$412,004	$461,297
Current portion of long-term debt	6,250	5,000	5,009	5,000	5,009
Total long-term debt less current portion	37,500	32,500	27,539	28,750	23,782
Stockholders’ equity	200,984	236,578	284,877	272,199	321,953

Statement of Cash Flows Data:
Net cash provided by operating activities	$65,707	$91,950	$79,186	$49,584	$48,136
Net cash used in investing activities	(15,597)	(52,390)	(55,712)	(24,870)	(35,284)
Net cash used in financing activities	(39,056)	(5,081)	(6,106)	(4,854)	(3,959)

Other Financial Data:
Working capital	$34,385	$67,446	$75,100	$84,366	$91,431
Capital expenditures(c)	15,552	31,006	23,638	14,143	15,880

(a)	Included in selling, general and administrative expenses in Fiscal 2007 is a loss on a legal settlement of approximately $2.2 million offset by a gain on a separate legal settlement of approximately $1.0 million.

(b)	Includes a goodwill impairment charge of $15.9 million. This impairment charge relates facility closures of certain large raw material suppliers in the fourth quarter of Fiscal 2008.

(c)	Excludes the capital assets acquired as part of acquiring substantially all of the assets of the used cooking oil collection business of API Recycling, a division of American Proteins, Inc. (“API Recycling”), of $3.4 million in Fiscal 2008. Also excludes the capital assets acquired in Fiscal 2009 from Boca Industries, Inc. and Sanimax USA, Inc. of approximately $8.0 million and the capital assets acquired in the nine months ended October 2, 2010 from Nebraska By-Products, Inc. of approximately $15.3 million.

(d)	Fiscal 2008 includes 19 weeks of contribution from the API Recycling used cooking oil collection business.

(e)	Fiscal 2009 includes 45 weeks of contribution from the acquired assets of Boca Industries, Inc. and does not include any contribution from assets acquired from Sanimax USA, Inc. as the acquisition occurred on December 31, 2009.

(f)	Nine months ended October 3, 2009 includes 32 weeks of contribution from the acquired assets of Boca Industries, Inc. and does not include any contribution from assets acquired from Sanimax USA, Inc. as the acquisition occurred after October 3, 2009.

(g)	Nine months ended October 2, 2010 includes 18 weeks of contribution from the acquired assets of Nebraska By-Products, Inc. and 39 weeks of contribution from the acquired assets of Sanimax USA, Inc.

Griffin

The following tables present summary historical consolidated financial and operating information of Griffin as of the dates and for the periods indicated. The summary historical consolidated financial information of Griffin as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 is derived from the audited historical consolidated financial statements of Griffin included elsewhere in this Current Report. The summary historical consolidated financial information of Griffin as of December 31, 2007 is derived from the audited historical consolidated financial statements of Griffin not included in this Current Report. The summary historical consolidated financial information of Griffin as of and for the nine months ended September 30, 2010 and for the nine months ended September 30, 2009 is derived from our unaudited historical consolidated financial statements of Griffin included elsewhere in this Current Report. The summary historical operating results of Griffin are not necessarily indicative of the results to be expected for any future periods.

This information is only a summary and should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and related notes of Griffin referred to above.

(Dollars in thousands)	Year ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010

				(Unaudited)	(Unaudited)
Statements of Operations Data:
Net sales	$498,053	$681,479	$525,302	$386,887	$461,665

Costs and expenses:
Costs of sales and operating expenses(a)	337,125	455,100	366,065	269,386	316,157
Selling, general and administrative(b)	51,719	51,841	65,436	41,709	43,085
Depreciation and amortization	12,400	15,528	22,088	15,552	17,263

Total costs and expenses	401,244	522,469	453,589	326,647	376,505

Operating income	96,809	159,010	71,713	60,240	85,160

Other income/(expense):
Interest	1,524	1,270	249	213	24
Other, net	(703)	1,970	685	779	278

Total other income/(expense)	821	3,240	934	992	302

Net income from continuing operations	97,630	162,250	72,647	61,232	85,462
Loss on discontinued operations	(1,270)	(1,757)	(1,909)	(1,658)	(747)

Net income	$96,360	$160,493	$70,738	$59,574	$84,715

Statement of Cash Flows Data:
Net cash provided by operating activities	$116,216	$178,767	$101,589	$75,718	$96,317
Net cash used in investing activities	(29,224)	(29,537)	(44,700)	(37,728)	(27,275)
Net cash used in financing activities	(46,446)	(129,523)	(52,707)	(52,707)	(102,985)

Balance Sheet Data:
Total assets	$185,404	$218,216	$245,897	$230,134	$232,927
Total current liabilities	68,230	30,009	37,805	35,060	43,442
Total stockholders’ equity	117,173	188,207	208,093	195,074	189,485

Other Financial Data:
Working capital	$44,172	$79,251	$77,641	$65,162	$49,603
Capital expenditures(a)	18,589	40,437	44,781	37,810	27,907

(a)	Griffin leases certain fleet equipment (primarily trucks, trailers, autos and raw material collection equipment) from its shareholders under short-term operating leases. These leases will terminate and the fleet equipment will be acquired by Griffin prior to the Merger for approximately $27.8 million. Operating expenses include lease payments made under these leases. Capital expenditures do not include expenditure with respect to these leased assets.

(b)	Includes a charitable donation of $4.5 million made in the fourth quarter of Fiscal 2009. Also includes compensation expense for two executives of Griffin who will not remain employed by the combined company following the Merger.

Pro forma combined

The following table shows summary unaudited pro forma condensed combined financial data about our financial condition and results of operations after giving effect to the Merger, and is based upon the historical consolidated financial data of Darling and Griffin included elsewhere in this Current Report. The unaudited pro forma condensed combined financial data has been prepared to reflect the Merger based on the acquisition method of accounting, with Darling treated as the accounting acquirer. Under the acquisition method, the assets and liabilities of Griffin will be recorded by Darling at their respective fair values as of the date the Merger is completed. The unaudited pro forma condensed combined statement of operations information, which has been prepared for the year ended January 2, 2010, gives effect to the Merger as if the Merger had occurred on January 4, 2009. The unaudited pro forma condensed combined balance sheet data has been prepared as of October 2, 2010, and gives effect to the Merger as if it had occurred on that date. The summary unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Darling and Griffin included elsewhere in this Current Report, as well as in conjunction with “Unaudited pro forma condensed combined financial information,” “Selected historical financial information” and “Management’s discussion and analysis of financial condition and results of operations.”

The summary unaudited pro forma condensed combined financial data is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the Merger been completed at the dates indicated above. In addition, the summary unaudited pro forma condensed combined financial data does not purport to project our future financial position or results of operations after completion of the Merger. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information included elsewhere in this Current Report the preliminary allocation of the Merger Consideration reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual Merger Consideration allocation that will be recorded as of completion of the Merger.

(Dollars in thousands)	Fifty-two Weeks Ended January 2, 2010	Nine months ended October 2, 2010

	(Unaudited)	(Unaudited)

Statements of Operations Data:
Net sales	$1,123,108	$959,342

Cost of sales and operating expenses	795,004	677,461
Selling, general and administrative expenses(a)	128,334	92,207
Depreciation and amortization	67,344	53,442

Operating income	132,426	136,232
Interest (expense)	(51,092)	(38,319)
Interest income	248	24
Other income/(expense), net	(270)	(1,462)

Income from continuing operations before income taxes	81,311	96,475
Income tax expense	30,492	34,654

Net income(a)	$50,819	$61,821

Balance Sheet Data:
Total assets		$1,321,474
Total debt		763,975
Stockholders’ equity		410,272

(a)	Net income has been reduced by certain non-recurring operating expenses which will be eliminated after the Merger. The expenses include compensation expense for two executives of Griffin who will not remain employed by the combined company following the Merger and certain charitable contributions.

Risk factors

Set forth below are risks that we face. The risks described below, however, are not the only risks facing us, Darling or Griffin. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect our business operations following completion of the Merger.

Risks related to the combined company

The prices of our products are subject to significant volatility associated with commodities markets.

Our finished products are, with certain exceptions, commodities, the prices of which are quoted on, or derived from prices quoted on, established commodity markets. Accordingly, our results of operations will be affected by fluctuations in the prevailing market prices of these finished products or of other commodities that may be substituted for our products by our customers. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in U.S. government farm support programs or energy policies, changes in international agricultural trading policies, impact of disease outbreaks on protein sources and the potential effect on supply and demand as well as weather conditions during the growing and harvesting seasons. While we seek to mitigate the risk associated with price declines, including through the use of formula pricing tied to commodity prices for a substantial portion of our raw materials, a significant decrease in the market price of our products or of other commodities that may be substituted for our products would have a material adverse effect on our results of operations and cash flow.

In addition, increases in the market prices of raw materials would require us to seek increased selling prices for our premium, value-added and branded products to avoid margin deterioration. There can be no assurance as to whether we could implement future selling price increases in response to increases in the market prices of raw materials, or how any such price increases would affect future sales volumes to our customers. Our results of operations would be adversely affected in the future by this volatility.

Our business is dependent on the procurement of raw materials, which is the most competitive aspect of our business.

Our management believes that the most competitive aspect of our business is the procurement of raw materials rather than the sale of finished products. Pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize “captive” renderers. Simultaneously, the number of small meat processors, which have historically been a dependable source of supply for non-captive renderers, such as us, has decreased significantly. The slaughter rates in the meat processing industry have declined in certain recent periods, and as a result, during such periods of decline, the availability, quantity and quality of raw materials available to the independent renderers decreases. In addition, we have seen an increase in the use of restaurant grease in the production of biodiesel, which has increased competition for the collection of used cooking oil. Furthermore, the general performance of the U.S. economy, declining U.S. consumer confidence and the inability of consumers and companies to obtain credit due to the current lack of liquidity in the financial markets, has had a negative impact on our raw material volume, such as through the forced closure of certain of our raw material suppliers. A significant decrease in available raw materials or a closure of a raw material supplier could materially and adversely affect our business and results of operations including the carrying value of our assets.

The rendering and restaurant services industry is highly fragmented and very competitive. We compete with other rendering and restaurant services businesses and alternative methods of disposal of animal processing by-products, bakery waste processing and used cooking oil provided by trash haulers, waste management companies and biodiesel companies, as well as the alternative of illegal disposal. See “Our combined business—Competition.” In addition, restaurants experience theft of used cooking oil. Depending on market conditions, we either charge a collection fee to offset a portion of the cost incurred in collecting raw material or will pay for the raw material. To the extent suppliers of raw materials look to alternate methods of disposal, whether as a result of our collection fees being deemed too expensive or otherwise, our raw material supply will decrease and our collection fee revenues will decrease, which could materially and adversely affect our business and results of operations.

A majority of Darling’s volume of rendering raw materials and all of Griffin’s rendering and bakery feed raw materials are acquired on a “formula basis,” which in most cases is set forth in contracts with our suppliers, generally with multiyear terms. These “formulas” allow us to manage the risk associated with decreases in commodity prices by adjusting our costs of materials based on changes in the price of our finished products, while also permitting us, in certain cases, to benefit from increases in commodity prices. The formulas provided in these contracts are reviewed and modified both during the term of, and in connection with the renewal of, the contracts to maintain an acceptable level of sharing between us and our suppliers of the costs and benefits from movements in commodity prices. Changes to these formulas or the inability to renew such contracts could have a material adverse effect on our business, results of operations and financial condition.

We are highly dependent on natural gas and diesel fuel.

Our operations are highly dependent on the use of natural gas and diesel fuel. We consume significant volumes of natural gas to operate boilers in our plants to generate steam to heat raw material. Natural gas prices represent a significant cost of facility operations included in cost of sales. We also consume significant volumes of diesel fuel to operate our fleet of tractors and trucks used to collect raw material. Diesel fuel prices represent a significant component of cost of collection expenses included in cost of sales. Although prices for natural gas and diesel fuel remained relatively low during 2010 as compared to recent history, these prices can be volatile and there can be no assurance that these prices will not increase in the near future, thereby representing an ongoing challenge to our operating results for future periods. Although we continually manage these costs and hedge our exposure to changes in fuel prices through our formula pricing and derivatives, a material increase in energy prices for natural gas and diesel fuel over a sustained period of time could materially adversely affect our business, financial condition and results of operations. See “Management’s discussion and analysis of financial condition and results of operations” in this Current Report for a recent history of natural gas pricing.

We attribute a significant concentration of our revenue to a limited number of suppliers and customers.

In Fiscal 2009, Griffin's top ten customers for its finished products accounted for approximately 40.7% of its total finished products sales, with approximately 12.5% of that revenue generated from its largest customer. In addition, Griffin's top ten rendering raw materials and bakery feed raw materials suppliers provided 57.1% and 53.2%, respectively, of the total volume of such raw materials processed by Griffin in the same period. Griffin's two largest rendering raw materials suppliers each accounted for over 10% of Griffin's total rendering raw materials volume in Fiscal 2009 and its largest bakery feed supplier accounted for 11.4% of its total bakery feed raw materials volume in the same period. In Fiscal 2009, Darling’s top ten customers for finished products accounted for 25.3% of product sales. In addition, its top ten raw material suppliers accounted for 24.8% of its raw material supply in the same period. A disruption to, termination of, or modifications to our relationships with any of our significant suppliers or customers could cause our businesses to suffer significant financial losses and could have a material adverse impact on our business, earnings, financial condition and/or cash flows.

Certain of our operating facilities are highly dependent upon a single or a few suppliers.

Certain of our rendering facilities are highly dependent on one or a few suppliers. Should any of these suppliers choose alternate methods of disposal, cease their operations, have their operations interrupted by casualty or otherwise cease using our collection services, these operating facilities may be materially and adversely affected, which could materially and adversely affect our business, earnings, financial condition and/or cash flows.

Our business may be affected by energy policies of U.S. and foreign governments.

Pursuant to the requirements established by the Energy Independence and Security Act of 2007 on February 3, 2010 the United States Environmental Protection Agency (“EPA”) finalized regulations for the National Renewable Fuel Standard Program (“RFS2”). The regulation mandates that transportation fuels used domestically consist of biomass-based diesel (biodiesel or renewable diesel) of 1.15 billion gallons in 2010, 0.8 billion gallons in 2011 and 1.0 billion gallons in 2012. Beyond 2012 the regulation requires a minimum of 1.0 billion gallons of biomass-based diesel for each year through 2022, which amount is subject to increase by the EPA Administrator. Biomass-based diesel also qualifies to fulfill the non-specified portion of the advanced bio-fuel requirement. In order to qualify as a “renewable fuel” each type of fuel from each type of feed stock is required to lower greenhouse gas emissions (“GHG”) by levels specified in the regulation. The EPA has determined that bio-fuels (either biodiesel or renewable diesel) produced from waste oils, fats and greases result in an 86% reduction in GHG emissions exceeding the 50% requirement established by the regulation. Certain parties have challenged the EPA on the specific issue of whether the mandated volume for 2010 should be 1.15 billion gallons. The challenge relates to the EPA’s decision that the mandated volumes for 2009 and 2010 should be combined with compliance for both years required in 2010. The challenge could impact bio-fuel demand for our finished products during 2010. Prices for our finished products may be impacted by worldwide government policies relating to renewable fuels and greenhouse gas emissions. Programs like RFS2 and tax credits for bio-fuels both in the U.S. and abroad may positively impact the demand for our finished products. Accordingly, changes to, a failure to enforce or discontinuing any of these programs could have a negative impact on our business and results of operations.

We may incur material costs and liabilities in complying with government regulations.

We are subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies include:

•	The Food and Drug Administration (“FDA”), which regulates food and feed safety;

•

The U.S. Department of Agriculture (“USDA”), including its agencies Animal and Plant Health Inspection Service (“APHIS”) and Food Safety Inspection Service (“FSIS”), which regulates collection and production methods;

•	The EPA, which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge;

•	State Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality;

•	The United States Department of Transportation (“USDOT”), as well as local and state transportation agencies, which regulate the operation of our commercial vehicles; and

•	The Occupational Safety and Health Administration, the main federal agency charged with the enforcement of safety and health legislation.

•	The SEC, which regulates securities and information required in annual and quarterly reports filed by publicly traded companies.

The applicable rules and regulations promulgated by these agencies may influence our operating results at one or more facilities. Furthermore, the loss of or failure to obtain necessary federal, state or local permits and registrations at one or more of our facilities could halt or curtail operations at impacted facilities, which could adversely affect our operating results. Our failure to comply with applicable rules and regulations could subject us to: (1) administrative penalties and injunctive relief; (2) civil remedies, including fines, injunctions and product recalls; and (3) adverse publicity. There can be no assurance that we will not incur material costs and liabilities in connection with these rules and regulations.

Seasonal factors and weather can impact the quality and volume of raw materials that we process.

The quantity of raw materials available to us is impacted by seasonal factors, including holidays, when raw material volume declines, and cold weather, which can impact the collection of raw material. In addition, warm weather can adversely affect the quality of raw material processed and our yield on production due to more rapidly degrading raw materials. The quality and volume of finished product that we are able to produce could be negatively impacted by unseasonable weather or unexpected declines in the volume of raw material available during holidays, which in turn could have a material adverse impact on our business, results of operations and financial condition.

Downturns and volatility in global economies and commodity and credit markets could materially adversely affect our business and results of operations.

Our results of operations are materially affected by the state of the global economies and conditions in the credit, commodities and stock markets. Among other things, we may be adversely impacted if our domestic and international customers and suppliers are not able to access sufficient capital to continue to operate their businesses, or to operate them at prior levels. A decline in consumer confidence or changing patterns in the availability and use of disposable income by consumers can negatively affect both our suppliers and customers. Declining discretionary consumer spending or the loss or impairment of a meaningful number of our suppliers or customers could lead to a dislocation in either raw material availability or customer demand. Tightened credit supply could negatively affect our customers’ ability to pay for our products on a timely basis or at all, and could result in a requirement for additional bad debt reserves. Although many of our customer contracts are formula-based, continued volatility in the commodities markets could negatively impact our revenues and overall profits. Counterparty risk on finished product sales can also impact revenue and operating profits when customers either are unable to obtain credit or refuse to take delivery of finished product due to market price declines. In addition, a lender in our credit facilities may be unable to fund its portion of the commitment which could materially affect our financial condition.

Our business may be affected by the impact of BSE and other food safety issues.

Effective August 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals (referred to herein as the “BSE Feed Rule”) to prevent further spread of BSE, commonly referred to as “mad cow disease.” Detection of the first case of BSE in the U.S. in December 2003 resulted in additional U.S. government regulations, finished product export restrictions by foreign governments, market price fluctuations for our finished products and reduced demand for beef and beef products by consumers. Even though the export markets for U.S. beef have been significantly re-opened, most of these markets remain closed to MBM derived from U.S. beef. Continued concern about BSE in the U.S. may result in additional regulatory and market related challenges that may affect our operations or increase our operating costs.

With respect to BSE in the U.S., on October 26, 2009, the FDA began enforcing new regulations intended to further reduce the risk of spreading BSE (“Enhanced BSE Rule”). These new regulations included amending the BSE Feed Rule to prohibit the use of tallow having more than 0.15% insoluble impurities in feed for cattle or other ruminant animals. In addition, the FDA implemented rules which prohibits the use of brain and spinal cord material from cattle aged 30 months and older or the carcasses of such cattle, if the brain and spinal cord are not removed, in the feed or food for all animals (“Prohibited Cattle Materials”). Tallow derived from Prohibited Cattle Materials that also contains more than 0.15% insoluble impurities cannot be fed to any animal. We have followed the Enhanced BSE Rule since it was first published in 2008 and have made capital expenditures and implemented new processes and procedures to be compliant with the Enhanced BSE Rule at all of our operations. Based on the foregoing, while we acknowledge that unanticipated issues may arise as the FDA continues to implement the Enhanced BSE Rule and conducts compliance inspections, we do not currently anticipate that the Enhanced BSE Rule will have a significant impact on our operations or financial performance. Notwithstanding the foregoing, we can provide no assurance that unanticipated costs and/or reductions in raw material volumes related to our implementation of and compliance with the Enhanced BSE Rule will not negatively impact our operations and financial performance.

With respect to human food, pet food and animal feed safety, the Food and Drug Administration Amendments Act of 2007 (the “Act”) was signed into law on September 27, 2007 as a result of Congressional concern for pet and livestock food safety, following the discovery of adulterated imported pet and livestock food in March 2007. The Act directs the Secretary of Health and Human Services (“HHS”) and the FDA to promulgate significant new requirements for the pet food and animal feed industries. As a prerequisite to new requirements specified by the Act, the FDA was directed to establish a Reportable Food Registry, which was implemented on September 8, 2009. On June 11, 2009, the FDA issued ”Guidance for Industry: Questions and Answers Regarding the Reportable Food Registry as Established by the Food and Drug Administration Amendments Act of 2007: Draft Guidance.” Stakeholder comments and questions about the Reportable Food Registry that were submitted to the docket or during public meetings were incorporated into a second draft guidance (“RFR Draft Guidance”), which was published on

September 8, 2009. In the RFR Draft Guidance, the FDA defined a reportable food, which the manufacturer or distributor would be required to report in the Reportable Food Registry, to include materials used as ingredients in animal feeds and pet foods, if there is reasonable probability that the use of such materials will cause serious adverse health consequences or death to humans or animals. The FDA issued a second version of its RFR Draft Guidance in May 2010 without finalizing it. On July 27, 2010, the FDA released “Compliance Policy Guide Sec. 690.800, Salmonella in Animal Feed, Draft Guidance" (“Draft CPG”), which describes differing criteria to determine whether pet food and farmed animal feeds that are contaminated with salmonella will be considered to be adulterated under section 402(a)(1) of the Food Drug and Cosmetic Act. According to the Draft CPG, any finished pet food contaminated with any species of salmonella will be considered adulterated because such feeds have direct human contact. Finished animal feeds intended for pigs, poultry and other farmed animals, however, will be considered to be adulterated only if the feed is contaminated with a species of salmonella that is considered to be pathogenic for the animal species that the feed is intended for. The impact of the Act and implementation of the Reportable Food Registry on us, if any, will not be clear until the FDA finalizes its RFR Draft Guidance and the Draft CPG, neither of which were finalized as of the date of this Current Report. We believe that we have adequate procedures in place to assure that our finished products are safe to use in animal feed and pet food and we do not currently anticipate that the Act will have a significant impact on our operations or financial performance. Any pathogen, such as salmonella that is correctly or incorrectly associated with our finished products could have a negative impact on the demands for our finished products.

In addition, on November 7, 2007, the FDA released its Food Protection Plan (the “2007 Plan”), which describes strategies the FDA proposes to use for improving food and animal feed safety and the additional resources and authorities that, in the FDA’s opinion, are needed to implement the 2007 Plan for imported and domestically produced ingredients and products. Legislation will be necessary for the FDA to obtain these additional authorities. While legislation that could redefine FDA authority with respect to food and feed safety is being considered by Congress, it has not granted such new authorities to the FDA as of the date of this Current Report. Adoption of any such legislation could, among other things, require us to keep additional records and document additional procedures or otherwise increase our costs.

In addition, we may be materially adversely affected if consumers lose confidence in the safety and quality of our products or the products of or materials from our suppliers. Any events that give rise to actual or potential food contamination, spoilage, tampering by unauthorized third parties or food-borne illness may result in product liability claims and a loss of consumer confidence. Adverse publicity about these types of concerns whether valid or not, may discourage customers from buying our products or cause production and delivery disruptions, which may have a material adverse effect on our sales and results of operations. In addition, we may need to recall products or products we ship and sell may be subject to recall if any of these products become unfit for consumption. Costs associated with these potential actions could have a material adverse effect on our operating results.

Our business may be negatively impacted by the occurrence of any disease correctly or incorrectly linked to animals.

The emergence of 2009 H1N1 flu (initially known as “Swine Flu”) in North America during the spring of 2009 was initially linked to hogs even though hogs have not been determined to be the source of the outbreak in humans. The 2009 H1N1 flu has since spread to affect the human populations in countries throughout the world, although as of the date of this Current Report its severity is similar to seasonal flu and it has had little impact on hog production. The occurrence of H1N1 or any other disease that is correctly or incorrectly linked to animals and which has a negative impact on meat or poultry consumption or animal production could have a negative impact on the volume of raw materials available to us or the demand for our finished products. Another such animal disease is avian influenza (“H5N1”), or Bird Flu, which is a highly contagious disease affecting chickens and other poultry species throughout Asia and Europe. The H5N1 strain is highly pathogenic, which has caused concern that a pandemic could occur if the disease migrates from birds to humans. This highly pathogenic strain has not been detected in North or South America as of the date of this Current Report, but low pathogenic strains that are not a threat to human health have occurred in the U.S. and Canada in recent years. The USDA has developed safeguards to protect the U.S. poultry industry from H5N1. These safeguards are based on import restrictions, disease surveillance and a response plan for isolating and depopulating infected flocks if the disease is detected. Notwithstanding these safeguards, any significant outbreak of Bird Flu in the U.S. could have a material negative impact on our business by reducing demand for MBM and reducing the availability of poultry by-products.

The emergence of these types of diseases that are in or associated with animals that have the potential to also threaten humans has created concern that such diseases could spread and cause a global pandemic. Even though such a pandemic has not occurred, governments may be pressured to address these concerns and prohibit imports of animals, meat and animal by-products from countries or regions where the disease is detected. The occurrence of Swine Flu, Bird Flu or any other disease in the U.S. that is correctly or incorrectly linked to animals and which has a negative impact on meat or poultry consumption or animal production could have a material negative impact on the volume of raw materials available to us or the demand for our finished products.

If we or our customers are the subject of product liability claims or product recalls, we may incur significant and unexpected costs and our business reputation could be adversely affected.

We and our customers for whom we manufacture products may be exposed to product liability claims and adverse public relations if consumption or use of our products is alleged to cause injury or illness to humans or animals. In addition, we and our customers may be subject to product recalls resulting from developments relating to the discovery of unauthorized adulterations to food additives. Our insurance may not be adequate to cover all liabilities we incur in connection with product liability claims or product recalls. We may not be able to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A product liability judgment against us or against one of our customers for whom we manufacture products, or our or their agreement to settle a product liability claim or a product recall, could also result in substantial and unexpected expenditures, which would reduce operating income and cash flow. In addition, even if product liability claims against us or our customers for whom we manufacture products are not successful or are not fully pursued, defending these claims would likely be costly and time-consuming and may require management to spend time defending the claims rather than operating our business and may result in adverse publicity.

Product liability claims, product recalls or any other events that cause consumers to no longer associate our brands or those of our customers for whom we manufacture products with high quality and safety, may hurt the value of our and their brands and lead to decreased demand for our products. In addition, as a result of any such claims against us or product recalls, we may be exposed to claims by our customers for damage to their reputations and brands. Product liability claims and product recalls may also lead to increased scrutiny by federal and state regulatory agencies of our operations and could have a material adverse effect on our brands, business, results of operations and financial condition.

Our operations are subject to various laws, rules and regulations relating to the protection of the environment and to health and safety, and we could incur significant costs to comply with these requirements or be subject to sanctions or held liable for environmental damages.

Our operations subject us to various and increasingly stringent federal, state, and local environmental, health and safety requirements including those governing air emissions, wastewater discharges, the management, storage and disposal of materials in connection with our facilities and our handling of hazardous materials and wastes such as gasoline and diesel fuel used by our trucking fleet and operations. Failure to comply with these requirement could have significant consequences, including penalties, claims for personal injury or property or natural resource damages, and negative publicity. Our operations require the control of air emissions and odor and the treatment and discharge of wastewater to municipal sewer systems and the environment. We operate boilers at many of our facilities, and store wastewater in lagoons, or discharge it to publicly owned wastewater treatment systems, surface waters or through land application. We operate and maintain a vehicle fleet to transport products to and from customer locations. We have incurred significant capital and operating expenditures to comply with environmental requirements, including for the upgrade of wastewater treatment facilities, and will continue to incur such costs in the future. We could be responsible for the remediation of environmental contamination and may be subject to associated liabilities and claims for personal injury or property or natural resource damages. We own or operate numerous properties, have been in business for many years, and have acquired and disposed of properties and businesses over that time. During that time, we or other owners or operators may have generated or disposed of wastes that are or may be considered hazardous or may have polluted the soil, surface water or groundwater at or around our facilities. Under some environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as CERCLA or the Superfund law, and similar state statutes, responsibility for the cost of cleanup of a contaminated site can be imposed upon any current or former site owners or operators, or upon any party that sent waste to the site, regardless of the lawfulness of the original activities that led to the contamination. There can be no assurance that we will not face extensive costs or penalties which would have a material adverse effect on our financial condition and results of operations. For example, we have been named as a third party defendant in a lawsuit pending in the Tierra/Maxus Litigation (as defined herein) and have received notice from the Environmental Protection Agency with respect to alleged contamination in the Lower Passaic River area. See “Our combined business—Legal proceedings—Lower Passaic River area.” In addition, future developments, such as more aggressive enforcement policies, new laws or discoveries of unknown conditions, may also require expenditures that may have a material adverse effect on our business and financial condition.

In addition, increasing efforts to control emissions of greenhouse gases, or GHG, are likely to impact our operations. The EPA’s recent rule establishing mandatory GHG reporting for certain activities may apply to some of our facilities if we exceed the applicable thresholds. The EPA has also announced a finding relating to GHG emissions that may result in promulgation of GHG air quality standards. Legislation to regulate GHG emissions has been proposed in the U.S. Congress, and a growing number of states are taking action to require reductions in GHG emissions. Future

GHG emissions limits may require us to incur additional capital and operational expenditures. EPA regulations limiting exhaust emissions also became more restrictive in 2010, and on October 25, 2010, the NHTSA and the EPA proposed new regulations that would govern fuel efficiency and greenhouse gas emissions beginning in 2014. Compliance with such regulations could increase the cost of new fleet vehicles and increase our operating expenses. Compliance with future GHG regulations may require expenditures that could affect our results of operations.

Our success is dependent on our key personnel.

Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our results of operations and prospects. We believe that our future success will depend in part on our ability to attract, motivate and retain skilled technical, managerial, marketing and sales personnel. Competition for these types of skilled personnel is intense and there can be no assurance that we will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain these personnel could materially adversely affect our business and results of operations.

In certain markets we are highly dependent upon a single operating facility and various events beyond our control can cause interruption in the operation of our facilities, which could adversely affect our business in those markets.

Our facilities are subject to various federal, state and local environmental and other permitting requirements, depending on their locations. Periodically, these permits may be reviewed and subject to amendment or withdrawal. Applications for an extension or renewal of various permits may be subject to challenge by community and environmental activists and others. In the event of a casualty, condemnation, work stoppage, permitting withdrawal or delay or other unscheduled shutdown involving one of our facilities, in a majority of our markets we would utilize a nearby operating facility to continue to serve our customers in the affected market. In certain markets, however, we do not have alternate operating facilities. In the event of a casualty, condemnation, work stoppage, permitting withdrawal or delay or other unscheduled shutdown in these markets, we may experience an interruption in our ability to service our customers and to procure raw materials. This may materially and adversely affect our business and results of operations in those markets. In addition, after an operating facility affected by a casualty, condemnation, work stoppage, permitting withdrawal or delay or other unscheduled shutdown is restored, there could be no assurance that customers who in the interim choose to use alternative disposal services would return to use our services.

The renewable diesel joint venture with Valero will subject us to a number of risks.

We have taken initial steps towards the formation of a joint venture with Valero to build a facility capable of producing over 10,000 barrels per day or 135 million gallons per year of renewable diesel on a site adjacent to Valero’s St. Charles refinery near Norco, Louisiana (the “Joint Venture Project”). The proposed facility is expected to convert grease, primarily animal fats and used cooking oil supplied by Darling, and potentially other feed stocks that become economically and commercially viable into renewable diesel. Darling and Valero have applied for and are jointly seeking a loan guarantee for the proposed Joint Venture Project from the U.S. Department of Energy. The ultimate cost of the Joint Venture Project to Darling cannot be determined until, among other things, further detailed engineering reports and studies have been completed and the amount of funding, if any, approved is known. We may not be able to form a joint venture with Valero on acceptable terms or at all. We may not be able to obtain a loan guarantee from the U.S. Department of Energy. If we obtain a loan guarantee and commence construction of the Joint Venture Project, the Joint Venture Project will require investment of significant financial resources and may require us to obtain additional equity financing or require us to incur additional indebtedness. There is no guarantee that the Joint Venture Project will be completed in a timely manner or at all. Further, while the two principal technologies to be licensed for the Joint Venture Project are established technologies, their use together in the manner currently contemplated for the Joint Venture Project is innovative and has not been previously employed. If the Joint Venture Project is completed, there is no guarantee that the project will be profitable or allow us to make a return on our investment, and we may lose our entire investment including any payments made under our guarantees. For additional information regarding the Joint Venture Project, see “Management’s discussions and analysis of financial condition and results of operations – Liquidity and capital resources – Joint venture project.”

The Joint Venture Project is dependent on governmental energy policies and programs, such as RFS2, which positively impact the demand for and price of renewable diesel. Any changes to, a failure to enforce or a discontinuation of any of these programs could have a material adverse affect on the Joint Venture Project. See “Risk Factors—Our business may be affected by energy policies of U.S. and foreign governments.” Similarly, the Joint Venture Project is subject to the risk that new or changing technologies may be developed that could meet demand for renewable diesel under governmental mandates in a more efficient or less costly manner than the technologies to be used by the Joint Venture Project, which could negatively affect the price of renewable diesel and have a material adverse affect on the Joint Venture Project.

In addition, the commencement and operation of a joint venture such as this involve a number of risks that could harm our business and result in the joint venture not performing as expected, such as:

•	problems integrating or developing operations, personnel, technologies or products;

•	the breakdown or failure of equipment or processes;

•	unforeseen engineering and environmental issues;

•	the inaccuracy of our assumptions with respect to the timing and amount of anticipated costs and revenues;

•	the diversion of management time and resources;

•	obtaining permits and other regulatory issues, license revocation and changes in legal requirements;

•	insufficient experience with the technologies and markets involved;

•	difficulties in establishing relationships with suppliers and customers;

•	unanticipated cost overruns;

•	risks commonly associated with the start-up of “greenfield” projects;

•	performance below expected levels of output or efficiency;

•	reliance on Valero and its adjacent refinery facility for certain services and processes;

•	subsequent impairment of the acquired assets, including intangible assets; and

•	being bought out and not realizing the benefits of the joint venture.

If any of these risks described above were to materialize and the operations with respect to the Joint Venture Project were significantly disrupted, this could have a material adverse effect on our business, financial condition and results of operations.

Our substantial level of indebtedness following the Merger may adversely affect our ability to operate our business, remain in compliance with debt covenants, react to changes in the economy or our industry and prevent us from making payments on our indebtedness.

As of October 2, 2010, on a pro forma basis giving effect to the Merger and the indebtedness incurred therewith (See “Description of Indebtedness”), we would have had total indebtedness of approximately $764.0 million, and undrawn commitments available for additional borrowings under our Senior Secured Facilities of up to $87.1 million (after giving effect to $24.0 million of outstanding letters of credit). This level of indebtedness will require us to devote a material portion of our cash flow to our debt service obligations. Our level of indebtedness could have important consequences, including the following:

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including investment in our operations, future business opportunities or strategic acquisitions, capital expenditures and other general corporate purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it could make us more vulnerable to downturns in general economic or industry conditions or in our business;

•

it may limit, along with the financial and other restrictive covenants in the agreements governing our indebtedness, our ability in the future to obtain financing, our ability to refinance any of our indebtedness, or our ability to dispose of assets or borrow money for our working capital requirements, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes on commercially reasonable terms or at all; and

•	it may make it more difficult for us to satisfy our obligations with respect to our indebtedness.

Despite our existing indebtedness, we may still incur more debt, which could exacerbate the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the agreements governing our indebtedness, including, without limitation, the credit agreement governing our Senior Secured Facilities, will limit our ability to incur certain additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness that could be incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness, the risks associated with our leverage described above, including our possible inability to service our debt would increase.

We could incur a material weakness in our internal control over financial reporting that would require remediation.

Our disclosure controls and procedures were deemed to be effective in Fiscal 2009. However, any future failures to maintain the effectiveness of our disclosure controls and procedures, including our internal control over financial reporting, could subject us to a loss of public confidence in our internal control over financial reporting and in the integrity of our public filings and financial statements and could harm our operating results or cause us to fail to meet our regulatory reporting obligations in a timely manner. The need to integrate the operations of Griffin following the Merger could create additional risks to our disclosure controls, including our internal controls over financial reporting.

An impairment in the carrying value of our goodwill or other intangible assets may have a material adverse effect on our results of operations.

As of October 2, 2010, on a pro forma basis, we currently estimate that we would have $276.7 million of goodwill. We are required to annually test goodwill to determine if impairment has occurred. Additionally, impairment of goodwill must be tested whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period the determination is made. The testing of goodwill for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in business operations or changes in competition. Changes in these factors, or changes in actual performance compared with estimates of our future performance, may affect the fair value of goodwill, which may result in an impairment charge. We cannot accurately predict the amount and timing of any impairment of assets. Should the value of goodwill become impaired, there may be a materially adverse effect on our results of operations.

We may be subject to work stoppages at our operating facilities which could cause interruptions in the manufacturing of our products.

While we have no national or multi-plant union contracts, approximately 45% of Darling’s employees are covered by multiple collective bargaining agreements. None of Griffin’s employees are covered by collective bargaining agreements. Labor organizing activities could result in additional employees becoming unionized and higher ongoing labor costs. Darling’s collective bargaining agreements are expected to expire over the next five years, with the earliest expiring in December 2010. There can be no assurance that we will be able to negotiate the terms of any expiring or expired agreement in a manner acceptable to us. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on our business, results of operations and financial condition.

Litigation may materially adversely affect our businesses, financial condition and results of operations.

We are a party to several lawsuits, claims and loss contingencies arising in the ordinary course of our business, including assertions by certain regulatory and governmental agencies related to permitting requirements and air, wastewater and storm water discharges from our processing facilities. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant, and any future litigation may divert the attention of management away from our strategic objectives. There may also be adverse publicity associated with litigation that may decrease customer confidence in our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may have a material adverse effect on our business, financial condition and results of operations. See “Our combined business—Legal proceedings.”

Certain multi-employer defined benefit pension plans to which we contribute are under-funded.

We contribute to several multi-employer defined benefit pension plans pursuant to obligations under collective bargaining agreements covering union-represented employees. We do not manage these multi-employer plans. Based upon the most currently available information from plan administrators, some of which information is more than a year old, we believe that some of these multi-employer plans are under-funded due partially to a decline in the value of the assets supporting these plans, a reduction in the number of actively participating members for whom employer contributions are required and the level of benefits provided by the plans. In addition, the Pension Protection Act, which was enacted in August 2006 and went into effect in January 2008, requires under-funded pension plans to improve their funding ratios within prescribed intervals based on the level of their under-funding. As a result, our required contributions to these plans may increase in the future. Furthermore, under current law, a termination of, our voluntary withdrawal from or a mass withdrawal of all contributing employers from any under-funded multi-employer defined benefit plan to which we contribute would require us to make payments to the plan for our proportionate share of the multi-employer plan’s unfunded vested liabilities. Also, if a multi-employer defined benefit plan fails to satisfy certain minimum funding requirements, the Internal Revenue Service may impose a nondeductible excise tax of 5% on the amount of the accumulated funding deficiency for those employers not contributing their allocable share of the minimum funding to the plan. Requirements to pay increased contributions, withdrawal liability and excise taxes could negatively impact our liquidity and results of operations.

If the number or severity of claims for which we are self-insured increases, if we are required to accrue or pay additional amounts because the claims prove to be more severe than our recorded liabilities, if our insurance premiums increase, or if we are unable to obtain insurance at acceptable rates or at all, our financial condition and results of operations may be materially adversely affected.

Our workers compensation, auto and general liability policies contain significant deductibles or self-insured retentions. We develop biyearly and record quarterly an estimate of our projected insurance-related liabilities. We estimate the liabilities associated with the risks retained by us, in part, by considering historical claims experience, demographic and severity factors and other actuarial assumptions. Any actuarial projection of losses is subject to a degree of variability. If the number or severity of claims for which we are self-insured increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our original assessments, our financial condition and results of operations may be materially adversely affected. In addition, in the future our insurance premiums may increase and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any such inadequacy of, or inability to obtain, insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

We may not successfully identify and complete acquisitions on favorable terms or achieve anticipated synergies relating to any acquisitions, and such acquisitions could result in unforeseen operating difficulties and expenditures and require significant management resources.

We regularly review potential acquisitions of complementary businesses, services or products. However, we may be unable to identify suitable acquisition candidates in the future. Even if we identify appropriate acquisition candidates, we may be unable to complete such acquisitions on favorable terms, if at all. In addition, the process of integrating an acquired business, service or product into our existing business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may require significant management resources that otherwise would be available for ongoing development of our business. Moreover, we may not realize the anticipated benefits of any acquisition or strategic alliance, and such transactions may not generate anticipated financial results. Future acquisitions could also require us to incur debt, assume contingent liabilities or amortize expenses related to intangible assets, any of which could harm our business.

Terrorist attacks or acts of war may cause damage or disruption to us and our employees, facilities, information systems, security systems, suppliers and customers, which could significantly impact our net sales, costs and expenses and financial condition.

Terrorist attacks, such as those that occurred on September 11, 2001, have contributed to economic instability in the U.S., and further acts of terrorism, bioterrorism, violence or war could affect the markets in which we operate, our business operations, our expectations and other forward-looking statements contained in this Current Report. The threat of terrorist attacks in the U.S. since September 11, 2001 continues to create many economic and political uncertainties. The potential for future terrorist attacks, the U.S. and international responses to terrorist attacks and other acts of war or hostility, including the ongoing war in Afghanistan, may cause greater uncertainty and cause our business to suffer in ways that cannot currently be predicted. Events such as those referred to above could cause or contribute to a general decline in investment valuations. In addition, terrorist attacks, particularly acts of bioterrorism, that directly impact our facilities or those of our suppliers or customers could have an impact on our sales, supply chain, production capability and costs and our ability to deliver our finished products.

If we experience difficulties or a significant disruption in our information systems or if we fail to implement new systems and software successfully, our business could be materially adversely affected.

We depend on information systems throughout our business to process incoming customer orders and outgoing supplier orders, manage inventory, collect raw materials and distribute products, process and bill shipments to and collect cash from our customers, respond to customer and supplier inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment, and record and pay amounts due vendors and other creditors.

If we were to experience a disruption in our information systems that involve interactions with suppliers and customers, it could result in a loss of raw material supplies, sales and customers and/or increased costs, which could have a material adverse effect on our business, financial condition and results of operations. We may also encounter difficulties in developing new systems or maintaining and upgrading existing systems. Such difficulties may lead to significant expenses or losses due to disruption in business operations, loss of sales or profits, or cause us to incur significant costs to reimburse third parties for damages, and, as a result, may have a material adverse effect on our results of operations.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We maintain valuable trademarks, service marks, copyrights, trade names, trade secrets, proprietary technologies and similar intellectual property, and consider our intellectual property to be of material value. We have in the past and may in the future be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of patents, trademarks and other intellectual property rights of third parties by us or our customers. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our management. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and to cease making or selling certain products. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling our products.

The recently enacted legislation on healthcare reform and proposed amendments thereto could impact the healthcare benefits required to be provided by us and cause our compensation costs to increase, potentially reducing our net income and adversely affecting our cash flows.

The recently enacted healthcare legislation and proposed amendments thereto contain provisions which could materially impact our future healthcare costs. While the legislation’s ultimate impact is not yet known, it is possible that these changes could significantly increase our compensation costs which would reduce our net income and adversely affect our cash flows.

Risks related to the Merger

The Merger is subject to certain conditions, including additional financing and the receipt of regulatory consents, and therefore the Merger may not be consummated on the terms or timeline currently contemplated or at all.

The consummation of the Merger is subject to certain conditions, including (1) the receipt of applicable regulatory consents including HSR Act approval; (2) the absence of certain material conditions that could be imposed in connection with obtaining governmental consents; (3) the absence of any order by a court or governmental authority enjoining or prohibiting any of the transactions; and (4) other customary closing conditions. There can be no assurance that the remaining required regulatory approvals will be issued without the imposition of conditions that could adversely affect the combined company, or at all. In addition, the parties to the Merger Agreement have the right to terminate the Merger Agreement under certain circumstances. See “Summary—The Merger.” Darling cannot assure you that the Merger will be consummated on the terms or timeline currently contemplated or at all.

In order to satisfy the conditions to the completion of the Merger, Darling will be required to raise a substantial amount of debt. The terms of such additional financing may be less favorable to Darling as compared to the terms that have been assumed for purposes of calculating the pro forma financial information presented in this Current Report. Such additional financing will also be guaranteed by our subsidiaries and secured. Such financing will also require the combined company to incur additional interest expense, which may make it more difficult to service the debt obligations of the combined company. Darling has and will continue to expend a significant amount of capital and management’s time and resources on the Merger, and a failure to consummate the transactions as currently contemplated could have a material adverse effect on its business and results of operations.

Regulatory agencies may delay approval of the Merger, fail to approve it, or approve it in a manner that may diminish the anticipated benefits of the Merger.

Completion of the Merger is conditioned upon the receipt of certain government consents, approvals, orders and authorizations. While Darling and Griffin intend to pursue vigorously all required governmental approvals and expect to obtain the necessary approvals prior to the end of the fourth quarter of 2010, the requirement to receive these approvals before the Merger could significantly delay the completion of the Merger. Any delay in the completion of the Merger could diminish the anticipated benefits of the Merger or result in additional transaction costs, including Darling’s obligation to increase the purchase price by $15.0 million under certain circumstances, loss of revenues or other effects associated with uncertainty about the transactions. Any uncertainty over the ability of the companies to complete the Merger could make it more difficult for Darling or Griffin to maintain or to pursue particular business strategies. In addition, until the Merger is completed, the attention of Darling’s management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on obtaining regulatory approvals.

Further, governmental agencies may decline to grant required approvals (or grant their approvals subject to certain requirements including possible divestitures by Darling and/or Griffin). If any governmental agency declines to grant or withdraws any required approval that is a condition under the Merger Agreement to the Merger, then the Merger may not be consummated and Darling may be required to redeem the Senior Unsecured Notes. See “Description of Indebtedness—Senior Unsecured Notes.” Under the Merger Agreement, Darling and Griffin have agreed, among other things, to use their best efforts to comply with any requests from any regulatory authority, including the Federal Trade Commission and the U.S. Department of Justice, for additional information relating to the transaction. In addition, the parties agreed that they would use their best efforts to resolve any objections and contest any legal proceeding instituted by a regulatory authority asserting that the transaction would result in a violation of any antitrust law. As defined in the Merger Agreement, “best efforts” means using such efforts and expending such sums as are necessary to achieve the desired end; however, Darling is not required to divest assets of Darling or the combined entity or take actions or spend sums that would result in a significant negative impact on the business and/or financial condition of Darling or of the combined entity after the closing of the Merger. In addition, conditions imposed by governmental agencies in connection with their approval of the Merger may restrict our ability to modify the operations of our business in response to changing circumstances for a period of time after the closing of the Merger or our ability to expend cash for other uses.

Our efforts to combine Darling’s business and Griffin’s business may not be successful.

The acquisition of Griffin is the largest and most significant acquisition Darling has undertaken. Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of Darling’s business and the business of Griffin, which may decrease the time it will have to serve existing customers, attract new customers and develop new services or strategies. Although Darling expects that Griffin’s business will operate to a significant extent on an independent basis and will not require significant post-closing integration for us to continue the operations of Griffin’s business immediately after the Merger, this may not prove to be the case. The size and complexity of Griffin’s business and the process of using Darling’s existing common support functions and systems to manage Griffin’s business after the Merger, if not managed successfully by our management, may result in interruptions in our business activities, a decrease in the quality of our services, a deterioration in our employee and customer relationships, increased costs of integration and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations.

We may not realize the growth opportunities and cost synergies that are anticipated from the Merger.

The benefits that we expect to achieve as a result of the Merger will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Darling’s and Griffin’s businesses and operations and the adoption of our respective best practices. Even if we are able to integrate Darling’s and Griffin’s businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies we currently expect from this integration within the anticipated time frame or at all. For example, the combined company may be unable to eliminate duplicative costs. Moreover, the combined company may incur substantial expenses in connection with the integration of Darling’s and Griffin’s businesses and operations. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Merger may be offset by unanticipated costs incurred or unanticipated delays in integrating the companies.

Darling does not currently control Griffin and will not control it until completion of the Merger.

Darling will not obtain control of Griffin until completion of the Merger. Griffin’s interests in operating its business may be different from those of Darling, and notwithstanding provisions in the Merger Agreement designed to protect Darling, Griffin may operate the business during the period prior to the completion of the Merger differently than Darling would have if the Merger had occurred prior to the date hereof. The period of time between the date hereof and completion of the Merger could be significant if the Merger Agreement is extended as a result of the time to obtain HSR Act approval. Extension of the Merger Agreement, which could be as late as June 30, 2011, could increase these risks.

The pendency of the Merger could potentially adversely affect the business and operations of Darling and Griffin.

In connection with the pending Merger, some customers of each of Darling and Griffin may delay or defer decisions or may end their relationships with the relevant company, which could negatively affect the revenues, earnings and cash flows of Darling and/or Griffin, regardless of whether the Merger is completed. Similarly, it is possible that current and prospective employees of Darling and Griffin could experience uncertainty about their future roles with the combined company following the Merger, which could materially adversely affect the ability of each of Darling and Griffin to attract and retain key personnel during the pendency of the Merger.

Pro forma capitalization

The following table sets forth Darling’s cash and cash equivalents and capitalization on an actual and pro forma basis as of October 2, 2010, adjusted to give effect to the Merger, the new Senior Secured Facilities, the Senior Unsecured Notes and the use of proceeds therefrom.

You should read this information in conjunction with unaudited pro forma condensed combined financial information and the historical financial statements and the related notes of Darling and Griffin included elsewhere in this current report.

	As of October 2, 2010
(in millions)	Actual	Pro forma, as adjusted(1)(2)

Cash and cash equivalents	$77.1	$2.1

Long-term debt (including current portion of long-term debt):
Existing Darling credit facility and other debt	28.8	0.1
New revolving credit facility under the Senior Secured Facilities(3)	—	213.9
New term loan under the Senior Secured Facilities	—	300.0
Senior unsecured notes	—	250.0

Total long-term debt	28.8	764.0

Total stockholders’ equity	322.0	410.3

Total capitalization	$350.8	$1,174.3

(1)	If the Merger has not closed on or prior to December 31, 2010 solely because the Merger financing is not available in full pursuant to the Merger financing commitment letters (or alternative financing is not in place), Darling will be, under certain circumstances, obligated to pay an extension fee of $15 million to Griffin’s shareholders, which will increase the Merger Consideration to $855.0 million. In the event that the extension fee must be paid by Darling, the commitments and initial borrowings under the revolving credit facility portion of the Senior Secured Facilities, total long-term debt and total capitalization will be increased by $15 million.
(2)	Reflects that Darling currently estimates it will pay an additional amount of approximately $25.1 million to the Griffin shareholders upon the election of IRC Section 338(h)(10).
(3)	On a pro forma basis, we would have had undrawn commitments available for additional borrowings under the Senior Secured Facilities of up to $87.1 million (after giving effect to $24.0 million of outstanding letters of credit).

Description of the Merger

The following descriptions are only summaries of the material provisions of the Merger Agreement and Rollover Agreement (each as defined below), which are attached in full as Exhibit 2.1 and 10.1, respectively, to Darling’s Current Report on Form 8-K filed with the SEC on November 9, 2010, and does not purport to be complete and is qualified in its entirety by reference to the provisions of the respective documents.

Merger Agreement

On November 9, 2010, Darling announced the acquisition of Griffin under the terms of the Merger Agreement by and among Darling, Merger Sub, Griffin and Robert A. Griffin, as the shareholders’ representative, pursuant to which Merger Sub will merge with and into Griffin with Griffin surviving as a wholly owned subsidiary of Darling.

Pursuant to the terms and conditions of the Merger Agreement and subject to certain adjustments as provided therein, Darling will pay Griffin’s shareholders an aggregate purchase price of approximately $840.0 million (the “Merger Consideration”) of which approximately $740.0 million is payable in cash and approximately $100.0 million is payable in Darling common stock pursuant to the terms and conditions of the Rollover Agreement (as discussed below). We expect to finance the Merger through a combination of borrowings under the Senior Secured Facilities, the issuance of Senior Unsecured Notes and cash on hand.

The completion of the Merger is subject to certain conditions, including, among others:

•	the expiration of the applicable waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	subject to certain materiality exceptions, the respective representations and warranties of Griffin and Darling in the Merger Agreement being true and correct; and

•	Griffin and Darling being in compliance in all material respects with their respective obligations under the Merger Agreement.

The Merger Agreement provides for a customary working capital adjustment to the Merger Consideration, based on a working capital target, which was calculated based on an average adjusted working capital amount over a prior twelve month period. At any time prior to the closing of the Merger, Griffin has the right to make certain payments and cash distributions, provided that any such distribution does not reduce the working capital to less than the working capital target and Griffin will have sufficient funds to pay the expenses of the transaction prior to the closing of the Merger. Three days prior to the closing of the Merger, Griffin will deliver an estimated balance sheet as of the end of business on the closing date and a statement setting forth its good faith estimate of working capital derived from the estimated balance sheet. Following the closing of the Merger, Darling will prepare an unaudited balance sheet of Griffin and a closing statement setting forth its calculation of working capital derived from the closing balance sheet. If the final working capital is higher or lower than the working capital target, the purchase price will be adjusted accordingly.

Griffin leases certain fleet equipment (primarily trucks, trailers, autos and raw material collection equipment) from its stockholders under short-term operating leases. These leases will terminate and the fleet equipment will be acquired by Griffin prior to the Merger for approximately $27.8 million. See “Certain relationships and related party transactions—Griffin.”

The Merger Agreement contains customary representations, warranties and covenants by the parties. At the closing of the Merger, Darling will pay $33.6 million of the Merger Consideration into an escrow account, which escrow, absent fraud, will be the sole and exclusive remedy available to Darling if Griffin’s representations and warranties fail to be true and correct (subject to certain materiality exceptions) at the signing or the closing of the Merger, or if Griffin breaches any of its covenants or agreements pursuant to the Merger Agreement. Any amounts remaining in the escrow account eighteen months after closing of the Merger, other than amounts set aside for claims pending at such time, will be released to the shareholders’ representative for payment to Griffin’s shareholders. Darling’s indemnification claims in respect of breaches of representations and warranties are generally subject to a $4.2 million deductible and a de minimis threshold of $25,000. Darling has agreed to indemnify Griffin in respect of certain liabilities in the event of the breach of any of Darling’s representations and warranties in the Merger Agreement.

The Merger Agreement includes a covenant of Griffin that requires Griffin during the period prior to the closing of the Merger to, among other things, conduct its business and operations in the ordinary course consistent with past practice. Additionally, Griffin agrees that it will not take certain specified actions relating to its business prior to the closing. If Griffin wishes to take any action that is prohibited by this covenant, it must seek Darling's prior written consent.

Under the Merger Agreement, Darling and Griffin have agreed, among other things, to use their best efforts to comply with any requests from any regulatory authority, including the Federal Trade Commission and the U.S. Department of Justice, for additional information relating to the transaction. In addition, the parties agreed that they would use their best efforts to resolve any objections and contest any legal proceeding instituted by a regulatory authority asserting that the transaction would result in a violation of any antitrust law. As defined in the Merger Agreement, “best efforts” means using such efforts and expending such sums as are necessary to achieve the desired end; however, Darling is not required to divest assets of Darling or the combined entity or take actions or spend sums that would result in a significant negative impact on the business and/or financial condition of Darling or of the combined entity after the closing of the Merger.

If the Merger closes after December 31, 2010, unless such failure to close is because of the absence of HSR Act approval prior to such date or because Griffin materially breaches, and fails to cure, its obligation to cooperate with Darling’s financing efforts, Darling is required to pay $15.0 million of additional cash consideration to Griffin’s shareholders. Additionally, Darling is required to pay Griffin a termination fee of $35.0 million in cash if (i) the conditions to closing set forth in the Merger Agreement have been satisfied and (ii) either (a) Griffin or Darling terminates the Merger Agreement because the closing has not occurred on or before December 31, 2010 (or such later date to which either party may extend that date pursuant to the provisions of the Merger Agreement, but no later than June 30, 2011) or (b) Griffin terminates the Merger Agreement because Darling has materially breached its representations and warranties or covenants set forth in the Merger Agreement.

In addition, either Darling or Griffin has the option to extend, from time to time, the termination date for additional periods of time not beyond June 30, 2011, if (i) the conditions to closing set forth in the Merger Agreement have been satisfied or waived and the sole reason that the Merger has not yet closed is the absence of HSR Act approval, and (ii) either or both of Darling and Griffin are still attempting to obtain the expiration or termination of any waiting period under the HSR Act or are contesting any suit or injunction to enjoin the Merger.

Rollover Agreement

On November 9, 2010, in connection with the Merger Agreement, Darling entered into the rollover agreement by and among Darling, certain of Griffin’s shareholders who qualify as “accredited investors” (the “Rollover Shareholders”) pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act, and Robert A. Griffin, as such shareholders’ representative (the “Rollover Agreement”). Pursuant to the Rollover Agreement, Darling will issue approximately $100 million in shares of Darling common stock to the Rollover Shareholders in the Merger. The actual number of shares to be issued was computed based upon the volume weighted average price of Darling’s common stock during the 20 business days immediately prior to the signing date of the Merger Agreement. The Rollover Agreement provides for a true- up adjustment in which additional cash consideration of up to $15 million could be paid by Darling if on the True-Up Date (the last day of the 13th full consecutive month following the closing of the Merger), the True-Up Market Price (as defined in the Rollover Agreement) is less than $10.002. If the True-Up Market Price exceeds $10.002, no additional cash consideration will be paid. The Rollover Agreement also provides that the shareholders’ representative will have the right to nominate (i) a total of two directors to Darling’s board of directors at the closing of the Merger and for so long as the Rollover Shareholders maintain 6% or more ownership of Darling’s common stock and (ii) one director to Darling’s board of directors to the extent the Rollover Shareholders maintain more than 3% or more ownership of Darling’s common stock but less than 6% ownership.

Section 338(h)(10) election

The Merger Agreement permits Darling to make an election under IRC Section 338(h)(10) to step up the tax basis of the assets acquired in the Merger. Darling currently intends to make this election three to five months after closing. Darling currently estimates that it will pay an additional amount of approximately $25.1 million to the Griffin shareholders upon making this election. The election will create additional tax basis in the goodwill and intangible assets acquired in the Merger. Substantially all of the goodwill and intangible assets will be deductible for income tax purposes in future periods. Darling currently believes that the net present value of future tax benefits will outweigh the estimated additional payment. However, the allocation of the step up to individual assets is dependent upon certain valuations and other studies that have been progressed to a stage where there is sufficient information to make a definitive election or allocation.

Selected historical financial information

Darling

The following tables present selected historical consolidated financial and operating information of Darling as of the dates and for the periods indicated. The selected historical consolidated financial information of Darling as of January 2, 2010, January 3, 2009, December 29, 2007, December 30, 2006 and December 31, 2005 for each of the years ended January 2, 2010, January 3, 2009 December 29, 2007, December 30, 2006 and December 31, 2005 is derived from the audited historical consolidated financial statements of Darling previously filed in Exchange Act Reports. The selected historical consolidated financial information of Darling as of October 3, 2009 and October 2, 2010 and for each of the nine months ended October 3, 2009 and October 2, 2010 is derived from unaudited historical consolidated financial statements of Darling previously filed in Exchange Act Reports. The selected historical operating results of Darling are not necessarily indicative of the results to be expected for any future periods.

This information is only a summary and should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and related notes of Darling referred to above.

(Dollars in thousands)	Fifty-two Weeks Ended December 31, 2005	Fifty-two Weeks Ended December 30, 2006 (e)	Fifty-two Weeks Ended December 29, 2007	Fifty- three Weeks Ended January 3, 2009 (f)	Fifty-two Weeks Ended January 2, 2010 (g)	Nine months ended
						October 3, 2009(h)	October 2, 2010(i)

						(Unaudited)	(Unaudited)

Statements of Operations Data:
Net sales	$308,867	$406,990	$645,313	$807,492	$597,806	$448,234	$497,677

Cost of sales and operating expenses	241,707	321,416	483,453	614,708	440,111	330,169	369,913
Selling, general and administrative expenses(a)	35,240	45,649	57,999	59,761	61,530	45,443	48,096
Depreciation and amortization	15,787	20,686	23,214	24,433	25,226	18,187	21,853
Goodwill impairment(b)	—	—	—	15,914	—	—	—

Operating income	16,133	19,239	80,647	92,676	70,939	54,435	57,815
Interest expense	6,157	7,184	5,045	3,018	3,105	2,156	2,656
Other (income)/expense, net(c)	(903)	4,682	570	(258)	955	318	1,739

Income from continuing operations before income taxes	10,879	7,373	75,032	89,916	66,879	51,961	53,420
Income tax expense	3,184	2,266	29,499	35,354	25,089	19,379	19,189

Income from continuing operations	7,695	5,107	45,533	54,562	41,790	32,582	34,231
Income from discontinued operations, net of tax	46	—	—	—	—	—	—

Net income	$7,741	$5,107	$45,533	$54,562	$41,790	$32,582	$34,231

(Dollars in thousands)	Fifty-two Weeks Ended December 31, 2005	Fifty-two Weeks Ended December 30, 2006 (e)	Fifty-two Weeks Ended December 29, 2007	Fifty- three Weeks Ended January 3, 2009 (f)	Fifty-two Weeks Ended January 2, 2010 (g)	Nine months ended
						October 3, 2009(h)	October 2, 2010(i)

						(Unaudited)	(Unaudited)

Balance Sheet Data:
Total assets	$190,772	$320,806	$351,338	$394,375	$426,171	$412,004	$461,297
Current portion of long-term debt	5,026	5,004	6,250	5,000	5,009	5,000	5,009
Total long-term debt less current portion	44,502	78,000	37,500	32,500	27,539	28,750	23,782
Stockholders’ equity	73,680	151,325	200,984	236,578	284,877	272,199	321,953

Statement of Cash Flows Data:
Net cash provided by operating activities	24,584	28,832	65,707	91,950	79,186	49,584	48,136
Net cash used in investing activities	(20,638)	(91,227)	(15,597)	(52,390)	(55,712)	(24,870)	(35,284)
Net cash used in financing activities	(5,195)	31,676	(39,056)	(5,081)	(6,106)	(4,854)	(3,959)

Other Financial Data:
Working capital	$40,407	$17,865	$34,385	$67,446	$75,100	$84,366	$91,431
Capital expenditures(d)	21,406	11,800	15,552	31,006	23,638	14,143	15,880

(a)	Included in selling, general and administrative expenses is a loss on a legal settlement of approximately $2.2 million offset by a gain on a separate legal settlement of approximately $1.0 million in Fiscal 2007.

(b)	Includes a goodwill impairment charge of $15.9 million. This impairment charge relates to facility closures of certain large raw material suppliers in the fourth quarter of Fiscal 2008.

(c)	Included in other (income)/expense in the fifty-two weeks ended December 30, 2006 is a write-off of deferred loan costs of approximately $2.6 million and early retirement fees of approximately $1.9 million for the early retirement of senior subordinated notes and termination of a previous senior credit agreement.

(d)	Excludes the capital assets acquired as part of acquiring substantially all of the assets of National By-Products, LLC (“NBP”) of approximately $51.9 million in fifty-two weeks ended December 30, 2006 and API Recycling’s used cooking oil collection business of $3.4 million in Fiscal 2008. Also excludes the capital assets acquired in Fiscal 2009 from Boca Industries, Inc. and Sanimax USA, Inc. of approximately $8.0 million and the capital assets acquired in the nine months ended October 2, 2010 from Nebraska By-Products, Inc., of approximately $15.3 million.

(e)	The fifty-two weeks ended December 30, 2006 includes 33 weeks of contribution from the acquired NBP assets.

(f)	Fiscal 2008 includes 19 weeks of contribution from the API Recycling used cooking oil collection business.

(g)	Fiscal 2009 includes 45 weeks of contribution from the acquired assets of Boca Industries, Inc. and does not include any contribution from assets acquired from Sanimax USA, Inc. as the acquisition occurred on December 31, 2009.

(h)	Nine months ended October 3, 2009 includes 32 weeks of contribution from the acquired assets of Boca Industries, Inc. and does not include any contribution from assets acquired from Sanimax USA, Inc. as the acquisition occurred after October 3, 2009.

(i)	Nine months ended October 2, 2010 includes 18 weeks of contribution from the acquired assets of Nebraska By-Products, Inc. and 39 weeks of contribution from the acquired assets of Sanimax USA, Inc.

Griffin

The following tables present selected historical consolidated financial and operating information of Griffin as of the dates and for the periods indicated. The selected historical consolidated financial information of Griffin as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 is derived from the audited historical consolidated financial statements of Griffin filed herewith as exhibit 99.1. The selected historical consolidated financial information of Griffin as of December 31, 2007, 2006 and 2005 and for each of the years ended December 31, 2006 and 2005 is derived from the audited historical consolidated financial statements of Griffin not included in this Current Report.

The selected historical consolidated financial information of Griffin as of and for the nine months ended September 30, 2010 and for the nine months ended September 30, 2009 is derived from unaudited historical consolidated financial statements of Griffin filed herewith as exhibit 99.2. The selected historical operating results of Griffin are not necessarily indicative of the results to be expected for any future periods.

This information is only a summary and should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and related notes of Griffin referred to above.

	Year ended December 31,					Nine months ended September 30,
(Dollars in thousands)	2005	2006	2007	2008	2009	2009	2010

						(Unaudited)	(Unaudited)

Statements of Operations Data:
Net sales	$324,378	$347,393	$498,053	$681,479	$525,302	$386,887	$461,665

Costs and expenses:
Costs of sales and operating expenses(a)	230,354	242,190	337,125	455,100	366,065	269,386	316,157
Selling, general and administrative(b)	44,305	47,322	51,719	51,841	65,436	41,709	43,085
Depreciation and amortization	10,986	11,765	12,400	15,528	22,088	15,552	17,263

Total costs and expenses	285,645	301,277	401,244	522,469	453,589	326,647	376,505

Operating income	38,733	46,116	96,809	159,010	71,713	60,240	85,160

Other income:
Interest	815	1,011	1,524	1,270	249	213	24
Other, net	25	116	(703)	1,970	685	779	278

Total other income/(expense)	840	1,127	821	3,240	934	992	302

Net income from continuing operations	39,573	47,243	97,630	162,250	72,647	61,232	85,462
Loss on discontinued operations	(1,005)	(2,210)	(1,270)	(1,757)	(1,909)	(1,658)	(747)

Net income	$38,568	$45,033	$96,360	$160,493	$70,738	$59,574	$84,715

Balance Sheet Data:
Total assets	$122,077	$125,660	$185,404	$218,216	$245,897	$230,134	$232,927
Total current liabilities	19,029	20,842	68,230	30,009	37,805	35,060	43,442
Total stockholders’ equity	103,048	104,819	117,173	188,207	208,093	195,074	189,485

Statement of Cash Flows Data:
Net cash provided by operating activities	$46,093	$46,926	$116,216	$178,767	$101,589	$75,718	$96,317
Net cash used in investing activities	(15,047)	(22,671)	(29,224)	(29,537)	(44,700)	(37,728)	(27,275)
Net cash used in financing activities	(41,115)	(44,218)	(46,446)	(129,523)	(52,707)	(52,707)	(102,985)

Other Financial Data:
Working capital	$46,452	$37,705	$44,172	$79,251	$77,641	$65,162	$49,603
Capital expenditures(a)	15,009	22,614	18,589	40,437	44,781	37,810	27,907

(a)	Griffin leases certain fleet equipment (primarily trucks, trailers, autos and raw material collection equipment) from its stockholders under short-term operating leases. These leases will terminate and the fleet equipment will be acquired by Griffin prior to the Merger for approximately $27.8 million. Operating expenses include lease payments made under these leases. Accordingly, capital expenditures do not include expenditure with respect to these leased assets.

(b)	Includes a charitable donation of $4.5 million made in the fourth quarter of Fiscal 2009. Also includes compensation expense for two executives of Griffin who will not remain employed by the combined company following the Merger.

Management’s discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with the financial statements of Darling and Griffin. The following discussion includes forward-looking statements. For a discussion of important factors, including the integration of Griffin’s business into Darling’s existing business, the continuing development of our business following the Merger, actions of regulatory authorities and competitors and other factors that could cause actual results of Darling, Griffin or the combined company to differ materially from the results referred to in the forward-looking statements, see “Risk factors” and “Cautionary note regarding forward looking statements.”

Overview

The Merger will combine the business of Darling, founded by the Swift meat packing interests and the Darling family in 1882, with the business of Griffin, which was founded in 1943 by John and Rosellen Griffin. On a combined basis, we are the largest U.S. independent provider of rendering and bakery waste recycling and recovery solutions to the nation’s food industry, based on the aggregate volume of materials processed. We operate 70 processing facilities and an extensive transportation fleet over a geographic footprint that covers 42 states. We collect by-products and waste from poultry and meat processors, commercial bakeries, grocery stores, butcher shops and food service establishments. We then recycle and process these raw materials to produce finished products such as protein (primarily meat and bone meal (“MBM”) and poultry meal (“PM”)), tallow (primarily bleachable fancy tallow (“BFT”)), poultry grease (“PG”), yellow grease (“YG”), bakery feed and hides, as well as a range of branded and value-added products, which are used in a diverse range of end markets, including animal feed, pet food, fertilizer, bio-fuels and other consumer and industrial ingredients.

Prior to the Merger, Darling’s operations were organized into two segments, rendering and restaurant services. Upon completion of the Merger, management plans to combine Darling’s rendering and restaurant services operations with Griffin’s rendering operations to form the rendering segment. The bakery waste operations of the combined company will be a separate segment.

On a pro forma basis, our revenues for the year ended January 2, 2010 and the nine months ended October 2, 2010 were $1,123.1 million and $835.1 million, respectively. Our pro forma net income from continuing operations for the year ended January 2, 2010 and the nine months ended October 2, 2010 was $50.8 million and $42.7 million, respectively. See “Summary historical consolidated and combined financial information and unaudited pro forma condensed combined financial information—Pro forma combined” and “Unaudited pro forma condensed combined financial information” filed herewith as Exhibit 99.3.

The effect of the Merger

Our financial statements in the future will differ in important respects from the historical financial statements of Darling contained in this Current Report and previously filed in Exchange Act Reports, which will significantly affect the comparability of our financial results in the future. The Merger will significantly expand the scope and geographic reach of our business operations, leading to substantial increases in each of our financial line items. The allocation of the purchase price to certain assets of Griffin will also lead to a significant increase in depreciation and amortization expense. In addition, the increased leverage will significantly affect our capital structure, leading to a significant increase in interest expense. See “Unaudited pro forma condensed combined financial information” filed herewith as Exhibit 99.3.

Further, Darling management expects that the integration of the businesses and the sharing and implementation of best practices will allow us to achieve cost savings and synergies that are not reflected in the unaudited pro forma combined financial information included in this Current Report.

Darling’s results of operations

Nine months ended October 2, 2010 compared to nine months ended October 3, 2009

The following table summarizes Darling’s historical results of operations for the nine months ended October 2, 2010 and October 3, 2009:

	Nine months ended
(Dollars in thousands)	October 3, 2009		October 2, 2010		2009 vs. 2010

		(Unaudited)		(Unaudited)

Net sales:
Rendering	$344,244	76.8%	$373,004	74.9%	8.4%
Restaurant services	103,990	23.2%	124,673	25.1%	19.9%

Total net sales	448,234	100.0%	497,677	100.0%	11.0%

Cost of sales and operating expenses	330,169	73.7%	369,913	74.3%	12.0%
Selling, general and administrative expenses	45,443	10.1%	48,096	9.7%	5.8%
Depreciation and amortization	18,187	4.1%	21,853	4.4%	20.2%

Operating income	54,435	12.1%	57,815	11.6%	6.2%

Interest expense	2,156	0.5%	2,656	0.5%	23.3%
Other expense	318	0.1%	1,739	0.3%	446.9%
Income tax expenses	19,379	4.3%	19,189	3.9%	(1.0)%

Net income	$32,582	7.2%	$34,231	6.9%	5.1%

Summary of key factors impacting the nine months ended October 2, 2010 results

Principal factors that contributed to a $3.4 million increase in operating income, which are discussed in greater detail in the following section, were:

•	Higher raw material volumes,
•	Changes in finished product prices and quality downgrades, and
•	Higher yield.

These increases were partially offset by:

•	Increased costs due to current and prior year acquisition activity,
•	Higher payroll and incentive-related benefits, and
•	Higher energy costs, primarily related to natural gas and diesel fuel.

Summary of key indicators of year-to-date 2010 performance

Principal indicators that management routinely monitors and compares to previous periods as an indicator of problems or improvements in operating results include:

•	Finished product commodity prices,
•	Raw material volume,
•	Production volume and related yield of finished product,
•	Energy prices for natural gas quoted on the NYMEX index and diesel fuel,
•	Collection fees and collection operating expense, and
•	Factory operating expenses.

These indicators and their importance are discussed below in greater detail.

Finished product commodity prices.    Prices for finished product commodities that Darling produces are reported each business day on the Jacobsen index, an established trading exchange price publisher. The Jacobsen index reports industry sales from the prior day’s activity by product. The Jacobsen index includes reported prices for MBM, BFT and YG. Darling regularly monitors Jacobsen index reports on MBM, BFT and YG because they provide a daily indication of Darling’s revenue performance against business plan benchmarks. Although the Jacobsen index provides one useful metric of performance, Darling’s finished products are commodities that compete with other commodities such as corn, soybean oil, palm oil complex, soybean meal and heating oil on nutritional and functional values and therefore actual pricing for Darling’s finished products, as well as competing products, can be quite volatile. In addition, the Jacobsen index does not provide forward or future period pricing. The Jacobsen prices quoted below are for delivery of the finished product at a specified location. Although Darling’s prices generally move in concert with reported Jacobsen prices, Darling’s actual sales prices for its finished products may vary significantly from the Jacobsen index because of delivery timing differences and because Darling’s finished products are delivered to multiple locations in different geographic regions which utilize different price indexes. During the first nine months of Fiscal 2010, Darling’s actual sales prices by product trended with the disclosed Jacobsen prices. Average Jacobsen prices (at the specified delivery point) for the first nine months of Fiscal 2010, compared to average Jacobsen prices for the first nine months of Fiscal 2009 follow:

	Avg. Price first nine months 2010	Avg. Price first nine months 2009	Increase/ (Decrease)	% Increase/ (Decrease)

MBM (Illinois)	$296.56 /ton	$348.90 /ton	$(52.34)/ton	(15.0)%
BFT (Chicago)	$31.55 /cwt	$25.02 /cwt	$6.53 /cwt	26.1%
YG (Illinois)	$25.18 /cwt	$20.76 /cwt	$4.42 /cwt	21.3%

The overall increase in average BFT and YG prices of the finished products Darling sells had a favorable impact on revenue that was partially offset by lower MBM prices and by a negative impact to Darling’s raw material cost resulting from formula pricing arrangements, which compute raw material cost based upon the price of finished product.

Raw material volume.    Raw material volume represents the quantity (pounds) of raw material collected from Rendering Segment suppliers, such as butcher shops, grocery stores and independent beef, pork and poultry processors, and from Restaurant Services Segment suppliers, such as food service establishments. Raw material volumes from Darling’s Rendering segment suppliers provide an indication of the future production of MBM and BFT finished products, and raw material volumes from Darling’s Restaurant Services segment suppliers provide an indication of the future production of YG finished products.

Production volume and related yield of finished product.    Finished product production volumes are the end result of Darling’s production processes, and directly impact goods available for sale, and thus become an important component of sales revenue. In addition, physical inventory turn-over is impacted by both the availability of credit to Darling’s customers and suppliers and reduced market demand which can lower finished product inventory values. Yield on production is a ratio of production volume (pounds), divided by raw material volume (pounds) and provides an indication of effectiveness of Darling’s production process. Factors impacting yield on production include quality of raw material and warm weather during summer months, which rapidly degrades raw material. The quantities of finished products produced varies depending on the mix of raw materials used in production. For example, raw material from cattle yields more fat and protein than raw material from pork or poultry. Accordingly, the mix of finished products produced by Darling can vary from quarter to quarter depending on the type of raw material being received by Darling. Darling cannot increase the production of protein or fat based on demand since the type of raw material will dictate the yield of each finished product.

Energy prices for natural gas quoted on the NYMEX Index and diesel fuel.    Natural gas and heating oil commodity prices are quoted each day on the NYMEX exchange for future months of delivery of natural gas and diesel fuel. The prices are important to Darling because natural gas and diesel fuel are major components of factory operating and collection costs and natural gas and diesel fuel prices are an indicator of achievement of Darling’s business plan.

Collection fees and collection operating expense.    Darling charges collection fees which are included in net sales. Each month Darling monitors both the collection fee charged to suppliers, which is included in net sales, and collection expense, which is included in cost of sales. The importance of monitoring collection fees and collection expense is that they provide an indication of achievement of Darling’s business plan. Furthermore, management monitors collection fees and collection expense so that Darling can consider implementing measures to mitigate against unforeseen increases in these expenses.

Factory operating expenses.    Darling incurs factory operating expenses which are included in cost of sales. Each month Darling monitors factory operating expense. The importance of monitoring factory operating expense is that it provides an indication of achievement of Darling’s business plan. Furthermore, when unforeseen expense increases occur, Darling can consider implementing measures to mitigate such increases.

Net sales

Darling collects and processes animal by-products (fat, bones and offal), including hides, and used cooking oil to principally produce finished products of MBM, BFT, YG and hides. Sales are significantly affected by finished goods prices, quality and mix of raw material, and volume of raw material. Net sales include the sales of produced finished goods, collection fees, fees for grease trap services, and finished goods purchased for resale.

During the first nine months of Fiscal 2010, net sales were $497.7 million as compared to $448.2 million during the first nine months of Fiscal 2009. The Rendering Segment’s finished products are primarily MBM, which is approximately $174.6 million and $189.0 million of net sales for the nine months ended October 2, 2010 and October 3, 2009, respectively, and BFT, which is approximately $179.4 million and $135.5 million of net sales for the nine months ended October 2, 2010 and October 3, 2009, respectively. The Restaurant Services Segment’s finished product is YG, which is approximately $90.0 million and $71.1 million of net sales for the nine months ended October 2, 2010 and October 3, 2009, respectively. The increase in Rendering Segment sales of $28.7 million and the increase in Restaurant Services Segment sales of $20.8 million accounted for the $49.5 million increase in sales. The increase in net sales was primarily due to the following (in millions of dollars):

	Rendering	Restaurant Services	Corporate	Total

Increase in finished product prices	$20.0	$18.4	$—	$38.4
Increase in raw material volume	9.5	2.6	—	12.1
Increase/(decrease) in yield	2.8	(0.4)	—	2.4
Purchases of finished product for resale	(2.0)	1.1	—	(0.9)
Other sales (decreases)/increases	(3.1)	0.6	—	(2.5)
Product transfers	1.5	(1.5)	—	—

	$28.7	$20.8	$—	$49.5

Further detail regarding the $28.7 million increase in sales in the Rendering Segment and the $20.8 million increase in sales in the Restaurant Services Segment is as follows:

Rendering

Finished Product Prices:    Higher prices in the overall commodity market for corn and soybean oil, which is competing fats to BFT, positively impacted Darling’s finished product prices while MBM prices were lower as soybean meal prices were lower. $20.0 million of the increase in Rendering Segment sales is due primarily to a market-wide increase in BFT prices (fat), but this increase was impacted by extreme summer temperatures in the third quarter of Fiscal 2010 as compared to the third quarter of Fiscal 2009 that also extended for a longer period of time which affected product quality resulting in lower grades of rendered tallow and grease for sale. The market increases were due to changes in supply/demand in both the domestic and export markets for commodity fats, including BFT.

Raw Material Volume:    The positive effect of the integration of current and prior year acquisition activity has resulted in higher raw material volumes available to process. The higher raw material volumes from Rendering Segment suppliers, which are processed into MBM and BFT finished products increased sales by $9.5 million. As noted elsewhere, MBM and BFT are derived principally from bones, fat and offal from the Rendering Segment’s suppliers. The proportions of bones, fat and offal are relatively stable, but will vary from production run to production run based on the source and whether the material is principally beef, pork or poultry material. Darling has no ability to alter the proportion of bones, fat and offal offered to Darling by Darling’s suppliers and therefore Darling cannot meaningfully alter the mix of MBM and BFT resulting from Darling’s rendering process.

Yield:    The raw material processed in the first nine months of Fiscal 2010 compared to the same period of Fiscal 2009 yielded more finished product for sale and increased sales by $2.8 million. The increase in the relative portion of cattle offal in the raw material collected during the first nine months of Fiscal 2010 impacted yields since cattle offal is a higher yielding material than pork and poultry offal.

Purchases of Finished Product for Resale:    Darling purchased less finished product for resale from third party suppliers in the first nine months of Fiscal 2010 compared to the same period in Fiscal 2009 by $2.0 million. Higher volumes and higher yields reduced the need to source third party product.

Other Sales:    The $3.1 million decrease in other Rendering Segment sales was primarily due to lower collection and processing fees.

Product Transfers:    Depending on Darling’s customers’ finished product quality specifications and the quality of raw material Darling receives from meat processors and other sources, from time to time BFT material must be downgraded and sold as YG. Generally, product transfers occur when BFT is downgraded and the product is reclassified as YG, which is a Restaurant Services Segment product. Product transfers from the Rendering Segment to the Restaurant Services Segment were less in the first nine months of Fiscal 2010 compared to the same period in Fiscal 2009. When less product is transferred from the Rendering Segment to the Restaurant Services Segment, more BFT is available for sale by the Rendering Segment and YG sales will decrease correspondingly. The increase in BFT available in the first nine months of Fiscal 2010 compared to Fiscal 2009 resulted in an increase in Rendering Segment sales of $1.5 million.

Restaurant Services

Finished Product Prices:    Higher prices in competing commodities due to an increase in global demand for use of YG in bio-fuels positively impacted Darling’s YG finished product prices. The $18.4 million increase in Restaurant Services Segment sales was due to a significant increase in prices for YG and competing commodity products during the first nine months of Fiscal 2010 as compared to the same period in Fiscal 2009.

Raw Material Volume:    The positive effect of the integration of prior year acquisition activity and improving conditions in the food service industry impacted the volume of raw material available for collection. Higher raw material volume from used cooking oil suppliers increased YG sales by $2.6 million. As noted elsewhere, YG is produced by Darling’s Restaurant Services segment as a result of refining used cooking oil collected from Darling’s food service establishment suppliers.

Yield:    Although the volume of cooking oil has improved, Darling believes that YG yields have declined because the cooking oil received is being used longer by the food service industry, which decreases the quality of oil picked up from suppliers. This lowers yield and lowers the amount of finished product available for sale resulting in reduced sales of $0.4 million.

Purchases of Finished Product for Resale:    The $1.1 million increase in sales resulted from Darling purchasing more finished product for resale from third party suppliers in the first nine months of Fiscal 2010 as compared to the same period in Fiscal 2009.

Other Sales:    The $0.6 million increase in other sales was primarily from prior year acquisitions in the Restaurant Services Segment.

Product Transfers:    Product transfers from the Rendering Segment to the Restaurant Services Segment were less in the first nine months of Fiscal 2010 as compared to the same period in Fiscal 2009. The decrease in product transfers was a result of less BFT (a Rendering Segment product) being downgraded and transferred to the Restaurant Services Segment to be sold as YG in the first nine months of Fiscal 2010 compared to Fiscal 2009. As a result, Restaurant Services Segment sales were decreased by $1.5 million in the first nine months of Fiscal 2010.

Cost of sales and operating expenses

Cost of sales and operating expenses include the cost of raw material, the cost of product purchased for resale and the cost to collect raw material, which includes diesel fuel and processing costs including natural gas. Darling utilizes both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible for changes in competition. Significant changes in finished goods market conditions impact finished product inventory values, while raw materials purchased under formula prices are correlated with specific finished goods prices. Energy costs, particularly diesel fuel and natural gas, are significant components of Darling’s cost structure. Darling has the ability to burn alternative fuels at a majority of its plants to help manage Darling’s price exposure to volatile energy markets.

During the first nine months of Fiscal 2010, cost of sales and operating expenses were $369.9 million as compared to $330.2 million during the first nine months of Fiscal 2009. Increases in Rendering Segment cost of sales and operating expenses of $32.0 million and the increase in Restaurant Services Segment cost of sales and operating expenses of $7.7 million accounted for a majority of the $39.7 million increase in cost of sales and operating expenses. The increase in cost of sales and operating expenses was primarily due to the following (in millions of dollars):

	Rendering	Restaurant Services	Corporate	Total

Increase in raw material costs	$24.5	$5.1	$—	$29.6
Increase in energy costs, primarily natural gas and diesel fuel	0.5	0.7	—	1.2
Other expense increases	5.2	1.9	—	7.1
Increase in raw material volume	2.2	0.7	—	2.9
Purchases of finished product for resale	(1.9)	0.8	—	(1.1)
Product transfers	1.5	(1.5)	—	—

	$32.0	$7.7	$—	$39.7

Further detail regarding the $32.0 million increase in cost of sales and operating expenses in the Rendering Segment and the $7.7 million increase in the Restaurant Services Segment is as follows:

Rendering

Raw Material Costs:    A portion of Darling’s volume of raw material is acquired on a formula basis. Under a formula arrangement, the cost of raw material is tied to the finished product market for MBM and BFT. Darling’s formula pricing was impacted by extreme summer temperatures in the third quarter of Fiscal 2010 as compared to the third quarter of Fiscal 2009 due primarily to raw material being priced based on higher quality rendered tallow and grease than Darling’s actual sales, which increased the overall impact of higher raw material costs from overall higher BFT prices in Fiscal 2010 resulting in an increase of $24.5 million in raw material costs in Fiscal 2010 as compared to Fiscal 2009.

Other Expense:    The $5.2 million increase in other expense which includes increases in payroll and related benefits, increases in repairs and maintenance and increases in hauling costs is primarily due to the integration of additional locations resulting from current and prior year acquisitions in the Rendering Segment.

Raw Material Volume:    The integration of current and prior year acquisition activity and signs of an improved U.S. economy have resulted in higher raw material volume available to process. The higher raw material volume from Rendering Segment suppliers increased cost of sales by $2.2 million.

Energy Costs:    Both natural gas and diesel fuel are major components of collection and factory operating costs to the Rendering Segment. During the first nine months of Fiscal 2010, energy costs were higher and are reflected in the $0.5 million increase due primarily to diesel fuel costs as compared to the same period in Fiscal 2009.

Purchases of Finished Product for Resale:    Darling purchased less finished product for resale from third party suppliers in the first nine months of Fiscal 2010 compared to the same period in Fiscal 2009 by $1.9 million.

Product Transfers:    In the first nine months of Fiscal 2010, less BFT failed to meet customer finished product quality specifications than in the first nine months of Fiscal 2009, and therefore less BFT was downgraded to YG value and transferred from the Rendering Segment to the Restaurant Services Segment. Since the Rendering Segment had relatively more BFT available for sale in the first nine months of Fiscal 2010, cost of sales related to product transfers increased by $1.5 million.

Restaurant Services

Raw Material Costs:    YG finished product prices were higher in the first nine months of Fiscal 2010 as compared to Fiscal 2009, which caused the raw material costs to increase by $5.1 million.

Other Expense:    The $1.9 million increase in other expense was primarily due to the integration of additional locations resulting from prior year acquisitions in the Restaurant Services Segment.

Raw Material Volume:    Signs of improving conditions in the food service industry impacted the volume of raw material available for collection. Higher raw material volume from used cooking oil suppliers increased cost of sales by $0.7 million.

Energy Costs:    Both natural gas and diesel fuel are major components of collection and factory operating costs to the Restaurant Services Segment. During the first nine months of Fiscal 2010, energy costs were higher and are reflected in the $0.7 million increase due primarily to diesel fuel costs as compared to the same period in Fiscal 2009.

Purchases of Finished Product for Resale:    Darling purchased more finished product for resale from third party suppliers in the first nine months of Fiscal 2010 compared to the same period in Fiscal 2009 by $0.8 million.

Product Transfers:    Because less BFT was downgraded for failure to meet customer specifications and subsequently sold by the Restaurant Services Segment as YG in the first nine months of Fiscal 2010 compared to Fiscal 2009, the cost of sales was decreased by $1.5 million.

Selling, general and administrative expenses

Selling, general and administrative expenses were $48.1 million during the first nine months of Fiscal 2010, a $2.7 million increase (5.9%) from $45.4 million during the first nine months of Fiscal 2009. Payroll and related expense increases were due to current and prior year acquisition activity and more favorable operations in the first nine months of Fiscal 2010 as compared to the same period in Fiscal 2009. The increase was primarily due to the following (in millions of dollars):

	Rendering	Restaurant Services	Corporate	Total

Increase in payroll and incentive-related benefits	$0.4	$0.4	$0.9	$1.7
Increase in legal and consulting expense	0.1	—	0.4	0.5
Other expense increases	0.2	0.5	(0.2)	0.5

	$0.7	$0.9	$1.1	$2.7

Depreciation and amortization

Depreciation and amortization charges increased $3.7 million (20.3%) to $21.9 million during the first nine months of Fiscal 2010 as compared to $18.2 million during the first nine months of Fiscal 2009. The increase in depreciation and amortization is primarily due to an overall increase in depreciable capital assets and intangibles due to capital expenditures and current and prior year acquisition activity.

Interest expense

Interest expense was $2.7 million during the first nine months of Fiscal 2010 compared to $2.2 million during the first nine months of Fiscal 2009, an increase of $0.5 million, primarily due to an increase in rates and fees from the amended credit agreement that were partially offset by a decrease in the outstanding balance related to Darling’s debt.

Other income/expense

Other expense was $1.7 million in the first nine months of Fiscal 2010, a $1.4 million increase as compared to $0.3 million in the first nine months of Fiscal 2009. The increase in other expense is primarily due to costs associated with the expected renewable diesel fuel joint venture project and an increase in loss on sale of fixed assets.

Income taxes

Darling recorded income tax expense of $19.2 million for the first nine months of Fiscal 2010, compared to income tax expense of $19.4 million recorded in the first nine months of Fiscal 2009, a decrease of $0.2 million. The effective tax rate for the first nine months of Fiscal 2010 is 35.9% and differs from the statutory rate of 35% due primarily to state income taxes and production deductions. The effective tax rate for the first nine months of Fiscal 2009 of 37.3% differs from the statutory rate of 35% primarily due to state income taxes.

Fiscal 2009 Compared to Fiscal 2008

Fiscal 2008 includes an additional week of operations which occurs every five to six years. In Fiscal 2008 the additional week increased both net sales and costs by approximately $10 million with an immaterial effect on operating income and net income.

The following table summarizes Darling’s historical results of operations for Fiscal 2009 and Fiscal 2008:

(Dollars in thousands)	Fifty-three Weeks Ended January 3, 2009		Fifty-two Weeks Ended January 2, 2010		2009 vs. 2010

Net sales:
Rendering	$585,108	72.5%	$458,573	76.7%	(21.6)%
Restaurant services	222,384	27.5%	139,233	23.3%	(37.4)%

Total net sales	807,492	100.0%	597,806	100.0%	(26.0)%

Cost of sales and operating expenses	614,708	76.1%	440,111	73.6%	(28.4)%
Selling, general and administrative expenses	59,761	7.4%	61,530	10.3%	3.0%
Depreciation and amortization	24,433	3.0%	25,226	4.2%	3.2%
Goodwill impairment	15,914	2.0%	—	—	100.0%

Operating income	92,676	11.5%	70,939	11.9%	(23.5)%

Interest expense	3,018	0.4%	3,105	0.5%	2.9%
Other (income)/expense	(258)	0.0%	955	0.2%
Income tax expenses	35,354	4.4%	25,089	4.2%	(29.0)%

Net income	$54,562	6.8%	$41,790	7.0%	(23.5)%

Summary of key factors impacting Fiscal 2009 results

Principal factors that contributed to a $21.8 million decrease in operating income, which are discussed in greater detail in the following section, were:

•	Lower raw material volumes, and
•	Lower finished product prices.

These decreases to operating income were partially offset by:

•	Lower raw material costs,
•	Lower energy costs, primarily related to natural gas and diesel fuel, and
•	Prior year goodwill impairment.

Summary of key indicators of Fiscal 2009 performance

Principal indicators that management routinely monitors and compares to previous periods as an indicator of problems or improvements in operating results include:

•	Finished product commodity prices,
•	Raw material volume,
•	Production volume and related yield of finished product,

•	Energy prices for natural gas quoted on the NYMEX index and diesel fuel,
•	Collection fees and collection operating expense, and
•	Factory operating expenses.

These indicators and their importance are discussed below in greater detail.

Finished product commodity prices.    Prices for finished product commodities that Darling produces are reported each business day on the Jacobsen index, an established trading exchange price publisher. The Jacobsen index reports industry sales from the prior day’s activity by product. The Jacobsen index includes reported prices for MBM and BFT (which are end products of Darling’s Rendering Segment) and YG (which is an end product of Darling’s Restaurant Services Segment). Darling regularly monitors Jacobsen index reports on MBM, BFT and YG because they provide a daily indication of Darling’s revenue performance against business plan benchmarks. Although the Jacobsen index provides one useful metric of performance, Darling’s finished products are commodities that compete with other commodities such as corn, soybean oil and soybean meal on nutritional and functional values and therefore actual pricing for Darling’s finished products, as well as competing products, can be quite volatile. In addition, the Jacobsen index does not provide forward or future period pricing. The Jacobsen prices quoted below are for delivery of the finished product at a specified location. Although Darling’s prices generally move in concert with reported Jacobsen prices, Darling’s actual sales prices for its finished products may vary significantly from the Jacobsen index because of delivery timing differences and because Darling’s finished products are delivered to multiple locations in different geographic regions which utilize different price indexes. Average Jacobsen prices (at the specified delivery point) for Fiscal 2009, compared to average Jacobsen prices for Fiscal 2008 follow:

	Avg. Price Fiscal 2009	Avg. Price Fiscal 2008	Increase/ (Decrease)	% Increase/ (Decrease)

MBM (Illinois)	$338.09 /ton	$333.17 /ton	$4.92 /ton	1.5%
BFT (Chicago)	$25.21 /cwt	$34.21 /cwt	$(9.00) /cwt	(26.3)%
YG (Illinois)	$20.73 /cwt	$27.75 /cwt	$(7.02) /cwt	(25.3)%

The overall decrease in average prices for BFT and YG of the finished products Darling sells had an unfavorable impact on revenue that was partially offset by a positive impact to Darling’s raw material cost resulting from formula pricing arrangements, which compute raw material cost based upon the price of finished product.

Raw material volume.    Raw material volume represents the quantity (pounds) of raw material collected from Rendering Segment suppliers, such as butcher shops, grocery stores and independent beef, pork and poultry processors, and from Restaurant Services Segment suppliers, such as food service establishments. Raw material volumes from Darling’s Rendering Segment suppliers provide an indication of the future production of MBM and BFT finished products, and raw material volumes from Darling’s Restaurant Services Segment suppliers provide an indication of the future production of YG finished products.

Production volume and related yield of finished product.    Finished product production volumes are the end result of Darling’s production processes, and directly impact goods available for sale, and thus become an important component of sales revenue. In addition, physical inventory turn-over is impacted by both the availability of credit to Darling’s customers and suppliers and reduced market demand which can lower finished product inventory values. Yield on production is a ratio of production volume (pounds), divided by raw material volume (pounds) and provides an indication of effectiveness of Darling’s production process. Factors impacting yield on production include quality of raw material and warm weather during summer months, which rapidly degrades raw material. The quantities of finished products produced varies depending on the mix of raw materials used in production. For example, raw material from cattle yields more fat and protein than raw material from pork or poultry. Accordingly, the mix of finished products produced by Darling can vary from quarter to quarter depending on the type of raw material being received by Darling. Darling cannot increase the production of protein or fat based on demand since the type of raw material will dictate the yield of each finished product.

Energy prices for natural gas quoted on the NYMEX Index and Diesel Fuel.    Natural gas and heating oil commodity prices are quoted each day on the NYMEX exchange for future months of delivery of natural gas and diesel fuel. The prices are important to Darling because natural gas and diesel fuel are major components of factory operating and collection costs and natural gas and diesel fuel prices are an indicator of achievement of Darling’s business plan.

Collection fees and collection operating expense.    Darling charges collection fees which are included in net sales. Each month Darling monitors both the collection fee charged to suppliers, which is included in net sales, and collection expense, which is included in cost of sales. The importance of monitoring collection fees and collection expense is that they provide an indication of achievement of Darling’s business plan. Furthermore, management monitors collection fees and collection expense so that Darling can consider implementing measures to mitigate against unforeseen increases in these expenses.

Factory operating expenses.    Darling incurs factory operating expenses which are included in cost of sales. Each month Darling monitors factory operating expense. The importance of monitoring factory operating expense is that it provides an indication of achievement of Darling’s business plan. Furthermore, when unforeseen expense increases occur, Darling can consider implementing measures to mitigate such increases.

Net sales

Darling collects and processes animal by-products (fat, bones and offal), including hides, and used cooking oil to principally produce finished products of MBM, BFT, YG and hides. Sales are significantly affected by finished goods prices, quality and mix of raw material, and volume of raw material. Net sales include the sales of produced finished goods, collection fees, fees for grease trap services, and finished goods purchased for resale.

During Fiscal 2009, net sales were $597.8 million as compared to $807.5 million during Fiscal 2008. The decrease in Rendering Segment sales of $126.5 million and the decrease in Restaurant Services Segment sales of $83.2 million accounted for the $209.7 million decrease in sales. The decrease in net sales was primarily due to the following (in millions of dollars):

	Rendering	Restaurant Services	Corporate	Total

Decrease in finished product prices	$(59.0)	$(40.5)	$—	$(99.5)
Decrease in raw material volume	(64.3)	(9.8)	—	(74.1)
Other sales (decreases)/increases	(24.6)	4.7	—	(19.9)
Purchases of finished product for resale	(8.7)	(2.1)	—	(10.8)
Decrease in yield	(4.5)	(0.9)	—	(5.4)
Product transfers	34.6	(34.6)	—	—

	$(126.5)	$(83.2)	$—	$(209.7)

Further detail regarding the $126.5 million decrease in sales in the Rendering Segment and the $83.2 million decrease in sales in the Restaurant Services Segment is as follows:

Rendering

Finished Product Prices:    Lower prices in the overall commodity market for corn and soybean oil, which are competing fats to BFT, negatively impacted Darling’s finished product prices. $59.0 million of the decrease in Rendering Segment sales is due to a market-wide decrease in BFT prices (fat) offset slightly by a market-wide increase in MBM prices (protein). The market declines were due to changes in supply/demand in both the domestic and export markets for commodity fats, including BFT.

Raw Material Volume:    Production cutbacks from integrated processors and closures of mid-sized processor operations as a result of difficult economic conditions for consumers generally and in the food service industry resulted in lower raw material available to process. The lower raw material from Rendering Segment suppliers, which is processed into MBM and BFT finished products, decreased sales by $64.3 million. As noted elsewhere, MBM and BFT are derived principally from bones, fat and offal from the Rendering Segment’s suppliers. The proportions of bones, fat and offal are relatively stable, but will vary from production run to production run based on the source and whether the material is principally beef, pork or poultry material. Darling has no ability to alter the proportion of bones, fat and offal offered to Darling by Darling’s suppliers and therefore we cannot meaningfully alter the mix of MBM and BFT resulting from Darling’s rendering process. During Fiscal 2009, Darling’s suppliers in the Rendering Segment were negatively impacted by the continued weak economy and decline in consumer confidence, resulting in a reduction in meat consumption and a corresponding reduction in the supply of raw materials available to Darling.

Other Sales:    The $24.6 million decrease in other Rendering Segment sales was primarily due to lower prices and volumes on hides. Hide volumes were down due to lower dead stock volume and lower slaughter rates at beef processors, as well as Darling’s decision not to skin as many hides since the cost to process the hides was more than the value of the finished product. Prices were impacted by difficult economic conditions and decreased demand for leather goods. The lower dead stock volume was due primarily to unseasonably good weather in Fiscal 2009.

Purchases of Finished Product for Resale:    Darling purchased less finished product for resale from third party suppliers in Fiscal 2009 compared to the same period in Fiscal 2008 by $8.7 million. Lower domestic and export demand for finished products reduced the need to source third party product.

Yield:    The raw material processed in Fiscal 2009 compared to the same period of Fiscal 2008 yielded less finished product for sale and reduced sales by $4.5 million. The reduction in cattle kills by the packing industry during the year impacted yields since cattle offal is a higher yielding material than pork and poultry offal.

Product Transfers:    Depending on Darling’s customers’ finished product quality specifications and the quality of raw material Darling receives from meat processors and other sources, from time to time BFT material must be downgraded and sold as YG. Generally, product transfers occur when BFT is downgraded and the product is reclassified as YG, which is a Restaurant Services Segment product. Product transfers from the Rendering Segment to the Restaurant Services Segment were less in Fiscal 2009 compared to the same period in Fiscal 2008. When less product is transferred from the Rendering Segment to the Restaurant Services Segment, more BFT is available for sale by the Rendering Segment and YG sales will decrease correspondingly. The increased BFT available in Fiscal 2009 compared to Fiscal 2008 resulted in an increase in Rendering Segment sales of $34.6 million.

Restaurant Services

Finished Product Prices:    Lower prices in the commodity markets for competing fats and corn negatively impacted Darling’s YG finished product prices. The $40.5 million decrease in Restaurant Services Segment sales was due to a significant decrease in prices for YG and competing commodity products. The market declines were due to weaker demand in both the domestic and export markets for YG.

Raw Material Volume:    Difficult economic conditions in the food service industry impacted the volume of raw material available for collection. Lower raw material volume from used cooking oil suppliers decreased YG sales by $9.8 million. As noted elsewhere, YG is produced by Darling’s Restaurant Services Segment as a result of refining used cooking oil collected from Darling’s food service establishment suppliers. During Fiscal 2009, Darling’s suppliers in the Restaurant Services Segment were negatively impacted by the continued weak economy and decline in consumer confidence, resulting in reduced patronage of restaurants, longer usage by restaurants of cooking oil and a corresponding reduction in the supply of used cooking oil available to Darling.

Other Sales:    The $4.7 million increase in other sales was primarily from the current year acquisitions in the Restaurant Services Segment.

Purchases of Finished Product for Resale:    The $2.1 million decrease in sales resulted from Darling purchasing less finished product for resale from third party suppliers in Fiscal 2009 as compared to the same period in Fiscal 2008. With less demand for finished products, Darling’s need to source additional third party product for sales decreased.

Yield:    Darling believes that YG yields have declined because of the current economic environment in the U.S. that has caused the food service industry to use their current oil longer, which decreases the volumes and quality of cooking oil picked up from suppliers. This lowers yields and lowers the amount of finished product available for sale resulting in reduced sales of $0.9 million.

Product Transfers:    Product transfers from the Rendering Segment to the Restaurant Services Segment were less in Fiscal 2009 as compared to the same period in Fiscal 2008. The reduction in product transfers was a result of less BFT (a Rendering Segment product) being downgraded and transferred to the Restaurant Services Segment to be sold as YG in Fiscal 2009 compared to Fiscal 2008. As a result, Restaurant Services Segment sales were reduced by $34.6 million in Fiscal 2009.

Cost of sales and operating expenses

Cost of sales and operating expenses include the cost of raw material, the cost of product purchased for resale and the cost to collect raw material, which includes diesel fuel and processing costs including natural gas. Darling utilizes both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible for changes in competition. Significant changes in finished goods market conditions impact finished product inventory values, while raw materials purchased under formula prices are correlated with specific finished goods prices. Energy costs, particularly diesel fuel and natural gas, are significant components of Darling’s cost structure. Darling has the ability to burn alternative fuels at a majority of its plants to help manage Darling’s price exposure to volatile energy markets.

During Fiscal 2009, cost of sales and operating expenses were $440.1 million as compared to $614.7 million during Fiscal 2008. Decreases in Rendering Segment cost of sales and operating expenses of $108.5 million and the decrease in Restaurant Services Segment cost of sales and operating expenses of $67.0 million accounted for a majority of the $174.6 million decrease in cost of sales and operating expenses. The decrease in cost of sales and operating expenses was primarily due to the following (in millions of dollars):

	Rendering	Restaurant Services	Corporate	Total

Decrease in raw material costs	$(56.4)	$(25.6)	$—	$(82.0)
Decreases in energy costs, primarily natural gas and diesel fuel	(24.4)	(3.1)	(0.3)	(27.8)
Other expense (decreases)/increases	(28.8)	0.9	1.2	(26.7)
Decrease in raw material volume	(19.7)	(2.8)	—	(22.5)
Purchases of finished product for resale	(10.6)	(1.8)	—	(12.4)
Multi-employer pension plans mass withdrawal termination	(3.2)	—	—	(3.2)
Product transfers	34.6	(34.6)	—	—

	$(108.5)	$(67.0)	$0.9	$(174.6)

Further detail regarding the $108.5 million decrease in cost of sales and operating expenses in the Rendering Segment and the $67.0 million decrease in the Restaurant Services Segment is as follows:

Rendering

Raw Material Costs:    In Fiscal 2009 approximately 53% of Darling’s annual volume of raw material was acquired on a “formula” basis. Under a formula arrangement, the cost of raw material is tied to the finished product market for MBM and BFT. Since finished product prices were lower in Fiscal 2009 as compared to Fiscal 2008, the raw material costs decreased by $56.4 million.

Energy Costs:    Both natural gas and diesel fuel are major components of collection and factory operating costs to the Rendering Segment. The lower energy costs of $24.4 million reflect the lower cost of natural gas and diesel fuel during Fiscal 2009 as compared to Fiscal 2008.

Other Expense:    Other expense decreased $28.8 million in cost of sales and operating expenses principally due to lower hide prices and volumes. Hide volumes were down due to lower dead stock volumes and lower slaughter rates at beef processors, as well as Darling’s decision not to skin as many hides since the cost to process the hides was more than the value of the finished product. Prices were impacted by difficult economic conditions and decreased demand for leather goods. The lower dead stock volume was due primarily to unseasonably good weather in Fiscal 2009.

Raw Material Volume:    Production cutbacks from integrated processors and closures of mid-sized processor operations resulted in lower raw material available to be processed. The lower raw material reduced the cost of sales by $19.7 million.

Purchases of Finished Product for Resale:    Darling purchased less finished product for resale from third party suppliers in Fiscal 2009 compared to the same period in Fiscal 2008 by $10.6 million.

Product Transfers:    In Fiscal 2009, less BFT failed to meet customer finished product quality specifications than in Fiscal 2008, and therefore less BFT was downgraded to YG value and transferred from the Rendering Segment to the Restaurant Services Segment. Since the Rendering Segment had relatively more BFT available for sale in Fiscal 2009, cost of sales related to product transfers increased $34.6 million.

Restaurant services

Raw Material Costs:    YG finished product prices were lower in the Fiscal 2009 as compared to Fiscal 2008, which caused the raw material costs to decrease by $25.6 million.

Raw Material Volume:    Difficult economic conditions in the food service industry impacted the volume of raw material available to collect. Lower raw material volume from used cooking oil suppliers decreased cost of sales by $2.8 million.

Energy Costs:    Diesel fuel and natural gas are major components of collection and operating costs to the Restaurant Services Segment. The lower energy costs of $3.1 million reflect the lower cost of diesel fuel and natural gas during Fiscal 2009 as compared to the same period in Fiscal 2008.

Other Expense:    The $0.9 million increase in other expense was primarily due to current year acquisitions in the Restaurant Services Segment that more than offset efforts by the operations groups to reduce collection expense.

Purchases of Finished Product for Resale:    The $1.8 million decrease in cost of sales is from purchasing less finished product for resale from third party suppliers.

Product Transfers:    Because less BFT was downgraded for failure to meet customer specifications and subsequently sold by the Restaurant Services Segment as YG in Fiscal 2009 compared to Fiscal 2008, the cost of sales was reduced by $34.6 million year over year.

Selling, general and administrative expenses

Selling, general and administrative expenses were $61.5 million during Fiscal 2009, a $1.7 million increase (2.8%) from $59.8 million during Fiscal 2008. The increase in selling, general and administrative expenses is primarily due to the following (in millions of dollars):

	Rendering	Restaurant Services	Corporate	Total

Other expense (decreases)/increases	$(0.2)	$(0.2)	$2.0	$1.6
Consulting fees	—	—	0.7	0.7
Payroll and related benefits expense	0.8	0.8	(1.1)	0.5
Bad debt expense (decreases)/increases	(0.8)	(0.5)	0.2	(1.1)

	$(0.2)	$0.1	$1.8	$1.7

Depreciation and amortization

Depreciation and amortization charges increased $0.8 million (3.3%) to $25.2 million during Fiscal 2009 as compared to $24.4 million during Fiscal 2008. The increase in depreciation and amortization is primarily due to an overall increase in depreciable capital assets on the balance sheet.

Interest expense

Interest expense was $3.1 million during Fiscal 2009 compared to $3.0 million during Fiscal 2008, an increase of $0.1 million, primarily due to an increase in fees from the amended credit agreement that was partially offset by a decrease in outstanding balance related to Darling’s debt.

Other income/expense

Other expense was $1.0 million in Fiscal 2009, a $1.3 million increase from other income of $0.3 million in Fiscal 2008. The increase in other expense is primarily due to a decrease in interest income on Darling’s interest bearing accounts due to lower rates and increases in other non-operating expenses, which includes approximately $0.5 million of costs associated with the expected renewable diesel joint venture project.

Income taxes

Darling recorded income tax expense of $25.1 million for Fiscal 2009, compared to income tax expense of $35.4 million recorded in Fiscal 2008, a decrease of $10.3 million, primarily due to a decrease in pre-tax earnings of Darling in Fiscal 2009. The effective tax rate for Fiscal 2009 and Fiscal 2008 is 37.5 % and 39.3%, respectively. The difference from the federal statutory rate of 35% in Fiscal 2009 and Fiscal 2008 is primarily due to state taxes.

Fiscal 2008 Compared to Fiscal 2007

Fiscal 2008 includes an additional week of operations which occurs every five to six years. In Fiscal 2008 the additional week increased both net sales and costs by approximately $10 million with an immaterial effect on operating income and net income.

The following table summarizes Darling’s historical results of operations for Fiscal 2008 and Fiscal 2007:

(Dollars in thousands)	Fifty-two Weeks Ended December 29, 2007		Fifty-three Weeks Ended January 3, 2009		2007 vs. 2008

Net sales:
Rendering	$464,468	72.0%	$585,108	72.5%	26.0%
Restaurant services	180,845	28.0%	222,384	27.5%	23.0%

Total net sales	645,313	100.0%	807,492	100.0%	25.1%

Cost of sales and operating expenses	483,453	74.9%	614,708	76.1%	27.1%
Selling, general and administrative expenses	57,999	9.0%	59,761	7.4%	3.0%
Depreciation and amortization	23,214	3.6%	24,433	3.0%	5.3%
Goodwill impairment	—	—	15,914	2.0%	N/M

Operating income	80,647	12.5%	92,676	11.5%	14.9%

Interest expense	5,045	0.8%	3,018	0.4%	(40.2)%
Other (income)/expense	570	0.1%	(258)	0.0%
Income tax expenses	29,499	4.6%	35,354	4.4%	19.8%

Net income	$45,533	7.1%	$54,562	6.8%	19.8%

Summary of key factors impacting Fiscal 2008 results

Principal factors that contributed to a $12.1 million increase in operating income, which are discussed in greater detail in the following section, were higher finished product prices.

These increases to operating income were partially offset by:

•	Higher raw material costs,
•	Goodwill impairment,
•	Higher energy costs, primarily related to natural gas and diesel fuel, and
•	Higher payroll and incentive-related benefits.

Summary of key indicators of Fiscal 2008 performance:

Principal indicators that management routinely monitors and compares to previous periods as an indicator of problems or improvements in operating results include:

•	Finished product commodity prices,
•	Raw material volume,
•	Production volume and related yield of finished product,
•	Energy prices for natural gas quoted on the NYMEX index and diesel fuel,
•	Collection fees and collection operating expense, and
•	Factory operating expenses.

These indicators and their importance are discussed below in greater detail.

Finished product commodity prices.    Prices for finished product commodities that Darling produces are reported each business day on the Jacobsen index, an established trading exchange price publisher. The Jacobsen index reports industry sales from the prior day’s activity by product. The Jacobsen index includes reported prices for MBM and BFT (which are end products of Darling’s Rendering Segment) and YG (which is an end product of Darling’s Restaurant Services Segment). Darling regularly monitors Jacobsen index reports on MBM, BFT and YG because they provide a daily indication of Darling’s revenue performance against business plan benchmarks. Although the Jacobsen index provides one useful metric of performance, Darling’s finished products are commodities that compete with other commodities such as corn, soybean oil and soybean meal on nutritional and functional values and therefore actual pricing for Darling’s finished products, as well as competing products, can be quite volatile. In addition, the Jacobsen index does not provide forward or future period pricing. The Jacobsen prices quoted below are for delivery of the finished product at a specified location. Although Darling’s prices generally move in concert with reported Jacobsen prices, Darling’s actual sales prices for its finished products may vary significantly from the Jacobsen index because of delivery timing differences and because Darling’s finished products are delivered to multiple locations in different geographic regions which utilize different price indexes. Average Jacobsen prices (at the specified delivery point) for Fiscal 2008, compared to average Jacobsen prices for Fiscal 2007 follow:

	Avg. Price Fiscal 2008	Avg. Price Fiscal 2007	Increase/ (Decrease)	% Increase/ (Decrease)

Rendering segment:
MBM (Illinois)	$333.17/ton	$233.51/ton	$99.66/ton	42.7%
BFT (Chicago)	$34.21 /cwt	$27.89 /cwt	$6.32 /cwt	22.7%
Restaurant Services Segment:
YG (Illinois)	$27.75 /cwt	$21.62 /cwt	$6.13 /cwt	28.4%

The increase in average prices of the finished products Darling sells had a favorable impact on revenue that was partially offset by a negative impact to Darling’s raw material cost resulting from formula pricing arrangements, which compute raw material cost based upon the price of finished product.

The global economic environment in the fourth quarter caused Darling’s finished product commodity prices to decline significantly subsequent to the third quarter of Fiscal 2008 as commodity prices remained volatile. The following table shows the average Jacobsen index for the fourth quarter of Fiscal 2008 for MBM, BFT and YG as compared to Fiscal 2007.

	Avg. Price 4th Quarter 2008	Avg. Price 4th Quarter 2007	Decrease	% Decrease

Rendering segment:
MBM (Illinois)	$261.56/ton	$270.77/ton	$(9.21)/ton	(3.4)%
BFT (Chicago)	$17.59 /cwt	$30.68 /cwt	$(13.09)/cwt	(42.7)%
Restaurant Services Segment:
YG (Illinois)	$14.76 /cwt	$23.45 /cwt	$(8.69)/cwt	(37.1)%

Raw material volume.    Raw material volume represents the quantity (pounds) of raw material collected from Rendering Segment suppliers, such as butcher shops, grocery stores and independent beef, pork and poultry processors, and from Restaurant Services Segment suppliers, such as food service establishments. Raw material volumes from Darling’s Rendering Segment suppliers provide an indication of the future production of MBM and BFT finished products, and raw material volumes from Darling’s Restaurant Services Segment suppliers provide an indication of the future production of YG finished products.

Production volume and related yield of finished product.    Finished product production volumes are the end result of Darling’s production processes, and directly impact goods available for sale, and thus become an important component of sales revenue. In addition, physical inventory turn-over is impacted by both the availability of credit to Darling’s customers and suppliers and reduced market demand which can lower finished product inventory values. Yield on production is a ratio of production volume (pounds), divided by raw material volume (pounds) and provides an indication of effectiveness of Darling’s production process. Factors impacting yield on production include quality of raw material and warm weather during summer months, which rapidly degrades raw material. The quantities of finished products produced varies depending on the mix of raw materials used in production. For example, raw material from cattle yields more fat and protein than raw material from pork or poultry. Accordingly, the mix of finished products produced by Darling can vary from quarter to quarter depending on the type of raw material being received by Darling. Darling cannot increase the production of protein or fat based on demand since the type of raw material will dictate the yield of each finished product.

Energy prices for natural gas quoted on the NYMEX Index and Diesel Fuel.    Natural gas and heating oil commodity prices are quoted each day on the NYMEX exchange for future months of delivery of natural gas and diesel fuel. The prices are important to Darling because natural gas and diesel fuel are major components of factory operating and collection costs and natural gas and diesel fuel prices are an indicator of achievement of Darling’s business plan.

Collection fees and collection operating expense.    Darling charges collection fees which are included in net sales. Each month Darling monitors both the collection fee charged to suppliers, which is included in net sales, and collection expense, which is included in cost of sales. The importance of monitoring collection fees and collection expense is that they provide an indication of achievement of Darling’s business plan. Furthermore, management monitors collection fees and collection expense so that Darling can consider implementing measures to mitigate against unforeseen increases in these expenses.

Factory operating expenses.    Darling incurs factory operating expenses which are included in cost of sales. Each month Darling monitors factory operating expense. The importance of monitoring factory operating expense is that it provides an indication of achievement of Darling’s business plan. Furthermore, when unforeseen expense increases occur, Darling can consider implementing measures to mitigate such increases.

Net Sales

Darling collects and processes animal by-products (fat, bones and offal), including hides, and used cooking oil to principally produce finished products of MBM, BFT, YG and hides. Sales are significantly affected by finished goods prices, quality and mix of raw material, and volume of raw material. Net sales include the sales of produced finished goods, collection fees, fees for grease trap services, and finished goods purchased for resale.

During Fiscal 2008, net sales were $807.5 million as compared to $645.3 million during Fiscal 2007. The increases in Rendering Segment sales of $120.7 million and the increase in Restaurant Services Segment sales of $41.5 million accounted for the $162.2 million increase in sales. The increase in net sales was primarily due to the following (in millions of dollars):

	Rendering	Restaurant Services	Corporate	Total

Higher finished product prices	$148.4	$39.7	$—	$188.1
Purchases of finished product for resale	(10.4)	1.0	—	(9.4)
Decrease in yield	(5.0)	(2.7)	—	(7.7)
Decrease in other sales	(3.5)	(2.1)	—	(5.6)
Decrease in raw material volume	(0.1)	(3.1)	—	(3.2)
Product transfers	(8.7)	8.7	—	—

	$120.7	$41.5	$—	$162.2

Further detail regarding the $120.7 million increase in sales in the Rendering Segment and the $41.5 million increase in sales in the Restaurant Services Segment is as follows:

Rendering

Finished Product Prices:    Higher prices for Fiscal 2008 in the overall commodity market for corn, soybean oil and soybean meal, which are competing proteins and fats to MBM and BFT, positively impacted Darling’s finished product prices. $148.4 million of the increase in Rendering sales is due to a market-wide increase in MBM prices (protein) and in BFT prices (fat). The market increases were due to changes in supply/demand as a result of new demand for bio-fuels and growing consumption for commodity proteins and fats, including MBM and BFT.

Raw Material Volume:    The lower raw material from Rendering Segment suppliers, which is processed into MBM and BFT finished products decreased sales by $0.1 million.

Other Sales:    The $3.5 million decrease in other Rendering sales was primarily due to lower prices and volumes on hides. Hide volumes were down due to lower dead stock volume and lower slaughter rates at beef processors. Prices were impacted by difficult economic conditions and decreased demand for leather goods.

Purchases of Finished Product for Resale:    Darling purchased less finished product for resale from third party suppliers in Fiscal 2008 compared to the same period in Fiscal 2007 by $10.4 million. Lower domestic and export demand for finished products reduced the need to source third party product.

Yield:    The raw material processed in Fiscal 2008 compared to the same period of Fiscal 2007 yielded less finished product for sale and reduced sales by $5.0 million. The reduction in cattle kills by the meat processing industry during the year impacted yields since cattle offal is a higher yielding material than pork and poultry offal.

Product Transfers:    Depending on Darling’s customers’ finished product quality specifications and the quality of raw material Darling receives from meat processors and other sources, from time to time BFT material must be downgraded and sold as YG. Generally, product transfers occur when BFT is downgraded and the product is reclassified as YG, which is a Restaurant Services Segment product. Product transfers from the Rendering Segment to the Restaurant Services Segment were more in Fiscal 2008 compared to the same period in Fiscal 2007. When more product is transferred from the Rendering Segment to the Restaurant Services Segment, less BFT is available for sale by the Rendering Segment and YG sales will increase correspondingly. The decreased BFT available in Fiscal 2008 compared to Fiscal 2007 resulted in a decrease in Rendering Segment sales of $8.7 million.

Restaurant services

Finished Product Prices:    Higher prices in the commodity markets for competing fats and corn positively impacted Darling’s YG finished product prices. The $39.7 million increase in Restaurant Services sales was due to a significant increase in prices for YG and competing commodity products. The market increases were due to stronger demand for bio-fuels and growing consumption for YG.

Raw Material Volume:    Difficult economic conditions in the food service industry impacted the volume of raw material available for collection. Lower raw material volume from used cooking oil suppliers decreased YG sales by $3.1 million.

Other Sales:    The $2.1 million decrease in other sales was primarily from a decrease in collection fees as a result of the higher market price for YG.

Purchases of Finished Product for Resale:    The $1.0 million increase in sales resulted from Darling purchasing more finished product for resale from third party suppliers in Fiscal 2008 as compared to the same period in Fiscal 2007. With more demand for YG finished products, Darling’s need to source additional third party product for sales increased in order to meet Darling’s customers’ needs.

Yield:    Darling believes that YG yields have declined because of the current economic environment in the U.S. that has caused the food service industry to use their current oil longer, which decreases the volumes and quality of cooking oil picked up from suppliers. This lowers yields and lowers the amount of finished product available for sale resulting in reduced sales of $2.7 million.

Product Transfers:    Product transfers from the Rendering Segment to the Restaurant Services Segment were more in Fiscal 2008 as compared to the same period in Fiscal 2007. The increase in product transfers was a result of more BFT (a Rendering Segment product) being downgraded and transferred to the Restaurant Services Segment to be sold as YG in Fiscal 2008 compared to Fiscal 2007. As a result, Restaurant Services Segment sales were increased by $8.7 million in Fiscal 2008.

Cost of sales and operating expenses

Cost of sales and operating expenses include the cost of raw material, the cost of product purchased for resale and the cost to collect raw material, which includes diesel fuel and processing costs including natural gas. Darling utilizes both fixed and formula pricing methods for the purchase of raw materials. Fixed prices are adjusted where possible for changes in competition. Significant changes in finished goods market conditions impact finished product inventory values, while raw materials purchased under formula prices are correlated with specific finished goods prices. Energy costs, particularly diesel fuel and natural gas, are significant components of Darling’s cost structure. Darling has the ability to burn alternative fuels at a majority of its plants to help manage Darling’s price exposure to volatile energy markets.

During Fiscal 2008, cost of sales and operating expenses were $614.7 million as compared to $483.5 million during Fiscal 2007. The increases in Rendering Segment cost of sales and operating expenses of $89.2 million and the increase in Restaurant Services Segment cost of sales and operating expenses of $42.2 million accounted for a majority of the $131.2 million increase in cost of sales and operating expenses. The increase in cost of sales and operating expenses was primarily due to the following (in millions of dollars):

	Rendering	Restaurant Services	Corporate	Total

Higher raw material costs	$81.2	$25.1	$—	$106.3
Higher energy costs, primarily natural gas and diesel fuel	13.6	3.0	—	16.6
Payroll and related benefits	6.0	2.2	—	8.2
Increase/(decrease) in other expenses	3.6	2.1	(0.2)	5.5
Multi-employer pension plans mass withdrawal termination	2.4	—	—	2.4
Sale of judgment	1.2	—	—	1.2
Purchases of finished product for resale	(10.1)	1.1	—	(9.0)
Product transfers	(8.7)	8.7	—	—

	$89.2	$42.2	$(0.2)	$131.2

Further detail regarding the $89.2 million increase in cost of sales and operating expenses in the Rendering Segment and the $42.2 million increase in the Restaurant Services Segment is as follows:

Rendering

Raw Material Costs:    In Fiscal 2008 approximately 58% of Darling’s annual volume of raw material was acquired on a “formula” basis. Under a formula arrangement, the cost of raw material is tied to the finished product market for MBM and BFT. Since finished product prices were higher in the Fiscal 2008 as compared to Fiscal 2007, the raw material costs increased by $81.2 million.

Energy Costs:    Both natural gas and diesel fuel are major components of collection and factory operating costs to the Rendering Segment. The higher energy costs of $13.6 million reflect higher cost of natural gas and diesel fuel costs during Fiscal 2008 as compared to Fiscal 2007.

Other Expense:    Other expense including payroll and related benefits increased $9.6 million in cost of sales and operating expenses. Increases in overall payroll wages and employee benefits, including increased medical costs in Fiscal 2008 as compared to Fiscal 2007 were the primary causes of the increase in other expense.

Purchases of Finished Product for Resale:    Darling purchased less finished product for resale from third party suppliers in Fiscal 2008 compared to the same period in Fiscal 2007 by $10.1 million.

Product Transfers:    In Fiscal 2008, more BFT failed to meet customer finished product quality specifications than in Fiscal 2007, and therefore more BFT was downgraded to YG value and transferred from the Rendering Segment to the Restaurant Services Segment. Since the Rendering Segment had relatively less BFT available for sale in Fiscal 2008, cost of sales related to product transfers decreased $8.7 million.

Restaurant services

Raw Material Costs:    YG finished product prices were significantly higher in the Fiscal 2008 as compared to Fiscal 2007, which caused the raw material costs to increase by $25.1 million.

Energy Costs:    Diesel fuel and natural gas are major components of collection and operating costs to the Restaurant Services Segment. The higher energy costs of $3.0 million reflect the higher cost of diesel fuel and natural gas during Fiscal 2008 as compared to the same period in Fiscal 2007.

Other Expense:    Other expense including payroll and related benefits increased $4.3 million in cost of sales and operating expenses. The primary cause of the increase in other expense is due to increases in overall payroll wages and employee benefits, including medical costs and current year acquisitions in the Restaurant Service Segment.

Purchases of Finished Product for Resale:    The $1.1 million increase in cost of sales is from purchasing more finished product from third party suppliers for resale in order to meet customer demand.

Product Transfers:    Because more BFT was downgraded for failure to meet customer specifications and subsequently sold by the Restaurant Services Segment as YG in Fiscal 2008 compared to Fiscal 2007, the cost of sales was increased by $8.7 million year over year.

Selling, general and administrative expenses

Selling, general and administrative expenses were $59.8 million during Fiscal 2008, a $1.8 million increase (3.1%) from $58.0 million during Fiscal 2007. Darling increased its provision for bad debt based on general credit conditions and delinquent accounts receivable. The increase in selling, general and administrative expenses is primarily due to the following (in millions of dollars):

	Rendering	Restaurant Services	Corporate	Total

Increase in other expenses	$0.1	$0.6	$1.3	$2.0
Payroll and related benefits expense	0.6	0.5	0.5	1.6
Increase in bad debt expense	0.6	0.6	(0.1)	1.1
Decrease in legal expense	—	—	(1.7)	(1.7)
Decrease in legal settlements	—	—	(1.2)	(1.2)

	$1.3	$1.7	$(1.2)	$1.8

Depreciation and amortization

Depreciation and amortization charges increased $1.2 million (5.2%) to $24.4 million during Fiscal 2008 as compared to $23.2 million during Fiscal 2007. The increase in depreciation and amortization is primarily due to an overall increase in capital expenditures.

Goodwill impairment

Darling recorded a goodwill impairment charge of $15.9 million in the fourth quarter of Fiscal 2008 as a result of its annual impairment test. This impairment charge relates to the loss of certain large raw material suppliers in the fourth quarter of Fiscal 2008.

Interest expense

Interest expense was $3.0 million during Fiscal 2008 compared to $5.0 million during Fiscal 2007, a decrease of $2.0 million (40.0%), primarily due to a decrease in outstanding balance related to Darling’s debt.

Other income/expense

Other income was $0.3 million in Fiscal 2008, a $0.9 million increase from other expense of $0.6 million in Fiscal 2007. The increase in other income is primarily due to more cash included in interest bearing accounts and decreases in other non-operating expenses.

Income taxes

Darling recorded income tax expense of $35.4 million for Fiscal 2008, compared to income tax expense of $29.5 million recorded in Fiscal 2007, an increase of $5.9 million, primarily due to increased pre-tax earnings of Darling in Fiscal 2008. The effective tax rate for Fiscal 2008 and Fiscal 2007 is 39.3%. The difference from the federal statutory rate of 35% in Fiscal 2008 and Fiscal 2007 is primarily due to state taxes.

Griffin results of operations

Overview

Griffin is a provider of rendering, bakery feed and cooking oil recycling and recovery solutions to the nation’s food industry. It collects and processes by-products and waste from poultry and meat processors, commercial bakeries, grocery stores, butcher shops and food service establishments. Griffin processes such raw materials at 28 facilities located mainly in the Southeast region of the U.S. into finished products such as protein (primarily MBM and PM), PG, YG, bakery feed and hides as well as a range of branded and value-added products, which are sold nationally and internationally for use in a diverse range of end markets, including pet food, animal feed, fertilizer, bio-fuels and other consumer and industrial ingredients. Griffin’s finished products are commodities and value-added products and are priced relative to competing commodities, primarily corn, soybean oil, palm oil complex, soybean meal and heating oil. Finished product prices will also track the nutritional and market value of the ultimate customer’s use of the product.

Summary of key indicators of performance:

Principal indicators that management routinely monitors and compares to previous periods as an indicator of problems or improvements in operating results include:

•	Finished product commodity prices,
•	Raw material volume,
•	Production volume and related yield of finished product,
•	Energy prices for natural gas quoted on the NYMEX index and diesel fuel, and
•	Factory operating expenses.

These indicators and their importance are discussed below in greater detail.

Finished product commodity prices.    Prices for finished product commodities that Griffin produces are reported each business day on the Jacobsen index, an established trading exchange price publisher. The Jacobsen index reports industry sales from the prior day’s activity by product. The Jacobsen index includes reported prices for feed grade and pet food PM, MBM, PG and YG (which are end products of Griffin). Although the Jacobsen index provides one useful metric of performance, Griffin’s finished products are commodities and value-added products that compete with other commodities such as corn, soybean oil, palm oil complex, soybean meal and heating oil on nutritional and functional values and therefore actual pricing for Griffin’s finished products, as well as competing products, can fluctuate widely. In addition, the Jacobsen index does not provide forward or future period pricing. The Jacobsen prices quoted below are for delivery of the finished product at a specified location. Although Griffin’s prices generally move in concert with reported Jacobsen prices, Griffin’s actual sales prices for its finished products may vary significantly from the Jacobsen index because of delivery timing differences and because Griffin’s finished products are delivered to multiple locations in different geographic regions which utilize different price indexes. In addition, certain of Griffin’s premium branded finished products may also sell at prices that may be higher than the closest related Jacobsen index. Increases in the average price of the finished products Griffin sells has a favorable impact on revenue that is generally partially offset by a negative impact to Griffin’s raw material cost resulting from formula pricing arrangements, which compute raw material cost with respect to the rendering and bakery feed based upon the price of finished commodity products. Similarly, declines in the average price of Griffin’s finished products are partially mitigated by declines in the corresponding cost of raw materials.

Recent increases in commdodity prices have had a significant positive effect on results of operations. No assurance can be given that these increases will continue in the future, as commodity prices are volatile by their nature. While Griffin seeks to mitigate the risk associated with price declines through formula pricing described above, a future decrease in commodity prices could have a significant impact on Griffin’s earnings for the remainder of fiscal 2010 and into future periods.

Raw material volume.    Raw material volume represents the quantity (pounds) of raw material collected from suppliers, such as meat and poultry processors, butcher shops, grocery stores, restaurants and food service establishments, or in the case of bakery waste, commercial bakeries. Raw material volumes from Griffin’s suppliers provide an indication of the future production of feed grade and pet food PM, MBM, PG and YG and bakery feeds finished products.

Production volume and related yield of finished product.    Finished product production volumes are the end result of Griffin’s production processes, and directly impact goods available for sale, and thus become an important component of sales revenue. In addition, physical inventory turn-over is impacted by both the availability of credit to Griffin’s customers and suppliers and reduced market demand which can lower finished product inventory values. Yield on production is a ratio of production volume (pounds), divided by raw material volume (pounds) and provides an indication of effectiveness of Griffin’s production process. Factors impacting yield on production include quality of raw material and warm weather during summer months, which rapidly degrades raw material. The quantities of finished products produced varies depending on the mix of raw materials used in production. For example, raw material from cattle yields more fat and protein than raw material from pork or poultry. Accordingly, the mix of finished products produced by Griffin can vary depending on the type of raw material being received by Griffin. It cannot increase the production of protein or fat based on demand since the type of raw material will dictate the yield of each finished product.

Energy prices for natural gas quoted on the NYMEX index and diesel fuel.    Natural gas and heating oil commodity prices are quoted each day on the NYMEX exchange for future months of delivery of natural gas and diesel fuel. Griffin consumes significant volumes of natural gas to operate boilers in its plants, which generate steam to heat raw material. Natural gas prices represent a significant cost of factory operation included in cost of sales. Increases in natural gas prices are partially mitigated by reductions in rendering related raw materials costs due to our formula pricing arrangements. Griffin also consumes significant volumes of diesel fuel to operate its fleet of tractors and trucks used to collect raw material. Diesel fuel prices represent a significant component of collection expenses included in cost of sales. These prices can be volatile and there can be no assurance that these prices will not increase further in the near future, thereby representing an ongoing challenge to Griffin’s operating results for future periods. A material increase in energy prices for natural gas and diesel fuel over a sustained period of time could materially adversely affect Griffin’s business, financial condition and results of operations.

Factory operating expenses.    Griffin incurs factory operating expenses which are included in cost of sales. The importance of monitoring factory operating expense is that it provides an indication of achievement of Griffin’s business plan. Furthermore, when unforeseen expense increases occur, Griffin can consider implementing measures to mitigate such increases.

Net sales.    Griffin collects and processes animal by-products (fat, bones and offal), including hides, commercial bakery waste and used restaurant cooking oil to principally produce finished products of feed grade and pet food PM, MBM, PG, YG, bakery feed and hides as well as a range of branded and value-added products. Sales are significantly affected by finished goods prices, quality and mix of raw material, and volume of raw material. Net sales include the sales of produced finished goods, collection fees and finished goods purchased for resale.

Cost of sales and operating expenses.    Cost of sales and operating expenses include the cost of raw material, the cost of product purchased for resale and the cost to collect raw material, which includes diesel fuel and processing costs including natural gas. Griffin utilizes formula pricing methods for the purchase of rendering and bakery waste raw materials and a combination of fixed and formula pricing for the collection of used cooking oil formulas. Formulas and fixed prices are adjusted when appropriate for changes in competition. Significant changes in finished goods market conditions impact finished product inventory values, while raw materials purchased under formula prices are correlated with finished commodity products prices. Energy costs, particularly diesel fuel and natural gas, are significant components of Griffin’s cost structure.

Nine months ended September 30, 2010 compared to nine months ended September 30, 2009

The following table summarizes Griffin’s historical results of operations for the nine months ended September 30, 2010 and 2009:

	Nine months ended September 30,				2009 vs. 2010
(Dollars in thousands)		2009		2010

		(Unaudited)		(Unaudited)

Net sales:
Rendering	$232,463	60.1%	$261,391	56.6%	12.4%
Bakery Feed	101,788	26.3%	124,563	27.0%	22.4%
Other	52,636	13.6%	75,711	16.4%	43.8%

Total net sales	386,887	100.0%	461,665	100.0%	19.3%

Costs and expenses:
Costs of sales and operating expenses	269,386	69.6%	316,157	68.5%	17.4%
Selling, general and administrative	41,709	10.8%	43,085	9.3%	3.3%
Depreciation and amortization	15,552	4.0%	17,263	3.7%	11.0%

Total costs and expenses	326,647	84.4%	376,505	81.6%	15.3%

Operating income	60,240	15.6%	85,160	18.4%	41.4%

Other income/(expense):
Interest	213	0.1%	24	0.0%	(88.7)%
Other, net	779	0.2%	278	0.1%	(64.3)%

Total other income/(expense)	992	0.3%	302	0.1%	(69.6)%

Net income from continuing operations	61,232	15.8%	85,462	18.5%	39.6%
Discontinued operations	(1,658)	(0.4)%	(747)	(0.2)%	54.9%

Net income	$59,574	15.4%	$84,715	18.3%	42.2%

Summary of key factors affecting first nine months 2010 results:

Principal factors which contributed to Griffin’s results of operations for the first nine months of 2010 compared to the corresponding period in 2009 were:

•	Higher finished product prices overall, and
•	Higher raw material volume.

These increases were partially offset by:

•	Higher raw material costs,
•	Higher energy costs, primarily related to natural gas and diesel fuel, and
•	Higher payroll and related expenses.

Finished product prices for PG, YG and pet food PM commodities increased during the first nine months of fiscal 2010 as compared to the same period of fiscal 2009. Average Jacobsen prices (at the specified delivery point) for the first nine months of 2010, compared to average Jacobsen prices for the first nine months of 2009 were as follows:

	Avg. Price first nine months 2009	Avg. Price first nine months 2010	Increase/ (Decrease)	% Increase/ (Decrease)

MBM (Illinois)	$348.90 /ton	$296.56 /ton	$(52.34) /ton	(15.0)%
YG (Illinois)	20.76 /cwt	25.18 /cwt	4.42 /cwt	21.3
Feed grade PM (Carolina)	389.68 /ton	369.00 /ton	(20.68) /ton	(5.3)
Pet Food PM (Southeast)	617.42 /ton	644.75 /ton	27.33 /ton	4.4
PG (Southeast)	23.07 /cwt	27.66 /cwt	4.59 /cwt	19.9
Corn (Illinois)	3.76 /bushel	3.81 /bushel	0.05 /bushel	1.3

The integration of a new bakery feed plant and improving conditions in the U.S. economy contributed to the increased raw material volumes collected by Griffin in the first nine months of 2010 as compared to the same period of 2009. No assurance can be given that increased activity in the U.S. and global economies and improved conditions in the foodservice industry will continue in the future. If further economic instability were to occur in the future there could be a negative impact on Griffin’s ability to obtain raw materials for Griffin’s operations.

Net sales

Net sales from Griffin’s rendering division increased by approximately $28.9 million to $261.4 million during the first nine months of 2010 from $232.5 million during the first nine months of 2009. Net sales from Griffin’s bakery feed division increased by approximately $22.8 million to $124.6 million during the first nine months of 2010 from $101.8 million during the first nine months of 2009. Net sales from Griffin’s other operations increased by approximately $23.1 million to $75.7 million during the first nine months of 2010 from $52.6 million during the first nine months of 2009.

Changes in rendering net sales were primarily attributable to an increase in finished product prices, particularly with respect to Griffin’s pet food grade PM. To a lesser extent, net sales were impacted by a change in product mix, in particular an increase in the production of pet foods as compared to commodity poultry products, and offset in part by a decrease in MBM volumes and prices.

Changes in bakery net sales were primarily attributable to a geographical expansion of Griffin’s activities and a corresponding increase in the volume of raw materials purchased and processed during the first nine months of 2010 as compared to the prior period, while commodity prices, particularly corn, remained relatively flat. Most of the increase in purchased bakery raw materials occurred in and around the area now served by Griffin’s North Baltimore, Ohio processing facility which went online in October 2010.

Other changes in net sales were primarily affected by the increase in the volume and price of exports.

Cost of sales and operating expenses

During the first nine months of 2010, cost of sales and operating expenses were $316.2 million, an increase of approximately $46.8 million as compared to $269.4 million during the first nine months of 2009. The largest portion of the increase was approximately $30.8 million related to raw material costs for rendering and bakery feed. In the case of rendering, increases in prices of finished products led to increases in the corresponding cost of raw materials under Griffin’s formula pricing arrangements. In the case of bakery feeds, Griffin’s bakery cost of sales increased reflecting the increased volumes of bakery waste purchased related primarily to the geographic expansion referred to above. Griffin also incurred higher energy costs due primarily to higher natural gas and diesel fuel prices. Increases in natural gas prices were generally passed on to rendering customers through adjustments to raw materials pricing under the formula arrangements. In addition, Griffin experienced increased transportation costs in the first nine months of 2010 for the transit of bakery raw materials to other processing plants pending the conversion of Griffin’s transfer facility in North Baltimore, Ohio to a processing facility.

Selling, general and administrative expenses

Selling, general and administrative expenses were $43.1 million during the first nine months of 2010, a $1.4 million increase from $41.7 million during the first nine months of 2009. The increase was primarily due to payroll and related benefits in the first nine months of 2010 as compared to 2009 as a result of increased headcount.

Depreciation and amortization

Depreciation and amortization charges increased $1.7 million to $17.3 million during the first nine months of 2010 as compared to $15.6 million during the first nine months of 2009. The increase in depreciation and amortization is primarily due to an increase in fixed assets from capital expenditures.

Other income/expense

Other income was $0.3 million in the first nine months of 2010, a $0.7 million decrease as compared to $1.0 million in the first nine months of 2009. The decrease in other income is primarily due to an increase in hedging costs on sales of bakery feed in transit associated with corn options.

Discontinued operations

On January 1, 2009, Griffin discontinued operations of its Rosellen division, which operated a maritime vessel. The assets were sold in September 2010. The discontinued operations recorded a loss of approximately $0.7 million in the first nine months of 2010 a decrease of $0.9 million recorded in the first nine months of 2009. The decrease in loss is due to the write down of the carrying amount of Rosellen division’s assets in 2009.

Income taxes

Griffin has elected for U.S. federal and state income tax purposes to include its taxable income with that of its stockholders (an S Corporation election). Accordingly, net income for the nine months ended September 30, 2010 and 2009, does not include provisions for income taxes which would otherwise be included in the determination of net income.

Fiscal 2009 compared to Fiscal 2008 compared to Fiscal 2007

The following table summarizes Griffin’s historical results of operations for Fiscal 2009, Fiscal 2008 and Fiscal 2007:

	Year ended December 31,
(Dollars in thousands)		2007		2008		2009	2007 vs. 2008	2008 vs. 2009

Net sales:
Rendering	$257,724	51.7%	$361,602	53.1%	$311,780	59.4%	40.3%	(13.8)%
Bakery feed	144,767	29.1%	197,706	29.0%	138,801	26.4%	36.6%	(29.8)%
Other	95,562	19.2%	122,171	17.9%	74,721	14.2%	27.8%	(38.8)%

Total net sales	498,053	100.00%	681,479	100.00%	525,302	100.00%	36.8%	(22.9)%

Costs and expenses:
Costs of sales and operating expenses	337,125	67.7%	455,100	66.8%	366,065	69.7%	35.0%	(19.6)%
Selling, general and administrative	51,719	10.4%	51,841	7.6%	65,436	12.4%	0.2%	26.2%
Depreciation and amortization	12,400	2.5%	15,528	2.3%	22,088	4.2%	25.2%	42.2%

Total costs and expenses	401,244	80.6%	522,469	76.7%	453,589	86.3%	30.2%	(13.2)%

Operating income	96,809	19.4%	159,010	23.3%	71,713	13.7%	64.3%	(54.9)%

Other income/(expense):
Interest	1,524	0.3%	1,270	0.2%	249	0.1%	(16.7)%	(80.4)%
Other, net	(703)	(0.1)%	1,970	0.3%	685	0.1%	380.2%	(65.2)%

Total other income/(expense)	821	0.2%	3,240	0.5%	934	0.2%	294.6%	(71.2)%

Net income from continuing operations	97,630	19.6%	162,250	23.8%	72,647	13.8%	66.2%	(55.2)%
Discontinued operations	(1,270)	(0.3)%	(1,757)	(0.3)%	(1,909)	(0.4)%	38.3%	8.7%

Net income	$96,360	19.3%	$160,493	23.6%	$70,738	13.5%	66.6%	(55.9)%

Summary of key factors affecting results during 2007, 2008 and 2009:

Principal factors which contributed to Griffin’s results of operations for 2007, 2008 and 2009 were:

•	Fluctuations of finished product prices, which reached historical highs in 2008 and receded in 2009,

•	A shift in product mix over the three year period from feed grade poultry meal to an increasing amount of pet food grade poultry meal, while overall raw material volumes remained largely constant,

•	A decrease in the availability of bakery raw materials due to the economic downturn,

•	Corresponding volatility in raw material costs, and

•	Higher energy costs during 2008, primarily related to natural gas and diesel fuel.

Finished product prices for commodities increased from 2007 to 2008, achieving historic highs, and then decreased in 2009. Average Jacobsen prices (at the specified delivery point) for 2007, 2008 and 2009 were as follows:

	Avg. Price Fiscal 2007	Avg. Price Fiscal 2008	Avg. Price Fiscal 2009	2007 vs. 2008 % Increase/ (Decrease)	2008 vs. 2009 % Increase/ (Decrease)

MBM (Illinois)	$233.51 /ton	$333.17 /ton	$338.09 /ton	42.7%	1.5%
YG (Illinois)	21.62 /cwt	27.75 /cwt	20.73 /cwt	28.4	(25.3)
Feed grade PM (Carolina)	275.42 /ton	380.32 /ton	390.04 /ton	38.1	2.6
Pet Food PM (Southeast)	488.37 /ton	615.30 /ton	626.39 /ton	26.0	1.8
PG (Southeast)	24.20 /cwt	33.18 /cwt	23.44 /cwt	37.1	(29.4)
Corn (Illinois)	3.68 /bushel	5.15 /bushel	3.78 /bushel	39.9	(26.6)

Net sales

Net sales from Griffin’s rendering division decreased by approximately $49.8 million to $311.8 million in 2009 from $361.6 million in 2008 and increased by approximately $103.9 million to $361.6 million in 2008 from $257.7 million in 2007.

The 13.8% decrease in rendering net sales from 2008 to 2009 was due to a decrease in finished product prices reflecting the decrease in commodity prices, which was mitigated to a lesser extent by a shift in product mix toward pet food grade poultry meal.

The 40.3% increase in rendering net sales from 2007 to 2008 was due almost entirely to the increase in Griffin’s finished product prices reflecting the increases in commodity prices.

Net sales from Griffin’s bakery feed division decreased by approximately $58.9 million to $138.8 million in 2009 from $197.7 million in 2008 and increased by approximately $52.9 million to $197.7 million in 2008 from $144.8 million in 2007.

The 36.6% increase in bakery feed net sales from 2007 to 2008 reflected the increase in commodity prices, particularly corn prices, which had an impact on Griffin’s finished product prices. The 29.8% decrease from 2008 to 2009 reflected both a decrease in bakery raw materials due to economic conditions as well as the decrease in finished product prices as corn and other commodity prices declined.

Net sales from Griffin’s other operations decreased by approximately $47.5 million to $74.7 million in 2009 from $122.2 million in 2008 and increased by approximately $26.6 million to $122.2 million in 2008 from $95.6 million in 2007. In each of these periods the largest component of other net sales was exports, which consisted principally of animal fats. The fluctuations during the periods reflected the significant increase in YG prices during 2008 and the significant drop in 2009.

Costs of sales and operating expenses

Costs of sales and operating expenses decreased by approximately $89.0 million to $366.1 million in 2009 from $455.1 million in 2008. This decrease reflected the lower raw materials costs related to decreases in commodity prices which lead to decreases in raw materials prices under Griffin’s formula pricing arrangements. In addition, 2009 had lower bakery raw materials costs due to lower volumes. The decrease was also attributed to lower energy prices. Cost of sales and operating expenses increased approximately $118.0 million to $455.1 million in 2008 from $337.1 million in 2007 driven by higher raw material costs in line with high commodity prices under formula pricing arrangements, as well as a spike in energy costs during 2008. Griffin modified certain of its formula pricing arrangements after 2008, which may result in increased raw material costs when commodity prices increase.

Selling, general and administrative

Selling, general and administrative expenses increased by $13.6 million to $65.4 million in 2009 from $51.8 million in 2008 primarily due to the expansion of Griffin’s administrative resources and corporate staff following the expansion of its headquarters in Cold Spring, KY, as well as a charitable donation made in Fiscal 2009 of $4.5 million. Selling, general and administrative expenses remained relatively flat at $51.8 million in 2008 as compared to $51.7 million in 2007.

Depreciation and amortization

Depreciation and amortization increased $6.6 million to $22.1 million in 2009 from $15.5 million in 2008. Depreciation and amortization also increased $3.1 million to $15.5 million in 2008 from $12.4 million in 2007. The increase in depreciation and amortization is primarily due to an increase in fixed assets from capital expenditures, including the acquisition of two jets and the expansion of Griffin’s facilities in Bastrop, TX, Jackson, MS and Albertville, AL, and the opening of its Russellville, KY, facility in Fiscal 2008.

Other income/expense

Other income decreased $2.3 million to $0.9 million in 2009 from $3.2 million in 2008. Other income increased $2.4 million to $3.2 million in 2008 from $0.8 million in 2007. Changes in other income are primarily related to changes in hedging costs on bakery feed and changes in interest income.

Discontinued operations

On January 1, 2009, Griffin discontinued operations of its Rosellen division, which operated a maritime vessel. The assets were sold in September 2010. The discontinued operations recorded a loss of approximately $1.9 million in 2009, $1.8 million in 2008 and $1.3 million in 2007.

Income taxes

Griffin has elected for U.S. federal and state income tax purposes to include its taxable income with that of its stockholders (an S Corporation election). Accordingly, net income for Fiscal 2009, Fiscal 2008 and Fiscal 2007, does not include provisions for income taxes which would otherwise be included in the determination of net income.

Liquidity and capital resources

Darling

Darling currently has a $175 million credit agreement (the “existing credit agreement”) that became effective April 7, 2006. The principal components of the existing credit agreement consist of the following:

•

The existing credit agreement provides for a total of $175.0 million in financing facilities, consisting of a $50.0 million term loan facility and a $125.0 million revolving credit facility, which includes a $35.0 million letter of credit sub-facility.

•	The $125.0 million revolving credit facility has a term that matures on April 7, 2013. The $50.0 million term loan facility has a term that matures on April 7, 2012.

•

As of October 2, 2010, Darling has (a) borrowings of approximately $28.8 million under the term loan facility and (b) no outstanding borrowings under the revolving credit facility (but has letters of credit outstanding in an aggregate amount of approximately $16.1 million).

All amounts outstanding under the existing credit agreement will be repaid in full and the existing credit agreement will be terminated in connection with the completion of the Merger.

On October 2, 2010, Darling had working capital of $91.4 million and its working capital ratio was 2.23 to 1 compared to working capital of $75.1 million and a working capital ratio of 2.05 to 1 on January 2, 2010. The increase in working capital is primarily due to an increase in cash, commodity prices and the increase in inventory quantities. At October 2, 2010, Darling had unrestricted cash of $77.1 million and funds available under the revolving credit facility of $108.9 million, compared to unrestricted cash of $68.2 million and funds available under the revolving credit facility of $109.1 million at January 2, 2010.

Net cash provided by operating activities was $48.1 million and $49.6 million for the nine months ended October 2, 2010 and October 3, 2009, respectively, a decrease of $1.5 million, primarily due to changes in operating assets and liabilities that include a decrease in cash from inventory and prepaid expenses of approximately $10.8 million, a decrease in income taxes refundable of approximately $7.5 million, which more than offset increases in accounts receivable, accounts payable and accrued expenses as well as an increase in cash of approximately $14.0 million due to a decrease in pension contribution funding in the current year as compared to the prior year. Cash used by investing activities was $35.3 million for the nine months ended October 2, 2010, compared to $24.9 million for the nine months ended October 3, 2009, an increase of $10.4 million, primarily due to an increase in cash paid for acquisitions in the current year as compared to the prior year. Net cash used by financing activities was $4.0 million for the nine months ended October 2, 2010, compared to $4.9 million for the nine months ended October 3, 2009, a decrease of $0.9 million, primarily due to deferred loan costs incurred in the prior year as a result of a revolving credit agreement amendment.

Net cash provided by operating activities was $79.2 million and $92.0 million for Fiscal 2009 and Fiscal 2008, respectively, a decrease of $12.8 million due to a decrease in net income of approximately $12.8 million. Cash used by investing activities was $55.7 million during Fiscal

2009, compared to $52.4 million in Fiscal 2008, an increase of $3.3 million, primarily due to an increase in acquisition activity of approximately $18.1 million, which was offset by a decrease in capital expenditures of approximately $7.4 million and a decrease in route and other intangible activity of approximately $6.6 million. Net cash used by financing activities was $6.1 million in the year ended January 2, 2010 an increase of cash used of $1.0 million as compared to $5.1 million at January 3, 2009, principally due to less excess tax benefits from stock-based compensation in 2009, which was partially offset by lower term debt repayments in 2009.

Capital expenditures of $15.9 million were made during the first nine months of Fiscal 2010, compared to $14.1 million in the first nine months of Fiscal 2009, for a net increase of $1.8 million (12.8%), due primarily to a general increase in current year capital expenditures as compared to the prior year. Capital expenditures related to compliance with environmental regulations were $1.9 million and $0.4 million during the nine months ended October 2, 2010 and October 3, 2009, respectively.

Capital expenditures of $23.6 million were made during Fiscal 2009 as compared to $31.0 million in Fiscal 2008, a decrease of $7.4 million (23.9%). The decrease is due primarily to a reduction in spending on a major modernization project started in Fiscal 2008 and completed in Fiscal 2009 at the Turlock California plant that was identified over normal maintenance and compliance capital expenditures and an overall decrease in capital expenditures in Fiscal 2009 as compared to Fiscal 2008. Additionally, Darling spent approximately $1.5 million related to compliance with the Final BSE Rule in Fiscal 2009. Capital expenditures related to compliance with environmental regulations were $1.6 million in Fiscal 2009, $1.1 million in Fiscal 2008 and $1.8 million in Fiscal 2007.

Based upon the underlying terms of the existing credit agreement, approximately $5.0 million in current debt, which is included in current liabilities on Darling’s balance sheet at October 2, 2010, will be due during the next twelve months, which includes scheduled quarterly installment payments of $1.25 million.

Based upon the annual actuarial estimate, current accruals and claims paid during the first nine months of Fiscal 2010, Darling has accrued approximately $7.2 million it expects will become due during the next twelve months in order to meet obligations related to Darling’s self insurance reserves and accrued insurance, which are included in current accrued expenses at October 2, 2010. The self insurance reserve is composed of estimated liability for claims arising for workers’ compensation, and for auto liability and general liability claims. The self insurance reserve liability is determined annually, based upon a third party actuarial estimate. The actuarial estimate may vary from year to year due to changes in cost of health care, the pending number of claims or other factors beyond the control of management of Darling. No assurance can be given that Darling’s funding obligations under its self insurance reserve will not increase in the future.

Based upon current actuarial estimates, Darling expects to contribute approximately $1.9 million to its pension plans in order to meet minimum pension funding requirements during the next twelve months. The minimum pension funding requirements are determined annually, based upon a third party actuarial estimate. The actuarial estimate may vary from year to year due to fluctuations in return on investments or other factors beyond the control of management of Darling or the administrator of Darling’s pension funds. No assurance can be given that the minimum pension funding requirements will not increase in the future. Additionally, Darling has made tax deductible required contributions to its pension plans for the nine months ended October 2, 2010 of approximately $0.8 million.

Multi-employer plans

The Pension Protection Act of 2006 (“PPA”) was signed into law in August 2006 and went into effect in January 2008. The stated goal of the PPA is to improve the funding of pension plans. Plans in an under-funded status will be required to increase employer contributions to improve the funding level within PPA timelines. The impact of recent declines in the world equity and other financial markets have had and could continue to have a material negative impact on pension plan assets and the status of required funding under the PPA. Darling participates in several multi-employer pension plans that provide defined benefits to certain employees covered by labor contracts. These plans are not administered by Darling and contributions are determined in accordance with provisions of negotiated labor contracts. Current information with respect to Darling’s proportionate share of the over- and under-funded status of all actuarially computed value of vested benefits over these pension plans’ net assets is not available as Darling relies on third parties outside of its control to provide such information. Darling knows that three of these multi-employer plans were under-funded as of the latest available information, some of which is over a year old. Darling has no ability to compel the plan trustees to provide more current information. In June 2009, Darling received a notice of a mass withdrawal termination and a notice of initial withdrawal liability from one of these underfunded plans. Darling had anticipated this event and as a result had accrued approximately $3.2 million as of January 3, 2009 based on the most recent information that was probable and estimable for this plan. The plan had given a notice of redetermination liability in December 2009. In the second quarter of Fiscal 2010, Darling received further third party information confirming the future payout related to this multi-employer plan. As a result, Darling reduced its liability to approximately $1.2 million. In April 2010, another underfunded multi-employer plan in which Darling participates gave notification of partial withdrawal liability. As of October 2, 2010, Darling has an accrued liability of approximately $1.1 million representing the present value of scheduled withdrawal liability payments under this multi-employer plan. While Darling has no ability to calculate a possible current liability for under-funded multi-employer plans that could terminate or could require additional funding under the PPA, the amounts could be material.

Joint venture project

In September 2009, Darling announced that it has joined with a subsidiary of Valero Energy Corporation (“Valero”) to take initial steps towards the formation of a joint venture to build a facility capable of producing over 10,000 barrels per day or 135 million gallons per year of renewable diesel on a site adjacent to Valero’s St. Charles refinery near Norco, Louisiana (the “Joint Venture Project”). The proposed facility is expected to convert grease, primarily animal fats and used cooking oil supplied by Darling, and potentially other feed stocks that become economically and commercially viable into renewable diesel. As part of the Joint Venture Project, Darling and Valero expect to license the required technology from UOP LLC with respect to the use of the Ecofining™ Process and from the Desmet Ballestra Group with respect to their pretreatment process. While the technologies to be licensed are established technologies, their use together in the manner currently contemplated for the Joint Venture Project is innovative and has not been previously employed.

Darling and Valero have applied for and are jointly seeking a loan guarantee for the proposed Joint Venture Project from the U.S. Department of Energy (the “DOE”) under the Energy Policy Act of 2005 (together with the regulations promulgated thereunder, the “Energy Act”), which makes debt financing guarantees available for projects that employ innovative energy efficiency, renewable energy and advanced transmission and distribution technologies (the “DOE Loan Program”). The Joint Venture Project has passed through the application and initial review phase of the DOE Loan Program and has been selected by the DOE’s Loan Guarantee Program Office (LGPO) for due diligence review. Accordingly, Darling and Valero are engaged in communications with the LGPO regarding detailed due diligence, the negotiation of terms and conditions of a potential loan guarantee and all other issues necessary for the LGPO to consider the issuance of a conditional commitment and, potentially, a loan guarantee. Darling and Valero are splitting the costs and expenses related to the Joint Venture Project and the preparation and filing of the application under the DOE Loan Program, which as of the date of this Current Report have not been significant in amount. Darling and Valero have not yet entered into a joint venture operating agreement with respect to the Joint Venture Project; however, once the joint venture operating agreement has been entered into, certain of the costs and expenses associated with the Joint Venture Project could be incurred in the form of capital contributions to the joint venture entity. The ultimate cost of the Joint Venture Project to Darling cannot be determined until, among other things, further detailed engineering reports and studies have been completed and the amount of funding, if any, approved under the DOE Loan Program is known.

Nevertheless, we anticipate that if we proceed with the Joint Venture Project, we may be required, among other things, to:

•	commit to provide pro rata funding for all costs of the Joint Venture Project;
•	provide guarantees with respect to a pro rata portion of debt incurred by the Joint Venture Project, including debt incurred under the DOE Loan Program;
•	pledge our interests in the Joint Venture Project as security for debt of the Joint Venture Project;
•	provide other security for our funding commitments; and/or
•	provide certain required working capital amounts or provide additional funding to the Joint Venture Project in the event of cost overruns.

The agreements governing our post-Merger indebtedness are expected to permit us to make significant additional investments into the Joint Venture Project, guarantee obligations of the Joint Venture Project to the DOE and pledge our interest in the Joint Venture Project to secure these obligations. Darling currently contemplates that it will spend up to approximately $1.2 million during the remainder of Fiscal 2010 on the Joint Venture Project, which amount includes Darling’s portion of the engineering, legal and other expenses related to the Joint Venture Project. Completion of the Joint Venture Project is contingent, among other things, on (i) the DOE’s approval of the loan application for inclusion in the DOE Loan Program at a sufficient funding level for the parties to agree to proceed with the Joint Venture Project, (ii) the total cost estimate for the Joint Venture Project and (iii) the final approval of Darling’s Board of Directors. Furthermore, although the project has been accepted by the LGPO for due diligence review, there is no assurance that the project will be offered a term sheet or approved for a conditional commitment or that the parties will be able to negotiate a loan agreement on acceptable terms. Accordingly, Darling can provide no assurance that the Joint Venture Project will be completed. See “Risk factors—The renewable diesel joint venture with Valero will subject us to a number of risks.”

Griffin

Net cash provided by operating activities was $96.3 million and $75.7 million for the nine months ended September 30, 2010 and September 30, 2009, respectively, an increase of $20.6 million, primarily due an increase in net income of approximately $25.1 million and changes in operating assets and liabilities that include a decrease in cash from accounts receivable, inventory and prepaid expenses of approximately $5.9 million and other increases of approximately $1.4 million. Cash used by investing activities was $27.3 million for the nine months ended September 30, 2010, compared to $37.7 million for the nine months ended September 30, 2009, a decrease of $10.4 million primarily due to a decrease in capital expenditures. Net cash used by financing activities was $103.0 million for the nine months ended September 30, 2010, compared to $52.7 million for the nine months ended September 30, 2009, an increase of $50.3 million due to an increase in dividends paid.

Capital expenditures of $27.9 million were made during the nine months of 2010, compared to $37.8 million in the nine months of 2009, for a net decrease of $9.9 million (26.2%), due primarily to a reduction in capital expenditures in that 2009 included costs for two aircraft.

Net cash provided by operating activities was $101.6 million and $178.8 million for the years ended December 31, 2009 and 2008, respectively, a decrease of $77.2 million, primarily due to a decrease in net income of approximately $89.8 million and changes in operating assets and liabilities that include an increase in cash from accounts receivable, accounts payable and accrued expenses of approximately $7.8 million and other increases of approximately $4.8 million. Cash used in investing activities was $44.7 million for the year ended December 31, 2009, compared to $29.5 million for the year ended December 31, 2008, an increase of $15.2 million, primarily due to a $10.7 million sale of investments in the year ended December 31, 2008 and a $4.4 million increase in capital expenditures in the year ended December 31, 2007. Net cash used in financing activities was $52.7 million for the year ended December 31, 2009, compared to $129.5 million for the year ended December 31, 2008, a decrease of $76.8 million, primarily due to a $76.8 million decrease in dividends paid in the year ended December 31, 2009.

Capital expenditures of $44.8 million were made during the year ended December 31, 2009, compared to $40.4 million in the year ended December 31, 2008, for a net increase of $4.4 million (10.9%), due primarily to the new bakery facility in North Baltimore, Ohio.

The combined company

Historically, Darling has funded it’s cash and liquidity needs from its operations and with borrowings under its existing credit agreement. The outstanding debt of the combined company will increase significantly as a result of the issuance of the Senior Unsecured Notes and the expected borrowings under the Senior Secured Facilities to be incurred in connection with the Merger. As of October 2, 2010, on a pro forma basis giving effect to the Merger and the indebtedness incurred by us in connection therewith, we would have had total indebtedness of approximately $764.0 million, and undrawn commitments available for additional borrowings under our Senior Secured Facilities of up to $87.1 million (after giving effect to $24.0 million of outstanding letters of credit), which we may use for working capital and other investments. See “Description of indebtedness—Senior Secured Facilities.” Additional debt and the related incremental interest expense could adversely affect our operations and financial condition or limit our ability to secure additional capital and other resources. Subject to market and other conditions, we may raise additional equity capital, which we could use, among other things, to reduce our outstanding borrowings under our Senior Secured Facilities, although we can provide no assurance that we will obtain additional equity capital.

Assuming the Merger occurs, Darling’s management believes that cash flows from operating activities consistent with the level generated in the first nine months of Fiscal 2010, unrestricted cash and funds available under the Senior Secured Facilities will be sufficient to meet our working capital needs and maintenance and compliance-related capital expenditures, including the Merger, scheduled debt and interest payments, income tax obligations, continued funding of the Joint Venture Project and other contemplated needs through the next twelve months. Numerous factors could have adverse consequences to us after the Merger that cannot be estimated at this time, such as: reductions in raw material volumes available to us due to weakness in the meat, poultry and bakery production industry as a result of higher feed costs or other factors, reduced volume from food service establishments and/or commercial bakeries, reduced demand for animal feed, or otherwise; a reduction or volatility in finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like RFS2 and tax credits for bio-fuels both in the U.S. and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food additives; the occurrence of Swine Flu or Bird Flu in the U.S. or any other disease or pathogen that is correctly or incorrectly linked to animals and which has a negative impact on meat and/or poultry consumption or animal production; any additional occurrence of BSE in the U.S. or elsewhere; unanticipated costs and/or reductions in raw material volumes related to our implementation of and compliance with the Enhanced BSE Rule, including capital expenditures to comply with the Enhanced BSE Rule; unforeseen new U.S. or foreign regulations affecting the rendering industry (including new or modified animal feed, 2009 H1N1 flu, Bird Flu or BSE regulations); increased contributions to our multi-employer and employer-sponsored defined benefit pension plans as required by the PPA; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; unfavorable export markets; and/or unforeseen problems relating to the integration of Griffin after the closing of the Merger. These factors, coupled with volatile prices for natural gas and diesel fuel, general performance of the U.S. economy and any decline in consumer confidence including the inability of consumers and companies to obtain credit due to the continuing lack of liquidity in the financial markets, among others, could negatively impact our results of operations in Fiscal 2010 and thereafter. We cannot provide assurance that the cash flows from operating activities generated in the first nine months of Fiscal 2010 or the pro forma results of the combined company for the nine month period ended October 2, 2010 are indicative of the future cash flows from operating activities that will be generated by our operations. We review the appropriate use of unrestricted cash periodically. Except for cash used in connection with the Merger and potential contributions to the Joint Venture Project, no decision has been made as to non-ordinary course cash usages at this time. Potential usages could include: opportunistic capital expenditures and/or acquisitions; investments relating to our developing a comprehensive renewable energy strategy, including, without limitation, potential investments in additional renewable diesel and/or biodiesel projects; investments in response to governmental regulations relating to BSE or other regulations; unexpected funding required by the PPA requirements; and paying dividends or repurchasing stock, subject to limitations under the Senior Secured Facilities and the indenture governing the Senior Unsecured Notes, as well as suitable cash conservation to withstand adverse commodity cycles.

The current economic environment in our markets has the potential to adversely impact its liquidity in a variety of ways, including through reduced raw materials availability, reduced finished product prices, reduced sales, potential inventory buildup, increased bad debt reserves and/or higher operating costs.

The principal products that we sell are commodities, the prices of which are based on established commodity markets and are subject to fluctuations. Any decline in these prices has the potential to adversely impact our liquidity. Any of a decline in raw material availability, a decline in commodities prices, increases in energy prices and the impact of the PPA has the potential to adversely impact our liquidity. A decline in commodities prices, a rise in energy prices, a slowdown in the U.S. or international economy, or other factors, could cause us to fail to meet management’s expectations or could cause liquidity concerns.

Contractual obligations and other commercial commitments

Darling

The following table summarizes Darling’s expected material contractual payment obligations, including both on- and off-balance sheet arrangements at January 2, 2010:

(Dollars in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years

Contractual obligations(a):
Long-term debt obligations(b)	$32,500	$5,000	$27,500	$—	$—
Operating lease obligations(c)	43,561	10,520	15,322	6,732	10,987
Estimated interest payable(d)	3,197	1,303	1,779	115	—
Purchase commitments(e)	6,886	6,886	—	—	—
Derivative obligations(f)	2,476	1,487	989	—	—
Pension funding obligation(g)	1,029	1,029	—	—	—
Other obligations	48	9	19	20	—

Total	$89,697	$26,234	$45,609	$6,867	$10,987

(a)	The above table does not reflect uncertain tax positions of approximately $0.1 million because the timing of the cash settlement cannot be reasonably estimated.

(b)	See Note 9 to Darling’s audited consolidated financial statements. In connection with the Merger, Darling’s existing credit facilities will be repaid and we will incur new debt under the Senior Secured Facilities and the Senior Unsecured Notes. For a description of debt and related maturities, see “Description of indebtedness.”

(c)	See Note 8 to Darling’s audited consolidated financial statements.

(d)	Interest payable was calculated using the current rate for term debt and current rates on other liabilities.

(e)	Purchase commitments were determined based on specified contracts for natural gas, diesel fuel and finish product purchases.

(f)	Represents liabilities for interest rate swap contracts and inventory swap contracts that were valued at January 2, 2010. The ultimate settlement amounts of these swap contracts are unknown because they are subject to continuing market risk until the derivatives are settled.

(g)	Pension funding requirements are determined annually based upon a third party actuarial estimate. Darling expects to make approximately $1.0 million in required contributions to our pension plan in Fiscal 2010. Darling is not able to estimate pension funding requirements beyond the next twelve months. The accrued pension benefit liability was approximately $19.1 million at the end of Fiscal 2009. Darling knows that one of the multi-employer pension plans that has not terminated to which it contributes and which is not administered by Darling was under-funded as of the latest available information, and while Darling has no ability to calculate a possible current liability for the under-funded multi-employer plan to which Darling contributes, the amounts could be material.

Darling’s off-balance sheet contractual obligations and commercial commitments as of January 2, 2010 relate to operating lease obligations, letters of credit, forward purchase agreements, and employment agreements. Darling has excluded these items from the balance sheet in accordance with accounting principles generally accepted in the U.S.

The following table summarizes Darling’s other commercial commitments, including both on- and off-balance sheet arrangements at January 2, 2010:

(Dollars in thousands)
Other commercial commitments:
Standby letters of credit	$15,852

Total other commercial commitments	$15,852

Griffin

The following table summarizes Griffin’s expected material contractual payment obligations, including both on- and off-balance sheet arrangements at December 31, 2009:

(Dollars in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years

Operating lease obligations(a)	$8,134	$2,741	$3,627	$1,397	$369

(a)	Excludes equipment leases for fleet equipment (primarily trucks, trailers, autos and raw material collection equipment) from its stockholders as described below.

Off-balance sheet arrangements

Darling

Based upon the underlying purchase agreements, Darling as of October 2, 2010, has commitments to purchase $8.2 million of commodity products consisting of approximately $1.2 million of finished products and approximately $7.0 million of natural gas and diesel fuel during the next twelve months, which are not included in liabilities on Darling’s balance sheet at October 2, 2010. These purchase agreements are entered into in the normal course of Darling’s business and are not subject to derivative accounting. The commitments will be recorded on Darling’s balance sheet when delivery of these commodities occurs and ownership passes to Darling during the remainder of Fiscal 2010 and into Fiscal 2011, in accordance with accounting principles generally accepted in the U.S.

Based upon the underlying lease agreements, Darling expects to pay approximately $10.9 million in operating lease obligations during the next twelve months, which are not included in liabilities on Darling’s balance sheet at October 2, 2010. These lease obligations are included in cost of sales or selling, general and administrative expense as the underlying lease obligation comes due, in accordance with accounting principles generally accepted in the U.S.

Griffin

Griffin leases certain fleet equipment (primarily trucks, trailers, autos and raw material collection equipment) from its stockholders under short-term operating leases. Total aggregate annual rentals on these leases were approximately $11.2 million and $9.6 million in Fiscal 2009 and Fiscal 2008, respectively. The future minimum rental payment required under these operating leases is approximately $9.8 million for Fiscal 2010. While there is no purchase obligation, these leases will terminate and the fleet equipment will be acquired by Griffin prior to the Merger for approximately $27.8 million. In addition, Griffin leases two real properties located in Butler,

Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom Properties, LLC (“Martom”), an entity owned by certain stockholders of Griffin. Prior to the closing of the Merger, Griffin will enter into new leases with Martom with respect to each of the four properties described above, other than a portion of the Jackson property, which will be transferred to Griffin. See “Certain relationships and related party transactions—Griffin.”

Critical accounting policies

Darling follows certain significant accounting policies when preparing its consolidated financial statements. A complete summary of these policies is included in Note 1 to the Darling Consolidated Financial Statements. While the following discussion relates to Darling’s critical accounting policies, Griffin also follows similar policies, other than with respect to income taxes. A complete summary of significant accounting policies identified by Griffin as critical is included in Note B to the Griffin Consolidated Financial Statements.

Certain of the policies require management to make significant and subjective estimates or assumptions that may deviate from actual results. In particular, management makes estimates regarding valuation of inventories, estimates of useful life of long-lived assets related to depreciation and amortization expense, estimates regarding fair value of Darling’s reporting units and future cash flows with respect to assessing potential impairment of both long-lived assets and goodwill, self-insurance, environmental and litigation reserves, pension liability, estimates of income tax expense, and estimates of expense related to stock options granted. Each of these estimates is discussed in greater detail in the following discussion.

Revenue Recognition

Darling recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss. Certain customers may be required to prepay prior to shipment in order to maintain payment protection against certain foreign and domestic sales. These amounts are recorded as unearned revenue and recognized when the products have shipped and the customer takes ownership and assumes risk of loss. Darling has formula arrangements with certain suppliers whereby the charge or credit for raw materials is tied to published finished product commodity prices after deducting a fixed processing fee incorporated into the formula and is recorded as a cost of sale by line of business. Darling recognizes revenue related to grease trap servicing in the month the trap service occurs.

Inventories

Darling’s inventories are valued at the lower of cost or market. Finished product manufacturing cost is calculated using the first-in, first-out (FIFO) method, based upon Darling’s raw material costs, collection and factory production operating expenses, and depreciation expense on collection and factory assets. Market values of inventory are estimated at each plant location, based upon either: (a) the backlog of unfilled sales orders at the balance sheet date; or (b) unsold inventory, calculated using regional finished product prices quoted in the Jacobsen index at the balance sheet date. Estimates of market value, based upon the backlog of unfilled sales orders or upon the Jacobsen index, assume that the inventory held by Darling at the balance sheet date will be sold at the estimated market finished product sales price, subsequent to the balance sheet date. Actual sales prices received on future sales of inventory held at the end of a period may vary from either the backlog unfilled sales order price or the Jacobsen index quotation at the balance sheet date. These variances could cause actual sales prices realized on future sales of inventory to be different than the estimate of market value of inventory at the end of the period. Inventories were approximately $26.6 million, $19.1 million and $22.2 million at October 2, 2010, January 2, 2010 and January 3, 2009, respectively.

Long-lived assets, depreciation and amortization expense and valuation

Darling’s property, plant and equipment are recorded at cost when acquired. Depreciation expense is computed on property, plant and equipment based upon a straight line method over the estimated useful life of the assets, which is based upon a standard classification of the asset group. Buildings and improvements are depreciated over a useful life of 15 to 30 years, machinery and equipment are depreciated over a useful life of 3 to 10 years and vehicles are depreciated over a life of 2 to 6 years. These useful life estimates have been developed based upon Darling’s historical experience of asset life utility, and whether the asset is new or used when placed in service. The actual life and utility of the asset may vary from this estimated life. Useful lives of the assets may be modified from time to time when the future utility or life of the asset is deemed to change from that originally estimated when the asset was placed in service. Depreciation expense was approximately $18.1 million and $21.4 million, $19.3 million and $18.3 million in the nine months ended October 2, 2010 and the fiscal years ending January 2, 2010, January 3, 2009 and December 29, 2007, respectively.

The amount of depreciation expense will increase significantly as a result of the Merger.

Darling’s intangible assets, including permits, routes, non-compete agreements and royalty and consulting agreements are recorded at fair value when acquired. Amortization expense is computed on these intangible assets based upon a straight line method over the estimated useful life of the assets, which is based upon a standard classification of the asset group. Collection routes are amortized over a useful life of 8 to 20 years; non-compete agreements are amortized over a useful life of 4 to 7 years; royalty and consulting agreements are amortized over the term of the agreement; and permits are amortized over a useful life of 20 years. The actual economic life and utility of the asset may vary from this estimated life. Useful lives of the assets may be modified from time to time when the future utility or life of the asset is deemed to change from that originally estimated when the asset was placed in service. Intangible asset amortization expense was approximately $3.8 million, $5.2 million and $4.9 million in fiscal years ending January 2, 2010, January 3, 2009 and December 29, 2007, respectively. Certain intangible assets to be acquired in the Merger have an indefinite life and, accordingly, will not be subject to amortization. However, the amount of amortization expense will increase significantly as a result of the Merger.

Darling reviews the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset, or related asset group, may not be recoverable from estimated future undiscounted cash flows. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the fourth quarter of Fiscal 2008, due to lower commodity markets and the loss of certain large raw material suppliers, Darling performed testing of all its long-lived assets for impairment based on future undiscounted cash flows and has determined during this testing process that no impairment exists for its long-lived assets. In Fiscal 2009, no triggering event occurred requiring that Darling perform testing of all of its long-lived assets for impairment.

The net book value of property, plant and equipment was approximately $152.0 million and $143.3 million at January 2, 2010 and January 3, 2009, respectively. The net book value of intangible assets was approximately $40.3 million and $36.0 million at January 2, 2010 and January 3, 2009, respectively.

Goodwill valuation

Darling reviews the carrying value of goodwill on a regular basis, including at the end of each fiscal year, for indications of impairment at each reporting unit that has recorded goodwill as an asset. Impairment is indicated whenever the carrying value of a reporting unit exceeds the estimated fair value of a reporting unit. For purposes of evaluating impairment of goodwill, Darling estimates fair value of a reporting unit, based upon future discounted net cash flows. In calculating these estimates, actual historical operating results and anticipated future economic factors, such as future business volume, future finished product prices, and future operating costs and expenses are evaluated and estimated as a component of the calculation of future discounted cash flows for each reporting unit with recorded goodwill. The estimates of fair value of these reporting units and of future discounted net cash flows from operation of these reporting units could change if actual volumes, prices, costs or expenses vary from these estimates.

Based on Darling’s annual impairment testing at the end of the fourth quarter of Fiscal 2008, it was determined that goodwill was impaired due to lower commodity markets and facility closures of certain large raw material suppliers in the fourth quarter of Fiscal 2008, which resulted in Darling recording an impairment charge of approximately $15.9 million based on future discounted net cash flows. In addition, a future reduction of earnings in the reporting units with recorded goodwill could result in future impairment charges because the estimate of fair value would be negatively impacted by a reduction of earnings at those reporting units. Based on Darling’s annual impairment testing at the end of the fourth quarter of Fiscal 2009, the fair values of Darling’s reporting units containing goodwill exceeded the related carrying value. Goodwill was approximately $79.1 million and $61.1 million at January 2, 2010 and January 3, 2009, respectively.

In connection with the Merger, Darling expects to record a significant amount of additional goodwill which will be subject to annual impairment testing as described above.

Self insurance, environmental and legal reserves

Darling’s workers compensation, auto and general liability policies contain significant deductibles or self insured retentions. Darling estimates and accrues for its expected ultimate claim costs related to accidents occurring during each fiscal year and carries this accrual as a reserve until these claims are paid by Darling. In developing estimates for self insured losses, Darling utilizes its staff, a third party actuary and outside counsel as sources of information and judgment as to the expected undiscounted future costs of the claims. Darling accrues reserves related to environmental and litigation matters based on estimated undiscounted future costs. With respect to Darling’s self insurance, environmental and litigation reserves, estimates of reserve liability could change if future events are different than those included in the estimates of the actuary, consultants and management of Darling. The reserve for self insurance, environmental and litigation contingencies included in accrued expenses and other non-current liabilities for which there are no potential insurance recoveries was approximately $15.8 million, $15.6 million and $17.3 million at October 2, 2010, January 2, 2010 and January 3, 2009, respectively.

Pension liability

Darling provides retirement benefits to employees under separate final-pay noncontributory pension plans for salaried and hourly employees (excluding those employees covered by a union- sponsored plan), who meet service and age requirements. Benefits are based principally on length of service and earnings patterns during the five years preceding retirement. Pension expense and pension liability recorded by Darling is based upon an annual actuarial estimate provided by a third party administrator. Factors included in estimates of current year pension expense and pension liability at the balance sheet date include estimated future service period of employees, estimated future pay of employees, estimated future retirement ages of employees, and the projected time period of pension benefit payments. Two of the most significant assumptions used to calculate future pension obligations are the discount rate applied to pension liability and the expected rate of return on pension plan assets. These assumptions and estimates are subject to the risk of change over time, and each factor has inherent uncertainties which neither the actuary nor Darling are able to control or to predict with certainty.

The discount rate applied to Darling’s pension liability is the interest rate used to calculate the present value of the pension benefit obligation. The weighted average discount rate was 5.90% and 6.10% at January 2, 2010 and January 3, 2009, respectively. The net periodic benefit cost for Fiscal 2010 would increase by approximately $0.8 million if the discount rate was 0.5% lower at 5.40%. The net periodic benefit cost for Fiscal 2010 would decrease by approximately $0.7 million if the discount rate was 0.5% higher at 6.40%.

The expected rate of return on Darling’s pension plan assets is the interest rate used to calculate future returns on investment of the plan assets. The expected return on plan assets is a long-term assumption whose accuracy can only be assessed over a long period of time. The weighted average expected return on pension plan assets was 8.10% for Fiscal 2009 and Fiscal 2008, respectively. During Fiscal 2009, Darling’s actual return on pension plan assets was a gain of $12.8 million or approximately 21% of pension plan assets as compared to Fiscal 2008 where Darling’s actual return on pension plan assets was a loss of $22.9 million or approximately 28% of pension plan assets.

Darling has recorded a pension liability of approximately $19.1 million and $36.3 million at January 2, 2010 and January 3, 2009, respectively. Darling’s net pension cost was approximately $6.3 million, $0.4 million and $3.0 million for the fiscal years ending January 2, 2010, January 3, 2009 and December 29, 2007, respectively. The projected net periodic pension expense for Fiscal 2010 is expected to decrease by approximately $2.4 million as compared to Fiscal 2009.

Income taxes

In calculating net income, Darling includes estimates in the calculation of income tax expense, the resulting tax liability and in future realization of deferred tax assets that arise from temporary differences between financial statement presentation and tax recognition of revenue and expense. Darling’s deferred tax assets include a net operating loss carry-forward which is limited to approximately $0.7 million per year in future utilization due to the change in control resulting from the May 2002 recapitalization of Darling. Valuation allowances for deferred tax assets are recorded when it is more likely than not that deferred tax assets will not be realized. Based upon Darling’s evaluation of these matters, a portion of Darling’s net operating loss carry-forwards will expire unused. The valuation allowance established to provide a reserve against these deferred tax assets was approximately $0.2 million at January 2, 2010 and January 3, 2009, respectively.

Stock option expense

The calculation of expense of stock options issued utilizes the Black-Scholes mathematical model which estimates the fair value of the option award to the holder and the compensation expense to Darling, based upon estimates of volatility, risk-free rates of return at the date of issue and projected vesting of the option grants. Darling recorded compensation expense related to stock options expense for the year ended January 2, 2010, January 3, 2009 and December 29, 2007 of approximately $0.1 million, $0.2 million and $0.4 million, respectively.

New accounting pronouncements

In December 2009, the FASB issued ASU No. 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This update amends ASC Topic 810, Consolidations, and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. This new authoritative guidance requires additional disclosures about a company’s involvement with variable interest entities and any significant changes in risk exposure due to that involvement. Darling adopted ASU 2009-17 on January 3, 2010. The adoption did not have an impact to the consolidated financial statements of Darling.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements. The ASU amends ASC Topic 820, Fair Value Measurements and Disclosures. The new standard provides for additional disclosures requiring Darling to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements, describe the reasons for the transfers and present separately information about purchases, sales, issuances and settlements in the reconciliation of Level 3 fair value measurements. The update also provides clarification of existing disclosures requiring Darling to determine each class of assets and liabilities based on the nature and risks of the investments rather than by major security type and for each class of assets and liabilities, and to disclose the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements. Darling adopted ASU 2010-06 as of January 3, 2010, except for the presentation of purchases, sales, issuances and settlement in the reconciliation of Level 3 fair value measurements, which is effective for Darling on January 2, 2011. This update will not change the techniques Darling uses to measure fair values and is not expected to have a material impact on Darling’s consolidated financial statements.

Quantitative and qualitative disclosure about market risk

Market risks affecting us are exposures to changes in prices of the finished products we sell, interest rates on debt, availability of raw material supply and the price of natural gas and diesel fuel used in the our plants. Raw materials available to us are impacted by seasonal factors, including holidays, when raw material volume declines; warm weather, which can adversely affect the quality of raw material processed and finished products produced; cold weather, which can impact the collection of raw material. Predominantly all of our finished products are commodities that are generally sold at prices prevailing at the time of sale.

We make limited use of derivative instruments to manage cash flow risks related to interest expense, natural gas usage, diesel fuel usage and inventory. Interest rate swaps are entered into with the intent of managing overall borrowing costs by reducing the potential impact of increases in interest rates on floating-rate long-term debt. Natural gas swaps and options are entered into with the intent of managing the overall cost of natural gas usage by reducing the potential impact of seasonal weather demands on natural gas that increases natural gas prices. Heating oil swaps are entered into with the intent of managing the overall cost of diesel fuel usage by reducing the potential impact of seasonal weather demands on diesel fuel that increases diesel fuel prices. Inventory swaps and options are entered into with the intent of managing seasonally high concentrations of MBM, BFT and YG inventories by reducing the potential impact of decreasing prices. We do not use derivative instruments for trading purposes. At October 2, 2010, we had natural gas swaps and two interest rate swaps outstanding that qualified and were designated for hedge accounting as well as heating oil swaps and natural gas swaps that did not qualify and were not designated for hedge accounting.

On May 19, 2006, Darling entered into two interest rate swap agreements that are considered cash flow hedges according to FASB authoritative guidance. Under the terms of these swap agreements, beginning June 30, 2006, the cash flows from Darling’s $50.0 million floating-rate term loan facility under the existing credit agreement have been exchanged for fixed rate contracts that bear interest, payable quarterly. The first swap agreement for $25.0 million matures April 7, 2012 and bears interest at 5.42%, which does not include the borrowing spread per the existing credit agreement, with amortizing payments that mirror the term loan facility. The second swap agreement for $25.0 million matures April 7, 2012 and bears interest at 5.415%, which does not include the borrowing spread per the existing credit agreement, with amortizing payments that mirror the term loan facility. Our receive rate on each swap agreement is based on three-month LIBOR. At October 2, 2010, the fair value of these interest swap agreements was $2.0 million and is included in non-current liabilities on the balance sheet, with an offset recorded to accumulated other comprehensive income for the effective portion and other expense for the ineffective portion of the interest rate swap.

In the first nine months of Fiscal 2010, Darling entered into natural gas contracts that were considered cash flow hedges according to FASB accounting guidance. Under the terms of the natural gas swap contracts Darling fixed the expected purchase cost of a portion of its plants expected natural gas usage through the first quarter of Fiscal 2011. As of October 2, 2010, the fair value of these natural gas swaps was approximately $0.4 million and are included in accrued expenses on the balance sheet, with an offset recorded in accumulated other comprehensive income for the effective portion.

Additionally, Darling had heating oil swaps and natural gas swaps that are marked to market because they did not qualify for hedge accounting at October 2, 2010. The heating oil swaps had an aggregate fair value of $0.1 million and are included in current other assets on the balance sheet at October 2, 2010. In addition, the mark to market natural gas swaps were not significant and are included in accrued expenses on the balance sheet at October 2, 2010.

As of October 2, 2010, Darling had forward purchase agreements in place for purchases of approximately $7.0 million of natural gas and diesel fuel in Fiscal 2010. As of October 2, 2010, we had forward purchase agreements in place for purchases of approximately $1.2 million of finished product in Fiscal 2010.

Griffin had corn options that are marked to market because they did not qualify for hedge accounting at September 30, 2010. These amounts are deemed immaterial.

Industry

Overview

We participate in two main sectors of the recycling and recovery industry: rendering and bakery waste. From recycled and recovered by-products and other raw materials, we produce a number of valuable products used in numerous agricultural, industrial and consumer products around the world. Several industry trends affect the supply of inputs for our products as well as domestic and international demand for our outputs.

Supply of inputs

We source our raw materials from meat and poultry processors, restaurants and food service establishments, and commercial bakeries. The underlying demand within these industries helps provide a continuous supply of raw materials for us and other industry participants.

Rendering and restaurant industry

We and companies like ours (including captive rendering companies) together recycle approximately 59 billion pounds of inedible animal by-products in the United States and Canada and convert it into approximately 11.2 billion pounds of animal derived proteins and 10.9 billion pounds of rendered fats. If it were not for these collection efforts, billions of pounds of waste would create an immense ecological problem as the inappropriate disposal of these waste streams would produce significant amounts of carbon dioxide, ammonia and use up much needed capacity in landfills.

The United States is among the world’s largest producers of beef, pork and poultry and is a net exporter of each. We believe that trends in the U.S. protein and restaurant industries will continue to provide a source of raw materials and drive demand for our services.

Beef

The United States is the world’s largest producer of beef and veal, primarily high-quality, grain-fed beef for domestic and export use. According to the USDA, from 1970 to 2009 U.S. beef production grew from approximately 21.4 billion pounds to 26.0 billion pounds, representing a compound annual growth rate (“CAGR”) of 0.5%. Outputs from our rendering and bakery feed operations are used in the production of the feed used by the cattle industry.

There has been considerable consolidation in the beef processing industry, resulting in a shift in the availability of beef raw materials. In addition, smaller players such as grocery stores, which have historically sought third party rendering services, are now outsourcing their butchery and meat cutting operations to companies that have traditionally performed rendering services in-house, further increasing competition for rendering services.

Pork

The United States is the world’s third largest producer and consumer and the world’s largest exporter of pork products. According to the USDA, from 1970 to 2009, U.S. pork production grew from approximately 13.2 billion pounds to 23.0 billion pounds, representing a CAGR of 1.4%. Swine are heavy consumers of compound feed making them an important end market for the products produced by the rendering and bakery feed industries.

Poultry

The United States is the world’s largest producer and second largest exporter of poultry meat. U.S. consumption of poultry meat (both chicken and turkey) is considerably higher than either beef or pork and is growing more rapidly. According to the USDA, from 1970 to 2009, U.S. poultry production grew from 9.3 billion pounds to 41.8 billion pounds, representing a CAGR of 3.9%. Poultry production has grown rapidly as consumer preferences have shifted to relatively healthy and low cost poultry products at the expense of other red meat alternatives. In addition to being a major source of raw materials, the poultry industry is also a major consumer of meals, fats and bakery feeds produced by the rendering and bakery waste recycling industry. Poultry meat and egg production are expected to expand in the coming years as domestic demand for healthy, convenient, and low-cost meat grows and foreign demand is boosted by developing country growth due to rising per capita income, ongoing trade liberalization, and overall economic growth.

Restaurant industry

Used cooking oils also serve as a substantial raw material input for animal feed and bio-fuel production. The supply of used cooking oils has been driven by the favorable long-term trends related to consumers’ preference for dining out. In the next several years, the quick-service restaurant industry is expected to continue to grow as U.S. consumers demand convenient, inexpensive dining options, which use large quantities of oil to fry food. Quick-service restaurant revenue is projected by IBIS to increase at a CAGR of 2.2% from 2009 to 2015.

Bakery industry

The U.S. bakery industry produces significant volumes of bakery waste each year. Large bakery and snack food manufacturers produce goods in such large volumes that even a small percentage of their products rejected for quality concerns or that are not otherwise sold can produce millions of pounds of waste each week. We expect to benefit from this trend, given our substantial available bakery waste processing capacity to accommodate large quantities of raw materials.

Over the past two years, the downturn in the global economy has negatively impacted the bakery industry as consumers have less disposable income to spend on non-essential bakery products. U.S. bakery industry sales, however, are projected by IBIS to grow at a CAGR of approximately 1.5% from 2009 to 2015 as consumption of bakery products increases.

Demands for our outputs

We believe we are well-positioned to take advantage of several global trends in animal and pet feed, fertilizer, and bio-fuels that are driving ongoing demand for our finished products.

Animal feed

Feed mills, which prepare animal feeds, utilize our end products as ingredients in animal feed and represent our largest group of customers. Animal feed is a large and steadily growing global industry that supplies livestock and poultry producers with their primary raw material input. Most feed in the U.S. and the developed world is “complete feed,” a ready-to-eat mixture of several components including grains, proteins and materials such as bakery feed, fats, minerals, and vitamins. Producers mix these components to achieve specific and often proprietary nutritional formulations at the lowest cost based on prevailing local prices. Since prices and availability of components can vary by region, feed producers constantly change the mix of ingredients in their feed to maintain a consistent product profile at the lowest possible cost. Global livestock production grew at a CAGR of 2.7% from 1975 to 2009, supporting growth in demand for animal feeds produced using rendered finished products.

Pet food

Pet food manufacturers utilize renderers’ finished products as ingredients in pet food and represent the rendering industry’s second largest group of customers. The pet food industry includes meat, fish, whole meals, bird seed, hamster pellets, dry and wet cat food, dog biscuits and treats, and other specialized meals. Pet food manufacturers require stringent feed safety certifications and consistently demand premium additives that are high in protein and nutritional content. As a result, pet food manufacturers typically purchase only premium or value-added products.

The pet food market has grown over the past five years, primarily driven by the increase in pet ownership, increasing discretionary spending on pet-related products and greater demand for specialty, healthy pet foods.

Fertilizer

Fertilizer companies also use processed animal by-products as ingredients in fertilizer. Powerful global trends of a growing population, rising disposable income, increasing protein consumption and the growing use of bio-fuels are driving increased demand for corn, soybeans, rice, grain and cotton. At the same time, the amount of cultivated land is growing modestly.

We participate in the organic fertilizer sub-segment of the fertilizer industry. Due to its composition, organic fertilizers are popular with golf courses, organic farms, and other environmentally conscientious customers that do not use chemical fertilizers. We believe that the demand for organic fertilizers will increase in the next several years due to favorable trends including changing preferences for non-synthetic fertilizers, increasing environmentalism among consumers and the improving economy.

Bio-fuels

Processed used cooking oil and tallow can be used as feed stocks for the production of bio-fuels. Expansion of the production and consumption of bio-fuel has been propelled by government mandates and financial incentives as well as by high crude oil prices, volatile geopolitical factors in the Middle East and the fundamental demand for sustainable alternative energy sources. In addition, a desire to reduce dependence on foreign oil among net oil importers, and to generate more sustainable, environmentally friendly energy sources globally, further drive demand for bio-fuel.

Many of the major industrialized countries have policies in place that mandate the inclusion of a minimum amount of bio-fuel additives to traditional petroleum blends, and many have proposed to increase these percentages significantly in the future. The E.U., for example, is moving toward a mandatory bio-fuel usage of 10% of the energy used for transport by 2020. The U.S. is targeting 30% of energy use to be generated from bio-fuels by 2030 and also recently passed legislation that mandates minimum levels of biodiesel consumption. Government mandates for the use of alternative fuels have also been enacted in many developing countries, including China, India and Brazil.

Our combined business

General

The Merger will combine the business of Darling, founded by the Swift meat packing interests and the Darling family in 1882, with the business of Griffin, which was founded in 1943 by John and Rosellen Griffin. On a combined basis, we are the largest U.S. independent provider of rendering and bakery waste recycling and recovery solutions to the nation’s food industry, based on the aggregate volume of materials processed. We operate 70 processing facilities and an extensive transportation fleet over a geographic footprint that covers 42 states. We collect by-products and waste from poultry and meat processors, commercial bakeries, grocery stores, butcher shops and food service establishments. We then recycle and process these raw materials to produce finished products such as protein (primarily MBM and PM), tallow (primarily BFT), PG, YG, bakery feed and hides, as well as a range of branded and value-added products, which are used in a diverse range of end markets, including animal feed, pet food, fertilizer, bio-fuels and other consumer and industrial ingredients.

On a pro forma basis, our revenues for the year ended January 2, 2010 and the nine months ended October 2, 2010 were $835.1 million and $1,247.3 million, respectively. Our pro forma net income from continuing operations for the year ended January 2, 2010 and the nine months ended October 2, 2010 was $50.8 million and $42.7 million, respectively. See “Summary historical consolidated and combined financial information and unaudited pro forma condensed combined financial information—Pro forma combined” and “Unaudited pro forma condensed combined financial information” filed herewith as Exhibit 99.3.

Competitive strengths

Upon completion of the Merger, the combined company will be distinguished by the following competitive strengths:

National platform with geographic breadth and scale.

•	We are the largest U.S. independent provider of rendering and bakery waste recycling and recovery solutions to the nation’s food industry, based on the aggregate volume of materials processed.

•	We have an expansive geographic network, with processing and transfer facilities in 42 states and an extensive in-house fleet of trucks, trailers and railroad cars.

•

We believe our national platform, including our national service center, allows us to more efficiently serve and makes us a more attractive partner to large national accounts, such as restaurant chains and other food service establishments.

•

Our processing and transfer facilities are strategically located close to our raw material suppliers to allow us to deliver our raw materials to plants for processing within 24 hours, which minimizes transportation costs and reduces spoilage.

•	Our high route density for raw materials allows us to more efficiently leverage our transportation fleet and other operating assets.

Leading market positions and diversified base of raw materials.

•	We have a leading market position in each of beef, pork and poultry renderers and the leading processor of bakery waste in the U.S.

•	We are the only nationwide processor of used cooking oil and trap grease in the U.S.

•	Our leading market positions provide us with a diverse mix of raw materials and access to each of the key raw material markets, including the growing market for poultry production.

•

The Merger will create a more diversified customer base and product offerings, including, through Griffin, higher margin value-added, premium and brand name products, particularly for the pet food industry.

•	The Merger improves the fat sourcing alternatives for the conversion of fats, primarily animal fats and used cooking oil, and potentially other feed stocks, into renewable diesel or other fuels.

Strong industry fundamentals.    We believe that we benefit from the following industry fundamentals:

•

Human consumption of protein has created a strong ongoing demand for beef and pork, and strong and growing demand for poultry, the processing of which provides us with a recurring source of raw materials. Strong restaurant industry and bakery industry demand, which stand to benefit further from any future improvements in the economy, also provide a recurring source of used cooking oil and bakery waste, which are important raw materials for us.

•

The demand for beef, pork, poultry and bakery products continues to drive demand and support pricing for our finished products. We believe that increased standards of living globally will lead over time to increased demand for protein globally, which in turn will support demand for our finished products for use in animal feeds.

•

Increasing mandates for the use of bio-fuels in the U.S. and abroad have escalated demand for bio-fuel feed stocks. This in turn drives demand for our products, such as our rendered animal fats and recycled oils that may be used as bio-fuel feed stocks. These mandates also increase demand for other commodities such as corn and soybean oil which are used in animal feed. When corn and soybeans are used as bio-fuel feed stocks demand for our products for use in animal feeds is indirectly supported.

Long-term relationships with our customers and a solid reputation for outstanding and reliable service.    We believe we have developed strong long-term relationships with our customers, who are suppliers of raw materials and in many instances also consumers of our finished products. For example, Darling’s top 10 customers have been customers for an average of more than 20 years. We believe the following factors have contributed to our success:

•	Animal and food by-product disposal is “mission critical” in the processes of our customers, and we believe we have a solid reputation for outstanding and reliable service.

•	We are able to efficiently collect and process raw materials due to the strategic location of our processing and transfer facilities in close proximity to our primary raw material suppliers. In many cases our own collection equipment is integrated within the disposal processes of our large rendering and bakery waste customers, which would result in higher switching costs for these customers should they consider alternative solutions for the removal of their rendering by-products and bakery waste.

Product and process innovation and investment

•

We have a long history of innovation and are able through Griffin to utilize our experience and technical expertise to produce value-added feed formulations that improve digestibility and caloric content. We have also developed formulations for organic fertilizers from our rendering by-products. These products are sold at a significant premium to other commodity products.

•

We have made significant investments in our processing facilities for rendering activities and bakery waste processing, which cannot be easily duplicated. Operating in the recycling and recovery industry requires us to maintain permits issued by state and local governments to operate each plant, and to comply with the requirements of the various agencies responsible for the regulation of food safety, including the FDA, USDA, FSIS and state departments of agriculture.

Consistent cash flow generation.

•	Our long-term relationships with our largest customers provide us with a stable, recurring base of revenues.

•

The strong correlation between the supply of raw material inputs and the demand for our products, particularly animal feeds, provides us with the opportunity to grow our business as the U.S. protein industry grows.

•

Currently, approximately 53% of Darling’s annual volume of raw materials and all of Griffin’s poultry and bakery waste raw materials are acquired on a “formula” basis. Our utilization of formula-based pricing contracts allows us to earn a margin on the corresponding raw materials we process, regardless of the effect of commodity price volatility on the price of our finished products, which helps to mitigate our exposure to changing commodity prices.

Experienced management team.

•	Our senior management team includes seasoned veterans with strong reputations and diverse business experience within our industry and a successful track record of managing and growing our businesses.

•	Members of both the Darling and the Griffin senior management teams have an average of more than 25 years of industry experience.

Combined company strategies

Upon completion of the Merger, the key elements of the combined company’s strategy will be as follows:

Successfully integrate Griffin’s operations.    The Merger will provide Darling with an opportunity to expand its nationwide footprint, diversify its rendering raw materials operations with the addition of Griffin’s poultry by-products operations, expand into the bakery waste recycling business and expand its portfolio of finished products beyond commodity products to include value-added, premium and brand name products in established industries, such as pet food and aquaculture. While we expect that Griffin will continue to operate on an independent basis immediately following the Merger in order to largely avoid operational disruptions, we believe we will be able to create synergies through:

•	the implementation of best practices between Darling and Griffin to enhance plant processing efficiency,

•	the consolidation and redesign of certain collection routes in areas where our operations are in close proximity in Florida, Georgia, Indiana and Ohio,

•	our expanded footprint and enhanced ability to serve national accounts, and

•	the integration of our administrative functions and sales and distribution networks, which we believe will result in incremental cost savings.

Expand capacity.    Where we believe it is profitable to do so, we expect to continue to make discretionary investments in our processing facilities in order to expand our capacity and efficiency. Investing in our operations will allow us to increase the volume of raw materials processed, and, in turn, the volume of finished products we sell.

Reduce leverage.    We intend to reduce leverage through the generation of free cash flow. The Senior Secured Facilities require that we repay our outstanding indebtedness with excess cash, subject to certain exceptions and limitations. Subject to market and other conditions, we may raise additional equity capital to reduce our leverage.

Capture emerging opportunities in the renewable fuels market.    We are well positioned to benefit from the emergence of new product markets, including the market for next-generation, environmentally friendly renewable fuels. We have taken initial steps toward the formation of a joint venture with Valero to build a facility to produce renewable diesel on a site in Louisiana. The addition of Griffin’s operations will approximately double the cooking oil feed stock available to the potential joint venture. We intend to continue to pursue our joint venture with Valero, through which we would convert a portion of our rendering and used cooking oil by-products into renewable diesel fuel, and actively evaluate other opportunities to utilize our by-products in new, alternative product markets as they emerge.

Selectively pursue strategic alliances and acquisitions to enhance our business.    Since 2004, Darling has acquired and successfully integrated nine companies. These strategic acquisitions have allowed Darling to diversify its raw material supply and customer base. Following the completion of the Merger, we will continue to selectively and opportunistically evaluate potential acquisitions. We expect that these will primarily be smaller acquisitions that will fill in or extend our collection routes or small rendering operations that will allow us to better serve our customer base. In addition to our joint venture with Valero, we may also pursue partnerships and commercial agreements to diversify our product offerings and take advantage of potential changes in our industry.

Our combined operations

Rendering and restaurant services

Our largest business activity is rendering. Prior to the Merger, Darling was primarily a beef renderer. Following the acquisition of Griffin, we are one of the leading poultry renderers in the

U.S. Our combined rendering operations process poultry and animal by-products into protein (primarily MBM and poultry meal (feed grade and pet food)), tallow (primarily BFT), PG, YG, bakery feed, hides and a variety of other value-added finished products. Darling’s rendering segment accounted for $458.6 million, or 76.7%, of its net sales for Fiscal 2009. Griffin’s rendering operations accounted for $311.8 million, or 59.4%, of its net sales for Fiscal 2009. Darling’s rendering segment operates 35 processing facilities in 16 states, primarily on the West Coast and in the Southwest, Midwest, Mid-Atlantic, Southeast and Northeast regions. Griffin’s rendering division operates 11 processing plants that are supplemented by 24 transfer stations, which help collect and consolidate raw materials, in 18 states, primarily in Texas and the Southeast region.

We also collect used cooking oil from restaurants and process it into finished products, such as YG, which we sell to external customers as well as internal divisions. In addition to waste cooking oil, we collect trap grease from restaurants in exchange for a collection fee. Darling’s restaurant services segment accounted for $139.2 million, or 23.3% of its net sales in Fiscal 2009. The financial results for Griffin’s used cooking oil operations are reported within its rendering and baking feed divisions. Approximately 92% of Griffin’s used cooking oil volume in Fiscal 2009 was processed by the rendering division and 8% was processed by the bakery feed division.

Raw materials

Our rendering operations collect two primary types of protein by-products, (i) beef and pork by-products and (ii) poultry by-products, which are collected primarily from independent meat and poultry processors, grocery stores, butcher shops and food service establishments. Beef and pork by-products accounted for approximately 77% and poultry (including feathers) accounted for approximately 12% of the total raw materials processed by Darling in 2009. Of the total raw materials processed by Griffin in 2009, approximately 10% were beef and pork by-products and approximately 47% were poultry (including feathers) by-products, with the remainder coming from bakery waste.

Rendering materials are collected in one of two manners. Certain large suppliers, such as large meat processors and poultry processors, are furnished with bulk trailers in which the raw material is loaded. We provide the remaining suppliers, primarily grocery stores and butcher shops, with containers in which to deposit the raw material. The containers are picked up by or emptied into our trucks on a periodic basis. The type and frequency of service is determined by individual supplier requirements, the volume of raw material generated by the supplier, supplier location and weather, among other factors.

The raw materials collected by us are transported either directly to a processing plant or to a transfer station where materials from several collection routes are loaded into trailers and transported to a processing plant. Collections of animal processing by-products generally are made during the day, and materials are delivered to plants for processing within 24 hours of collection to deter spoilage.

Certain of our rendering facilities are highly dependent on one or a few suppliers. During the Fiscal 2009, Darling’s largest single supplier accounted for approximately 5% of the total raw material it processed, and Darling’s 10 largest raw materials suppliers accounted for approximately 25% of the total raw material processed by Darling. In addition, Griffin's top ten rendering raw materials suppliers provided 57.1% of the total volume of such raw materials processed by Griffin in the same period. Griffin's two largest rendering raw materials suppliers each accounted for over 10% of Griffin's total rendering raw materials volume in Fiscal 2009. See “Risk factors—We have a significant concentration of our revenue from a limited number of suppliers and customers.” Should any of these suppliers choose alternate methods of disposal, cease or materially decrease their operations, have their operations interrupted by casualty or otherwise cease using or reduce the use of our collection services, these operating facilities would be materially and adversely affected. For a discussion of our competition for raw materials, see “Competition.”

The restaurant services industry is highly fragmented. Darling collects used cooking oil and trap grease from approximately 110,000 restaurants, food service establishments and grocery stores. Griffin serves a highly fragmented base of over 60,000 used cooking oil and trap grease customers. Many of our customers operate stores that are parts of national food chains. No single customer represents a material percentage of our total used cooking oil raw materials volume.

Used cooking oil from food service establishments is placed in various sizes and types of containers which are supplied by us. In some instances, these containers are unloaded directly onto the trucks, while in other instances the oil is pumped through a vacuum hose into the truck. Darling sells a container for used cooking oil collection to food service establishments called CleanStar®, which is a proprietary self-contained collection system that is housed either inside or outside the establishment, with the used cooking oil pumped directly into collection vehicles via an outside valve. Griffin sells a similar product called Boss. The frequency of all forms of raw material collection is determined by the volume of oil generated by the food service establishment.

We either transport trap grease to waste treatment centers or recycle it at our facilities into a host of environmentally safe product streams, including fuel and feed ingredients. We provide customers with a comprehensive set of solutions to their trap grease disposal needs, including manifests for regulatory compliance, computerized routing for consistent cleaning, and comprehensive trap cleaning.

Processing operations

We produce finished products primarily through the grinding, cooking, separating, drying, and blending of various raw materials. The process starts with the collection of animal processing by-products (including fat, bones, feathers, offal and other animal by-products). The animal processing by-products are ground and heated to extract water and separate oils and grease from animal tissue as well as to sterilize and make the material suitable as an ingredient for animal feed. The separated oils, tallows, and greases are then centrifuged and/or refined for purity. The remaining solid product is pressed to remove additional oils to create meals. The meal is then sifted through screens and ground further if necessary to produce an appropriately sized protein meal.

The primary finished products derived from the processing of animal by-products are tallow, PG, MBM, poultry meal, feather meal, and blood meal. In addition, Griffin is able to operate multiple process lines simultaneously which provides it with the flexibility and capacity to manufacture a line of premium and value-added products in addition to its commodity products. Because of Griffin’s processing controls, it is able to blend end products together in order to produce premium products with specific mixes that typically have higher protein and energy content and lower moisture than commodity products and command premium prices.

Our hides and skins operations process hides and skins from hog and beef processors into outputs used in commercial applications such as the leather industry. Darling operates one standalone facility that has the capacity to process 10,000 pieces per week, while Griffin operates two standalone facilities that have the capacity to process 16,500 pieces per week. We sell treated hides and skins to external customers, the majority of which are tanneries.

Griffin’s fertilizer operations utilize finished products from the rendering division to manufacture fertilizers from USDA approved ingredients that contain no waste by-products (i.e. sludge or sewage waste). Griffin’s primary fertilizer product line is Nature Safe®, an organic, protein based fertilizer which is produced at its blending plant in Henderson, KY. Griffin’s fertilizer products are predominately sold to golf courses, sports facilities, organic farms and landscaping companies.

Used cooking oil, which is recovered from restaurants, is heated, settled, and purified for use as an animal feed additive or is further processed into biodiesel. Products derived from used cooking oil include YG, biodiesel, and Fat for Fuel, which uses grease as a fuel source for industrial boilers and driers.

Bakery feed

Bakery feed is Griffin’s second largest division and is a leading processor of bakery waste in the U.S. Griffin’s bakery feed division accounted for $138.8 million, or 26.4%, of its net sales for Fiscal 2009. Darling does not currently process bakery waste. The bakery feed division collects bakery waste materials and processes the raw materials into Cookie Meal®, an animal feed ingredient primarily used in poultry rations. Griffin operates 9 bakery waste facilities that have the capacity to process 60 million pounds of raw materials per week and three transfer stations, which help collect and consolidate raw materials, in 10 states, primarily in the eastern United States. The bakery feed division sells its finished products to animal feed manufacturers as well as to internal divisions such as fertilizer and export. Griffin has indicated that its bakery feed division will have excess capacity to process significant incremental volume without the need for additional capital investment. During Fiscal 2009, 53.2% of Griffin’s bakery feed raw materials were provided from its top ten suppliers, with its largest supplier accounting for 11.4%.

Raw materials

Bakery products are collected from large commercial bakeries that produce a variety of products, including cookies, crackers, cereal, bread, dough, potato chips, pretzels, sweet goods and biscuits, among others. We collect these materials by bulk loading onsite at the bakeries utilizing proprietary equipment, the majority of which is designed, manufactured, and installed by us. We have specifically engineered bulk collection systems for the handling of bakery waste. All of the bakery waste that we collect is bulk loaded which represents a significant advantage over competitors that receive a large percentage of raw materials from less efficient, manual methods. The receipt of bulk-loaded by-products allows us to significantly streamline our process, greatly reduce personnel, eliminate a significant source of wastewater and maximize freight savings by hauling more tons per load.

Processing operations

The highly automated bakery feed production process involves sorting and separating raw material, mixing it to produce the appropriate nutritional content, drying it to reduce excess moisture, and grinding it to the consistency of animal feed. Through the bakery waste process, packaging materials are removed. The packaging material is fed into a combustion chamber, along with sawdust from nearby sawmills and heat is produced. This heat is used in the dryers to remove moisture from the raw materials that have been partially ground. Finally, the dried meal is ground to the specified granularity. The finished product, which is continually tested to ensure that the caloric and nutrient contents meet specifications, is a nutritious additive used in animal feed and pet food.

Biodiesel

In September 2009, Darling announced that it has joined with a subsidiary of Valero to take initial steps towards the formation of a joint venture to build a facility capable of producing over 10,000 barrels per day or 135 million gallons per year of renewable diesel on a site adjacent to Valero’s St. Charles refinery near Norco, Louisiana. The proposed facility is expected to convert grease, primarily animal fats and used cooking oil supplied by Darling, and potentially other feed stocks that become economically and commercially viable into renewable diesel. Darling and Valero, however, have not yet entered into a joint venture operating agreement with respect to the Joint Venture Project. Completion of the Joint Venture Project is contingent, among other things, on (i) the DOE’s approval of the loan application for inclusion in the DOE Loan Program at a sufficient funding level for the parties to agree to proceed with the Joint Venture Project, (ii) the total cost estimate for the Joint Venture Project and (iii) the final approval of Darling’s Board of Directors. For more information on the Joint Venture Project, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Darling.”

Griffin utilizes a portion of its rendered animal fats, recycled greases and plant oils to produce Bio G-3000TM Premium Diesel Fuel. Griffin’s biodiesel operations utilize raw material inputs sourced from its rendering and bakery feed operations as well as several third party additives in order to produce Bio G-3000TM. Griffin has the annual capacity to produce two million gallons of Bio G-3000TM. Its biodiesel product is sold to its internal divisions as well as domestic commercial biodiesel producers to be used as biodiesel fuel, a clean burning additive for diesel fuel or as a biodegradable solvent or cleaning agent. Bio G-3000TM is currently processed at Griffin’s facility in Butler, Kentucky.

Raw materials pricing and supply contracts

We have two primary pricing arrangements—formula and non-formula arrangements—with our suppliers of poultry, beef, pork and bakery waste products and used cooking oil. Under a “formula” arrangement, the charge or credit for raw materials is tied to published finished product commodity prices after deducting a fixed processing fee. We also acquire the raw material under “non-formula” arrangements whereby suppliers are either paid a fixed price, are not paid, or are charged a collection fee, depending on various economic and competitive factors. Approximately 53% of Darling’s annual volume of raw materials is acquired on a “formula” basis. All of Griffin’s poultry rendering and bakery feed raw materials are acquired on a “formula” basis.

The credit received or amount charged for raw material under both formula and non-formula arrangements is based on various factors, including the type of raw materials, the expected value of the finished product to be produced, the anticipated yields, the volume of material generated by the supplier and processing and transportation costs. Competition among processors to procure raw materials also affects the price paid for raw materials. See “—Competition.”

Formula prices are generally adjusted on a weekly, monthly or quarterly basis while non-formula prices or charges are adjusted as needed to respond to changes in finished product prices or related operating costs.

Finished products

Our finished products are predominantly proteins (primarily MBM and PM), oils (primarily BFT, PG and YG) and hides. Oils are used as ingredients in the production of pet food, animal feed, soaps and as a substitute for traditional fuels. Oleo-chemical producers use these oils as feed stocks to produce specialty ingredients used in paint, rubber, paper, concrete, plastics and a variety of other consumer and industrial products. MBM and PM is used primarily as a high protein additive in pet food and animal feed. Hides are sold to leather distributors and manufacturers for the production of leather goods.

Currently, substantially all of Darling’s finished products and approximately half of Griffin’s finished products are commodities that compete with other commodities such as corn, soybean oil and soybean meal.

Commodity products

Our commodity products include the following.

Meals

Our meal products include bone meal, poultry meal, feather meal and blood meal. All of our meal products are protein-rich and contain essential minerals and amino acids which are critically important components of animal feed. Bone meal, blood meal, poultry meal and feather meal are sold to feed manufacturers while higher grade poultry meal is also sold to pet food manufacturers. Some of our meals are also used as ingredients in our fertilizer operations.

Tallow

We produce a range of tallows from our rendering operations. Tallow is an additive in livestock and pet foods that contains essential fatty acids and energy that enhance the taste of the foods. Tallow is also frequently sold to soap and beauty products manufacturers as well as industrial manufacturers of paint, rubber, paper, concrete, plastics and other consumer products. The vast majority of the tallow that we produce is used as a feed additive.

Grease

We produce several different types of grease including YG and brown grease. Grease, similar to tallow, is an essential ingredient in livestock and pet foods due to its fatty acid composition and high energy content. Due to its nutritional content, the majority of our YG is sold to meat and poultry producers who use the grease as a feed additive. In addition, some of the grease produced by our rendering operations is burned as Fat for Fuel or used to manufacture biodiesel.

Hides and skins

We process discarded hides and skins from beef, hog and other animal processing facilities. The hides and skins are trimmed and cured in a brine solution that prepares them for tanneries. Tanneries sell the tanned hides and skins primarily to leather companies that use the products in a variety of consumer goods including apparel and vehicle interiors.

Premium, value-added and branded products

Griffin’s premium, value-added and branded products command significantly higher pricing relative to our commodity product lines due to their enhanced nutritional content, which is a function of our proprietary processing techniques.

Premium product lines

Griffin’s premium products include:

•	Bakery feed core products and branded products, including Cookie Meal®, a blend of various discarded bakery waste, which acts as a substitute for corn in the manufacture of animal feed;

•	Pet-grade poultry meal, a pet food additive made from chicken by-products;

•	Flash dried poultry meal, a product primarily sold to pet food manufacturers that is produced from chicken parts and is processed at lower temperatures, making it easier to digest and more palatable;

•	Chicken fat and chicken meals, which, like flash dried poultry meal, are produced from chicken parts and are processed at lower temperatures;

•	Low ash poultry meal, a protein meal created from poultry offal that contains a lower percentage of ash as compared to poultry meal; and

•	Poultry grease, which is produced from premium chicken parts and has a higher caloric value and lower acid content than traditional yellow grease.

Value added and branded products and services

Griffin’s value added and branded products and services include:

•

Fertilizer core products and branded products, including Nature Safe®, an organic blend of various organic meals produced by its rendering division. Griffin produces two types of organic fertilizers under the Nature Safe® brand name: (i) constructed and (ii) fortified. Constructed fertilizer utilizes feed grade meals, such as blood meal, bone meal and feather meal. In contrast, fortified fertilizer uses both organic and synthetic fertilizer. Due to its organic composition, Nature Safe® is popular with golf courses and organic farms that do not use chemical fertilizers.

•

Fat on the Farm, an all-inclusive supply program and turn-key solution for small feed mills and large farms whereby Griffin provides small quantities of feeding fat to its customers along with on-site storage facilities as well as technical support to enhance the blending process and optimize raw materials use.

•

Fat for Fuel, which uses YG and brown grease from its rendering and bakery feed divisions and processes it into an environmentally safe, renewable fuel source for use in industrial boilers and driers; and

•

Biodiesel core products and branded products, including Griffin’s branded Bio G-3000TM premium diesel fuel, an environmentally friendly alternative to fossil fuel that utilizes rendered animal fats, recycled greases, as well as plant oils, such as soybean oil and can be used in diesel powered vehicles without modification or a reduction in performance, or it can be blended with petroleum-based diesel.

Finished product customers

Darling

Darling sells its finished products worldwide to over 1,000 customers, with no customer representing more than 4.0% of sales in Fiscal 2009. Darling primarily sells to producers of livestock feed, oleo-chemicals, bio-fuels, soaps, pet foods and leather goods for use as ingredients in their products or for further processing. All of Darling’s finished products are commodities and are priced relative to competing commodities, primarily corn, soybean oil and soybean meal. Finished product prices will track as to nutritional and industry value to the ultimate customer’s use of the product. Darling has no foreign operations, but exports a portion of its products to customers in various foreign countries or regions including Asia, the European Union, the Pacific Rim, North Africa, Mexico and South America. Total export sales were $70.8 million during Fiscal 2009. The level of export sales varies from year to year depending on the relative strength of domestic versus export markets.

Griffin

Griffin sells its products to over 1,000 customers, with no customer representing more than 12.5% of sales in Fiscal 2009. Customers include feed mills, pet food manufacturers, integrated poultry producers, the dairy industry and golf courses, among others. Poultry processors and feed manufacturers are the largest end users of Griffin’s products. Feed mills, which represented 35% of Griffin’s total sales in Fiscal 2009, purchase meals, greases, tallows, and Cookie Meal® for use as feed ingredients. Pet food manufacturers accounted for 20% of Griffin’s sales in Fiscal 2009 and require stringent feed safety certifications and consistently demand premium additives that are high in protein and nutritional content. As a result, pet food manufacturers typically purchase only premium or value-added products. Griffin’s sales to pet food manufacturers have grown significantly in recent years due to its ability to manufacture products with increasingly higher standards of nutritional content, product consistency, and customized blends. Griffin also enters into long-term supply contracts with pet food manufacturers. Integrated poultry producers represent another large end user of Griffin’s finished products and accounted for approximately 20% of its sales in Fiscal 2009. Griffin’s other finished products are purchased by our customers based on prevailing market conditions and supply needs.

Approximately 83% of Griffin’s sales in Fiscal 2009 were to domestic customers, while approximately 17% were to customers in Latin America and Asia. In many cases, international sales are conducted through in-country agents who provide import licenses, pay duties, consolidate shipments and provide storage for the eventual in-country customer. Griffin maintains strong customer relationships not only with the agents, but also with the eventual end-users. Its largest export market in 2009 was Mexico.

Marketing, sales and distribution of finished products

Darling

Darling sells finished products worldwide. Commodity sales are primarily managed through its commodity trading department which is headquartered in Irving, Texas. Darling also maintains a sales office in Des Moines, Iowa, for the sale and distribution of selected products. This sales force is in contact with several hundred customers daily and coordinates sales and assists in the distribution of most finished products produced at Darling’s processing plants. Darling sells its finished products internationally through commodities brokers, agents and directly to customers, in various countries.

Darling currently has no foreign operations, but it does export a portion of its products to customers in various foreign countries or regions including Asia, the European Union, the Pacific Rim, North Africa, Mexico and South America. Darling’s total export sales were $70.8 million during Fiscal 2009. The level of export sales varies from year to year depending on the relative strength of domestic versus overseas markets. Darling obtains payment protection for most of its foreign sales by requiring payment before shipment or by requiring bank letters of credit or guarantees of payment from U.S. government agencies. Darling ordinarily is paid for its products in U.S. dollars and has not experienced any material currency translation losses or any material foreign exchange control difficulties.

Following diagnosis of the first U.S. case of BSE on December 23, 2003, many countries banned imports of U.S.-produced beef and beef products, including MBM and initially BFT, though this initial ban on tallow was relaxed to permit imports of U.S.-produced tallow with less than 0.15% impurities. As of October 2, 2010, most foreign markets that were closed to U.S. beef following the discovery of the first U.S. case of BSE had been reopened to U.S beef, although some countries only accept boneless beef or beef from cattle less than 30 months of age. Japan is more restrictive and only permits imports of U.S. beef from cattle that are age verified to be 20 months of age or younger at slaughter. Export markets for MBM containing beef material produced in the U.S. have remained closed with the exception of the Indonesia market.

Darling’s management monitors market conditions and prices for its finished products on a daily basis. If market conditions or prices were to significantly change, management would evaluate and implement any measures that it may deem necessary to respond to the change in market conditions. For larger formula-based pricing suppliers, the indexing of finished product price to raw material cost effectively fixes the gross margin on finished product sales at a stable level, providing some protection from price declines.

Finished products produced by Darling are shipped primarily FOB plant by truck and rail from Darling’s plants shortly following production. While there are some temporary inventory accumulations at various port locations for export shipments, inventories rarely exceed three weeks’ production and, therefore, Darling uses limited working capital to carry inventories and reduces its exposure to fluctuations in commodity prices. Other factors that influence competition, markets and the prices that Darling receives for its finished products include the quality of its finished products, consumer health consciousness, worldwide credit conditions and U.S. government foreign aid. From time to time, Darling enters into arrangements with its suppliers of raw materials pursuant to which these suppliers buy back Darling’s finished products.

Griffin

Griffin’s sales efforts are organized by product lines with a separate group that focuses solely on international sales. Griffin’s sales team is responsible for identifying finished products customers, structuring sales contracts and arranging delivery of finished products.

Griffin also maintains a raw materials procurement group which manages both large, national accounts, such as restaurant chains, and regional waste material collection accounts.

Trucking and Logistics

Darling operates a fleet of approximately 1,000 trucks, 1,800 trailers and 390 railcars. While some competitors outsource trucking and logistics operations, Darling’s management believe its in-house capabilities allow it to more cost effectively transport materials between facilities, exploit backhaul revenue opportunities and ensure greater accountability, superior customer service and more timely delivery.

Griffin operates over 650 vehicles, 1,725 trailers and 525 railcars to transport raw materials and finished products to and from customers’ facilities. It also utilizes third party freight to cost-effectively transfer materials and augment its in-house logistics fleet. Within Griffin’s bakery feed division, all inbound and outbound freight is handled by third party logistics companies. Within the rendering division, Griffin employs a mix of internal transportation resources and third party freight for the outbound shipment of finished products. For rendering, third party logistics companies are utilized in times of large customer demand, to reach customers that are outside of Griffin’s traditional collection routes, to deliver finished products to remote customers, or when Griffin’s trucks are unavailable due to capacity constraints or maintenance requirements. See “Certain relationships and related party transactions—Griffin” for a discussion of the operation of Griffin’s trucking fleet.

Competition

Darling’s management believes that the most challenging aspect of the business is the procurement of raw materials rather than the sale of finished products. Pronounced consolidation within the meat processing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize “captive” renderers (rendering operations integrated with the meat or poultry packing operation). Simultaneously, the number of small meat processors, which have historically been a dependable source of supply for non-captive renderers, has decreased significantly. The slaughter rates in the meat processing industry have declined in certain recent periods, and as a result during such periods of decline, the availability, quantity and quality of raw materials available to the independent renderers decreases. These factors have been offset, in part, however, by increasing environmental consciousness. The need for food service establishments to comply with environmental regulations concerning the proper disposal of used cooking oil should continue to provide a growth area for this raw material source. The rendering and restaurant services industries are highly fragmented and very competitive. Darling competes with other rendering and restaurant services businesses and alternative methods of disposal of animal processing by-products and used cooking oil provided by trash haulers, waste management companies and biodiesel companies, as well as the alternative of illegal disposal.

Major competitors for the collection of raw material include: Baker Commodities on the West Coast and in the Northeast region and Sanimax Industries, Inc. in Canada and the Northeastern U.S. A major competitor in the restaurant services business is Restaurant Technologies, Inc. in the Northeast, Mid-Atlantic, Southeast, Midwest, Southwest and West Coast regions. In addition to these companies, Griffin also competes with American Proteins, Inc. in Georgia and Alabama and Valley Proteins, Inc. throughout the Mid-Atlantic, Southeast and Southwest regions for the collection and processing of poultry by-products. Griffin competes with Endres Processing LLC in Tennessee and the Midwest region and Scope Industries in the Midwest for the recycling of bakery waste.

In marketing its finished products domestically and abroad, Darling faces competition from other processors and from producers of other suitable commodities. Tallows and greases are, in certain instances, substitutes for soybean oil and palm stearine, while MBM is a substitute for soybean meal. Consequently, the prices of BFT, YG and MBM correlate with these substitute commodities. The markets for finished products are impacted mainly by the worldwide supply of and demand for fats, oils, proteins and grains.

Seasonality and weather

The amount of raw materials made available to us by our suppliers is relatively stable on a weekly basis except for those weeks that include major holidays, during which the availability of raw materials declines because major meat and poultry processors are not operating. The amount of bakery raw materials generally increases on a seasonal basis during the summer from June to September. Weather is also a factor. Extremely warm weather adversely affects our ability to make higher quality products and lowers our yield on raw materials because the raw material deteriorates more rapidly than in cooler weather, while extremely cold weather, in certain instances, can hinder the collection of raw materials. Weather can vary significantly from one year to the next and may impact comparability of our operating results between periods.

Intellectual property

We maintain valuable trademarks, service marks, copyrights, trade names, trade secrets, proprietary technologies and similar intellectual property, and consider our intellectual property to be of material value. Darling has registered or applied for registration of certain of its intellectual property, including the tricolor triangle used in Darling’s signage and logos and the names “Darling,” “Darling Restaurant Services” and “CleanStar.” Griffin has registered or applied for registration of certain of its intellectual property, including the griffin and globe used in Griffin’s signage and logos and the names “Griffin Industries,” “Nature Safe” and “Cookie Meal”

trademarks and certain patents, both domestically and internationally, relating to the process for preparing nutritional supplements and the drying and processing of raw materials. Our policy generally is to pursue intellectual property protection considered necessary or advisable.

Employees and labor relations

As of October 2, 2010, Darling employed approximately 1,870 persons full time. As of September 30, 2010, Griffin employed approximately 1,406 persons full time, with approximately 1,137 full-time employees in its rendering division and 269 full-time employees in its bakery feed division.

Darling’s and Griffin’s management believe that their relations with their respective employees and their representatives are good. Approximately 45% of Darling’s total number of employees are covered by multiple collective bargaining agreements; however, Darling has no national or multi-plant union contracts. These collective bargaining agreements are expected to expire over the next five years, with the earliest expiring in December 2010. There can be no assurance, however, that new agreements will be reached without union action or will be on terms satisfactory to us. None of Griffin’s employees are covered by collective bargaining agreements.

Properties

Darling’s corporate headquarters are located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas, in an office facility where we lease approximately 27,000 square feet. Griffin’s corporate headquarters are located in Cold Spring, Kentucky.

The following is a list of Darling’s operating facilities, by business segment. Unless otherwise noted, all facilities are owned by Darling.

Location	Description

Rendering and restaurant services business segments:
Bellevue, NE	Rendering/used cooking oil
Berlin, WI	Rendering/used cooking oil
Blue Earth, MN	Rendering/used cooking oil
Boise, ID	Rendering/used cooking oil
Clinton, IA	Rendering/used cooking oil
Coldwater, MI	Rendering/used cooking oil
Collinsville, OK	Rendering/used cooking oil
Dallas, TX	Rendering/used cooking oil
Denver, CO	Rendering/used cooking oil
Des Moines, IA	Rendering/used cooking oil
Detroit, MI	Rendering/used cooking oil/trap
E. St. Louis, IL	Rendering/used cooking oil /trap
Fresno, CA	Rendering/used cooking oil
Houston, TX	Rendering/used cooking oil/trap
Kansas City, KS	Rendering/used cooking oil/trap
Los Angeles, CA	Rendering/used cooking oil/trap
Mason City, IL	Rendering/used cooking oil
Newark, NJ	Rendering/used cooking oil/trap
San Francisco, CA*	Rendering/used cooking oil/trap
Sioux City, IA	Rendering/used cooking oil
Tacoma, WA*	Rendering/used cooking oil/trap
Turlock, CA	Rendering/used cooking oil
Wahoo, NE	Rendering/used cooking oil
Wichita, KS	Rendering/used cooking oil/trap

Rendering business segment only:
Denver, CO	Edible meat and tallow
Fairfax, MO	Protein blending
Grand Island, NE*	Pet food
Kansas City, KS	Protein blending
Kansas City, MO	Hides
Kendallville, IN	Specialty rendering
Lexington, NE	Rendering
Lynn Center, IL	Protein blending
Omaha, NE	Rendering
Omaha, NE	Protein blending
Omaha, NE	Technical tallow

Restaurant services business segment only:
Alma, GA	Used cooking oil/trap
Calhoun, GA	Used cooking oil/trap
Chicago, IL	Used cooking oil/trap
Cleveland, OH**	Used cooking oil/trap
Ft. Lauderdale, FL	Used cooking oil/trap
Indianapolis, IN	Used cooking oil/trap
No. Las Vegas, NV	Used cooking oil/trap
San Diego, CA*	Trap
Santa Ana, CA*	Trap
Smyrna, GA	Trap
Tampa, FL	Used cooking oil/trap

*	Property is leased. Rent expense for these leased properties was $1.0 million in the aggregate in Fiscal 2009.

**	Property was under lease when acquired on December 31, 2009, but has subsequently been purchased.

The following is a list of Griffin’s operating facilities, in alphabetical order. Unless otherwise noted, all facilities are owned by Griffin.

Location	Description

Processing facilities:
Albertville, AL	Bakery feed
Bastrop, TX	Rendering/used cooking oil
Butler, KY*	Bakery feed
Butler, KY	Biodiesel
Butler, KY	Rendering/used cooking oil
Cincinnati, OH	Hides and skins
Columbus, IN	Rendering/used cooking oil
Doswell, VA	Bakery feed/used cooking oil
Dublin, GA	Rendering/used cooking oil
Ellenwood, GA	Rendering/used cooking oil
Henderson, KY*	Bakery feed
Henderson, KY	Fertilizer
Honey Brook, PA	Bakery feed
Jackson, MS*	Rendering/used cooking oil
Marshville, NC	Bakery feed/used cooking oil
Memphis, TN*	Bakery feed
Newberry, IN	Rendering/used cooking oil
North Baltimore, OH	Bakery feed
Quincy, FL	Hides and skins
Russellville, KY	Rendering/used cooking oil
Starke, FL	Rendering/used cooking oil
Tampa, FL	Rendering/used cooking oil
Union City, TN*	Rendering/used cooking oil
Watts, OK*	Bakery feed/used cooking oil

*	Property is leased.

In addition, Griffin owns or leases 28 transfer stations throughout Alabama, Arkansas, Florida, Georgia, Illinois, Louisiana, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and West Virginia.

Legal proceedings

We are a party to several lawsuits, claims and loss contingencies arising in the ordinary course of our business, including assertions by certain regulatory and governmental agencies related to permitting requirements and air, wastewater and storm water discharges from our processing facilities.

Our workers compensation, auto and general liability policies contain significant deductibles or self-insured retentions. We estimate and accrue our expected ultimate claim costs related to accidents occurring during each fiscal year and carry this accrual as a reserve until these claims are paid by us.

Darling

As a result of the matters discussed below, Darling has established loss reserves for insurance, environmental and litigation matters. At October 2, 2010 and January 2, 2010, the reserves for insurance, environmental and litigation contingencies for Darling reflected on its balance sheet in accrued expenses and other non-current liabilities for which there are no potential insurance recoveries were approximately $15.8 million and $15.6 million, respectively. Darling’s management believes these reserves for contingencies are reasonable and sufficient based upon present governmental regulations and information currently available to management; however, there can be no assurance that final costs related to these matters will not exceed current estimates. Darling believes that the likelihood is remote that any additional liability from these lawsuits and claims that may not be covered by insurance would have a material effect on the financial statements.

Lower Passaic River area

Darling has been named as a third party defendant in a lawsuit pending in the Superior Court of New Jersey, Essex County, styled New Jersey Department of Environmental Protection, The Commissioner of the New Jersey Department of Environmental Protection Agency and the Administrator of the New Jersey Spill Compensation Fund, as Plaintiffs, vs. Occidental Chemical Corporation, Tierra Solutions, Inc., Maxus Energy Corporation, Repsol YPF, S.A., YPF, S.A., YPF Holdings, Inc., and CLH Holdings, as Defendants (Docket No. L-009868-05) (the “Tierra/Maxus Litigation”). In the Tierra/Maxus Litigation, which was filed on December 13, 2005, the plaintiffs seek to recover from the defendants past and future cleanup and removal costs, as well as unspecified economic damages, punitive damages, penalties and a variety of other forms of relief, purportedly arising from the alleged discharges into the Passaic River of a particular type of dioxin and other unspecified hazardous substances. The damages being sought by the plaintiffs from the defendants are likely to be substantial. On February 4, 2009, two of the defendants, Tierra Solutions, Inc. (“Tierra”) and Maxus Energy Corporation (“Maxus”), filed a third party complaint against over 300 entities, including Darling, seeking to recover all or a proportionate share of cleanup and removal costs, damages or other loss or harm, if any, for which Tierra or Maxus may be held liable in the Tierra/Maxus Litigation. Tierra and Maxus allege that Standard Tallow Company, an entity that Darling acquired in 1996, contributed to the discharge of the hazardous substances that are the subject of this case while operating a former plant site located in Newark, New Jersey. Darling is investigating these allegations, has entered into a joint defense agreement with many of the other third-party defendants and intends to defend itself vigorously. Additionally, in December 2009, Darling, along with numerous other entities, received notice from the EPA that Darling (as successor-in-interest to Standard Tallow Company) is considered a potentially responsible party with respect to alleged contamination in the lower Passaic River area which is part of the Diamond Alkali Superfund Site located in Newark, New Jersey. In the letter, EPA requested that Darling join a group of other parties in funding a remedial investigation and feasibility study at the site. As of the date of this Current Report, Darling has not agreed to participate in the funding group. Darling’s ultimate liability for investigatory costs, remedial costs and/or natural resource damages in connection with the lower Passaic River area cannot be determined at this time; however, as of the date of this Current Report, there is nothing that leads us to believe that these matters will have a material effect on our financial position or results of operation.

Griffin

Griffin’s workers compensation, auto and general liability policies contain deductibles or self insured retentions. Griffin estimates and accrues its expected ultimate claim costs related to accidents occurring during each fiscal year and carries this accrual as a reserve until those claims are paid by Griffin. As of September 30, 2010, Griffin had not established any loss reserves for any environmental or litigation matters.

Regulations

We are subject to the rules and regulations of various federal, state and local governmental agencies.

The Food and Drug Administration

The FDA regulates food and feed safety. Effective August 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals (referred to herein as the “BSE Feed Rule”) to prevent further spread of BSE, commonly referred to as “mad cow disease.” With respect to BSE in the U.S., on October 26, 2009, the FDA began enforcing new regulations intended to further reduce the risk of spreading BSE (“Enhanced BSE Rule”). These new regulations included changes to prohibit the use of tallow having more than a certain percentage of impurities in feed for cattle or other ruminant animals, and prohibiting the use of brain and spinal cord material from cattle aged 30 months and older or the carcasses of such cattle, if the brain and spinal cord are not removed, in the feed or food for all animals. Our management believes we are in compliance with the provisions of these rules.

See “Risk Factors—Our business may be affected by the impact of BSE and other food safety issues,” for more information regarding certain FDA rules that affect our business, including changes to the BSE Feed Rule.

The United States Department of Agriculture

The USDA regulates collection and production methods. Within the USDA, two agencies exercise direct regulatory oversight of our activities:

•	APHIS, which certifies facilities and claims made for exported materials; establishes and enforces import requirements for live animals and animal products, and

•	FSIS, which regulates sanitation and food safety programs.

On December 30, 2003, the Secretary of Agriculture announced new beef slaughter/meat processing regulations to assure consumers of the safety of the meat supply. These regulations prohibit non-ambulatory animals from entering the food chain, require removal of specific risk materials at slaughter and prohibit carcasses from cattle tested for BSE from entering the food chain until the animals are shown negative for BSE.

On November 19, 2007, APHIS implemented revised import regulations that allowed Canadian cattle over 30 months of age and born after March 1, 1999 and bovine products derived from such cattle to be imported into the U.S. for any use. Imports of Canadian cattle younger than 30 months of age have been allowed since March 2005. Imports of SRM from Canadian born cattle slaughtered in Canada are not permitted.

Other government agencies

We are subject to the rules and regulations of various other federal, state and local governmental agencies, including:

•	The EPA, which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge.

•	State Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality.

•	The USDOT, as well as local and state agencies, which regulate the operation of our commercial vehicles.

•	The Occupational Safety and Health Administration, the main federal agency charged with the enforcement of safety and health legislation.

•	The Securities and Exchange Commission (“SEC”), which regulates securities and information required in annual and quarterly reports filed by publicly traded companies.

These material rules and regulations and other rules and regulations promulgated by other agencies may influence our operating results at one or more facilities.

Management

The following table provides the name, age and title of each person who is currently expected to be a member of our senior management and our board of directors immediately following the Merger. In addition, Griffin has the right to nominate two directors in connection with the Merger who have not yet been named.

Name	Age	Title

Randall C. Stuewe	48	Chairman of the Board and Chief Executive Officer
Robert A. Griffin	57	President—Griffin Industries
John O. Muse	62	Executive Vice President—Finance and Administration
Neil Katchen	65	Executive Vice President—Chief Operations Officer—Darling International
Martin W. Griffin	51	Executive Vice President—Chief Operations Officer—Griffin Industries
Michael L. Rath	45	Executive Vice President—Commodities and Risk Management
Robert H. Seemann	60	Executive Vice President—Sales and Services
John F. Sterling	46	Executive Vice President—General Counsel and Secretary
O. Thomas Albrecht(2)(3)	64	Director
C. Dean Carlson(1)(2)	72	Director
Marlyn Jorgensen(1)(2)	71	Director
Charles Macaluso(3)	66	Director
John D. March(1)(2)	63	Director
Michael Urbut(1)(3)(4)	62	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

(4)	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Mr. Urbut as an audit committee financial expert.

Randall C. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. as executive vice president and most recently as president of Gilroy Foods. Prior to serving at ConAgra Foods, he spent twelve years in management, sales and trading positions at Cargill, Incorporated. Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. We believe Mr. Stuewe’s 25 plus years of experiences at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

Robert A. Griffin will be appointed as our President—Griffin Industries in connection with the Merger. Prior to the Merger, Mr. Griffin served as President of Griffin since 2006. He has extensive experience in the areas of raw material procurement and plant operations. Mr. Griffin is also actively involved with the National Renderers Association and the Fats and Proteins Research Foundation.

John O. Muse has served as our Executive Vice President—Finance and Administration since February 2000. From October 1997 to February 2000, he served as Vice President and Chief Financial Officer. Prior to that, he was Vice President and General Manager at Consolidated Nutrition, L.C. from 1994 to 1997. He also held the position of Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels Midland Company from 1992 to 1994. From 1971 to 1992, Mr. Muse was Assistant Treasurer and Assistant Secretary at Central Soya Company, Inc.

Neil Katchen has served as our Executive Vice President—Chief Operations Officer—Darling International since January 2010. Mr. Katchen has been an Executive Vice President of Darling since November 2001. From November 2001 to January 2010, he served under the titles of Executive Vice President—Operations and Executive Vice President—Chief Operating Officer, Retail and Service. From October 1997 to November 2001, he served as Vice President of our Eastern Region.

Martin W. Griffin will be appointed as our Executive Vice President—Chief Operations Officer—Griffin Industries in connection with the Merger. Prior to the Merger, Mr. Griffin served as Chief Operating Officer of Griffin since 2006 and has extensive experience in raw material procurement and plant operations. Mr. Griffin is involved in several state associations within the industry as well as the Fats and Proteins Research Foundation and the National Renderers Association.

Michael L. Rath has served as our Executive Vice President—Commodities and Risk Management since June 2009. Prior to that, Mr. Rath spent in excess of twenty years at Archer-Daniels-Midland Company (ADM) during which he held various marketing and management positions, including most recently General Manager of Renewable Industrial Chemicals, with responsibility for the commercialization of ADM’s glycerin/sorbitol to propylene glycol. Prior to that, Mr. Rath was in ADM’s Industrial Oils Group with a main focus on the commercialization of ADM’s global biodiesel platform.

Robert H. Seemann has served as our Executive Vice President—Sales and Services since August 2004. From 2003 to 2004, Mr. Seemann served as Vice President of International and Foodservice of ConAgra Food Ingredients. From 2001 to 2003, Mr. Seemann served as Vice President Sales and Marketing of Gilroy Foods, a division of ConAgra.

John F. Sterling has served as our Executive Vice President—General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Pillowtex Corporation filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on July 30, 2003.

O. Thomas Albrecht was employed by McDonald’s Corporation from 1977 until his retirement in March 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald’s Corporation. Since March 1, 2007, Mr. Albrecht has served as President of R&J Construction Supply, Inc. Mr. Albrecht has served as a director of our company since May 2002. Mr. Albrecht brings an array of talents and experiences from his long tenure at McDonald’s Corporation, a world leader in the food service industry. A proven senior executive, Mr. Albrecht provides a wealth of experience, both domestic and internationally, in areas such as supply and vendor management and strategic planning and implementation. Mr. Albrecht serves as Chairman of our compensation committee and brings a thorough understanding of compensation systems necessary to retain and attract talent.

C. Dean Carlson served as chairman of NBP from January 1990 until May 2006. He also served as NBP’s President and Chief Executive Officer from January 1990 until January 2001. He served in several other positions at NBP from 1964 through 1989. Mr. Carlson has served as a director of our company since May 2006. Mr. Carlson brings substantial rendering industry experience derived from his successful tenure at NBP. Mr. Carlson led the leveraged buyout and take private transaction of NBP prior to facilitating the sale to Darling in 2006.

Marlyn Jorgensen served as a director of NBP from 1990 until May 2006. Since 1974, Mr. Jorgensen has been a member of the American Soybean Association and served as its president in 1990. He is also a member of the Iowa Farm Bureau and Iowa Producers Cooperative, in each of which he has held numerous positions. Mr. Jorgensen has served as a director of our company since May 2006. Mr. Jorgenson brings to Darling’s Board a wealth of agriculture production knowledge with special emphasis on livestock production which is critical to Darling’s core business. In addition he has significant board experience having served on many public, private and not for profit boards and commissions. Mr. Jorgensen also has a particular knowledge in the area of agriculture and public policy with special emphasis at the federal level where he has helped secure passage of several pieces of national legislation.

Charles Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts since 1998. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: Global Crossing Ltd. (NASDAQ: GLBC), where he serves on the audit committee; Lazy Days RV SuperCenters, Inc., where he serves on the audit and compensation committees; GEO Specialty Chemicals, where he serves as the chairman of the board; Global Power Equipment Group Inc., where he serves as chairman of the board; Wellman Inc., where he serves as chairman of the board; and Pilgrim’s Pride Corporation (NYSE: PPC), where he serves on the audit committee. Mr. Macaluso has served as a director of our company since May 2002. Mr. Macaluso brings substantial experience from both private equity and public company exposure. His extensive experience serving on the boards of directors of numerous public companies brings to our Board valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

John D. March was employed by Cargill, Incorporated from 1971 until his retirement in December 2007, where he held a variety of managerial positions throughout his career. Most recently, from January 2000 until December 2007, Mr. March served as Corporate Vice President Platform Leader—Cargill Grain and Oilseed Supply Chain; Cargill Food Ingredients—North America. Mr. March currently serves as a director of BioFuel Energy Corp. Mr. March has served as a director of our company since March 2008. Through his long tenure at Cargill, Incorporated, a world leading producer and marketer of food, agricultural, financial and industrial products and services, Mr. March brings our Board tenured executive experience in global agriculture, food ingredients, biofuels and fats and oils.

Michael Urbut served as a director of FSB Global Holdings, Inc. or its predecessor Fresh Start Bakeries, Inc. from 1999 until 2010, during which time he served as chair of its audit committee. Previous to 1999, Mr. Urbut worked in various management capacities at several foodservice-related companies. Mr. Urbut has served as a director of our company since May 2005. Mr. Urbut brings extensive experience as an executive in the foodservice and rendering industries. In addition, Mr. Urbut has spent a significant portion of his professional career as a financial executive. Mr. Urbut’s financial certification and education along with his current and past experiences as a Chief Financial Officer qualify him to be the Chairman of our audit committee and to serve as its financial expert.

Certain relationships and related party transactions

Griffin

Griffin leases certain fleet equipment (primarily trucks, trailers, autos and raw material collection equipment) from its shareholders under short-term operating leases. Upon expiration, the lease term may be renewed by Griffin. Total aggregate annual rentals on these leases were approximately $11.2 million and $9.6 million in Fiscal 2009 and Fiscal 2008, respectively. The future minimum rental payment required under these operating leases is approximately $9.8 million for Fiscal 2010. While there is no purchase obligation, these leases will terminate and the fleet equipment will be acquired by Griffin prior to the Merger for approximately $27.8 million.

In addition, Griffin leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom, an entity owned by certain stockholders of Griffin, including individuals who may become directors, executives or assume management roles with us in the future. Prior to the closing of the Merger, Griffin will enter into new leases with Martom with respect to each of the four properties described above, other than a portion of the Jackson property, which will be transferred to Griffin instead of leased. The lease term for each of the Butler properties and the Jackson property will be thirty years, and Griffin will have the right to renew such leases for two additional terms of ten years each. The annual rental payment for each of the Butler properties will be $30,000 for the first five years of the lease term and increased by the increase in the consumer price index every five years thereafter. The annual rental payment for the Jackson property will be $221,715 for the first five years of the lease term and increased by the increase in the consumer price index every five years thereafter. The lease term for the Henderson property will be ten years, and Griffin will have the right to renew such lease for four additional terms of five years each. The annual rental payment for the Henderson property will be $60,000 for the first five years of the lease term and increased by the increase in the consumer price index every five years thereafter. Under the terms of each lease, Griffin will have a right of first offer and right of first refusal for each of the properties.

For a description of other Griffin related party transactions, see note “L” to Griffin’s audited consolidated financial statements.

Material transactions between Darling and Griffin

Other than the Merger Agreement, the Rollover Agreement and the transactions contemplated thereby, there are no material arrangements between Darling and Griffin.

Description of indebtedness

The following descriptions are only summaries of the material provisions of the existing credit agreement, the Griffin Loan Agreement, and the expected material provisions of the Senior Secured Facilities, the Senior Unsecured Notes and the Bridge Facility (each as defined below), and does not purport to be complete. The terms and provisions of the proposed Senior Secured Facilities, the Senior Unsecured Notes and Bridge Facility are subject to change prior to the completion of the definitive documentation.

Description of Darling indebtedness

Current Darling credit facilities

Darling currently has a $175.0 million credit agreement (as amended, restated, amended and restated, supplemented or otherwise modified, the “existing credit agreement”) that became effective April 7, 2006. The existing credit agreement provides for a total of $175.0 million in financing facilities, consisting of a $50.0 million term loan facility and a $125.0 million revolving credit facility, which includes a $35.0 million letter of credit sub-facility. The $50.0 million term loan facility has a term that matures on April 7, 2012 and $125.0 million revolving credit facility has a term that matures on April 7, 2013.

As of October 2, 2010, Darling has borrowed $28.8 million under the term loan facility and has no outstanding borrowings under the revolving credit facility. However, as of October 2, 2010, there are letters of credit outstanding in an aggregate amount of $16.1 million. All amounts outstanding under the existing credit agreement will be repaid in full and the existing credit agreement will be terminated in connection with the completion of the Merger.

Description of Griffin indebtedness

Griffin is a party to that certain Amended and Restated Loan Agreement, dated as of December 31, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified, the "Griffin Loan Agreement"), by and between Griffin, as borrower, and PNC Bank, National Association, as lender ("PNC"), which has a revolving line of credit that is evidenced by that certain Fourth Amended and Restated Committed Line of Credit Note, dated March 19, 2009 (as amended, restated, amended and restated, supplemented or otherwise modified, the "Note"), in the principal amount of $40.0 million, by and between Griffin, as maker, and PNC, as payee.

Currently, there are no outstanding borrowings under the Griffin Loan Agreement. However, as of September 30, 2010, there are letters of credit outstanding in an aggregate amount of $7.9 million. The Griffin Loan Agreement matures on March 31, 2011. In connection with the closing of the Merger, the Griffin Loan Agreement will be terminated.

Credit facilities entered into in connection with the Merger

Senior Secured Facilities

In connection with the Merger, Darling intends to enter into senior secured credit facilities (the “Senior Secured Facilities”) in an aggregate amount of $625 million comprised of (i) a $300 million term loan facility and (ii) a $325 million revolving credit facility ($65 million of which will be available for a letter of credit sub-facility and $15 million of which will be available for a swingline sub-facility).

JPMorgan Chase Bank, N.A. will serve as the administrative agent for the Senior Secured Facilities.

The Senior Secured Facilities will mature as follows: (a) the term loan facility will amortize in equal quarterly installments of 0.25% of the original principal amount of the term loan facility, with the balance due on the date that is six years following the proposed closing date; and (b) the revolving credit facility will mature on the date that is five years following the proposed closing date.

The Senior Secured Facilities will bear interest at a rate per annum equal to: (a) for term loans, either (i) the base rate (which shall at no time be less than 2.50%) plus 3.00% or (ii) the LIBOR rate (which shall at no time be less than 1.50%) plus 4.00%; and (b) for revolving loans (which includes letters of credit and swingline loans), either (i) the base rate plus 2.25%, subject to certain leverage based step-ups and step-downs or (ii) the LIBOR rate plus 3.25%, subject to certain leverage based step-ups and step-downs. A commitment fee of 50 basis points (subject to certain leverage based step-downs) will be charged on a quarterly basis with respect to any unused portions of the revolving credit facility. A fronting fee will be charged on the date of issuance with respect to commercial letters of credit issued under the Senior Secured Facilities and on a quarterly basis with respect to standby letters of credit issued under the Senior Secured Facilities. During the continuance of any payment default, the interest rate applicable to such overdue amounts under the Senior Secured Facilities will increase by 2.00% per annum.

We will pay to the arrangers under the Senior Secured Facilities customary underwriting and commitment fees. We will also pay, on a quarterly basis, an annual administrative agent fee for the Senior Secured Facilities.

The Senior Secured Facilities will be secured by a first-priority lien on substantially all of our assets and the assets of our domestic subsidiaries, (including, after the Merger, Griffin and its domestic subsidiaries) subject to certain carveouts and exceptions. Our domestic subsidiaries will also guarantee the obligations under the Senior Secured Facilities, subject to certain carveouts and exceptions.

The Senior Secured Facilities may be prepaid at any time without premium or penalty (other than compensation for any breakage costs associated with prepayments of LIBOR rate loans). The Senior Secured Facilities must be prepaid under certain events, which shall include (a) receipt of net cash proceeds from any non-ordinary course sale or other disposition of assets, (b) receipt of net cash proceeds from any issuances or incurrences of debt by Darling or its subsidiaries, and (c) receipt of excess cash flow, in each case, subject to certain exceptions, thresholds and reinvestment rights.

The Senior Secured Facilities will also contain (a) certain affirmative covenants that impose certain reporting and/or performance obligations on Darling and its subsidiaries, (b) certain negative covenants that generally prohibit, subject to various exceptions and carveouts, Darling and its subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends and disposing of assets, (c) financial covenants such as a maximum total leverage ratio and a minimum fixed charged coverage ratio, and (d) customary events of default for financings of this type.

Senior Unsecured Notes

In connection with the Merger, Darling International intends to issue $250 million of senior unsecured notes (the “Senior Unsecured Notes”). The Senior Unsecured Notes will be our general unsecured, senior obligations.

The Senior Unsecured Notes (i) will rank equally in right of payment to any of our existing and future senior indebtedness, without giving effect to collateral arrangements, (ii) will be effectively junior to our, and our subsidiaries’, existing and future secured debt, including debt under the Senior Secured Facilities, to the extent of the value of the assets securing such debt, (iii) will be guaranteed on a senior basis by all of our existing and future restricted subsidiaries, other than our foreign subsidiaries, and (iv) will be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the Senior Unsecured Notes. The Senior Unsecured Notes are expected to mature eight years following their issuance.

Bridge Facility

To the extent the aggregate cash proceeds provided by the issuance of the Senior Unsecured Notes is less than $250 million, Darling will obtain at least $250 million, less the amount of the proceeds provided by the issuance of the Senior Unsecured Notes, in loans under a senior unsecured bridge facility (the “Bridge Facility”).

The Bridge Facility will mature (a) initially on the date that is one year following the closing date and (b) if not repaid in full prior to the one year anniversary thereof, on the date that is eight years following the closing date.

The Bridge Facility will bear interest initially at the LIBOR rate (which shall at no time be less than 1.75%) plus 7.00% and may be increased thereafter subject to certain conditions and caps. During the continuance of any payment default, the interest rate applicable to the Bridge Facility will increase by 2.00% per annum.

We will pay to the arrangers under the Bridge Facility customary underwriting and commitment fees. We will also pay, on a quarterly basis, an annual administrative agent fee for the bridge facility in an amount to be agreed.

The Bridge Facility may be prepaid at any time without premium or penalty. The Bridge Facility must be prepaid under certain events, which shall include (a) receipt of net cash proceeds from any non-ordinary course sale or other disposition of assets, (b) receipt of net cash proceeds from any issuances of Senior Unsecured Notes and any other indebtedness, and (c) receipt of net cash proceeds from any issuance of equity, in each case, subject to certain exceptions and reinvestment rights. The Bridge Facility must also be prepaid upon a change of control.

The Bridge Facility will also contain (a) certain affirmative covenants that impose certain reporting and/or performance obligations on Darling and its subsidiaries, (b) certain negative covenants that generally prohibit, subject to various exceptions and carveouts, Darling and its subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends and disposing of assets, and (c) customary events of default for financings of this type.

Item 8.01	Other Events

On November 29, 2010, Darling International issued a press release announcing that it intends, subject to market conditions, to offer $250 million in aggregate principal amount of its senior notes due 2018 (the “2018 Notes”) in a private offering. The 2018 Notes will be offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. Persons under Regulation S under the Securities Act of 1933, as amended.

Darling International intends to use the net proceeds of the notes offering to finance in part the cash portion of the purchase price to be paid in connection with the Merger.

A copy of the press release announcing the notes offering is filed as Exhibit 99.5.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

1.	The audited consolidated balance sheets of Griffin as of December 31, 2009 and December 31, 2008, and the consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, and the notes related thereto, are filed as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

2.	The consolidated balance sheets of Griffin as of September 30, 2010 (unaudited) and December 31, 2009, and the unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 2010 and September 30, 2009, and the notes related thereto, are filed as Exhibit 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet of Darling and Griffin as of October 2, 2010, and the unaudited pro forma condensed combined statements of operations of Darling and Griffin for the fiscal year ended January 2, 2010, and for the nine months ended October 2, 2010 and October 3, 2009, and the notes related thereto, are filed as Exhibit 99.3 to this Current Report on Form 8-K and are incorporated herein by reference.

(d)	Exhibits.

Exhibit Number		Description of Exhibits

99.1	*	The audited consolidated balance sheets of Griffin as of December 31, 2009 and December 31, 2008, and the consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, and the notes related thereto.

99.2	*	The consolidated balance sheets of Griffin as of September 30, 2010 (unaudited) and December 31, 2009, and the unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 2010 and September 30, 2009, and the notes related thereto.

99.3	*	The unaudited pro forma condensed combined balance sheet of Darling and Griffin as of October 2, 2010, and the unaudited pro forma condensed combined statements of operations of Darling and Griffin for the fiscal year ended January 2, 2010, and for the nine months ended October 2, 2010 and October 3, 2009, and the notes related thereto.

99.4	*	Consent of Grant Thornton LLP, Independent Certified Public Accountants for Griffin.

99.5	*	Press Release dated November 29, 2010.

*	Filed herewith

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARLING INTERNATIONAL INC.

Date: November 29, 2010	By:	/S/ JOHN F. STERLING
John F. Sterling
Executive Vice President and General Counsel

Exhibit List

Exhibit Number	Description of Exhibits

99.1	The audited consolidated balance sheets of Griffin as of December 31, 2009 and December 31, 2008, and the consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, and the notes related thereto.

99.2	The consolidated balance sheets of Griffin as of September 30, 2010 (unaudited) and December 31, 2009, and the unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 2010 and September 30, 2009, and the notes related thereto.

99.3	The unaudited pro forma condensed combined balance sheet of Darling and Griffin as of October 2, 2010, and the unaudited pro forma condensed combined statements of operations of Darling and Griffin for the fiscal year ended January 2, 2010, and for the nine months ended October 2, 2010 and October 3, 2009, and the notes related thereto.

99.4	Consent of Grant Thornton LLP, Independent Certified Public Accountants for Griffin.

99.5	Press Release dated November 29, 2010.